Exhibit 4.5

EXECUTION VERSION

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

This THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Third Amendment”) dated as of January 27, 2026, is among WhiteHawk Income Corporation, a Delaware corporation (the “Issuer”), U.S. Bank Trust Company, National Association, as agent (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”) and collateral agent for the Holders and the Secured Hedge Providers (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent” and together with the Agent, the “Agents”) and the Holders party hereto.

RECITALS

A. WHEREAS, the Issuer, the Agent, the Collateral Agent, the Holders and the other parties party thereto are parties to that certain Note Purchase Agreement, dated as of September 17, 2024 (as amended by that certain First Amendment to Note Purchase Agreement, dated as of March 31, 2025, as further amended by that certain Second Amendment to Note Purchase Agreement, dated as of June 23, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Note Purchase Agreement” and as amended by this Third Amendment, the “Note Purchase Agreement”), pursuant to which the Holders purchased Notes from the Issuer;

B. WHEREAS, the Issuer has formed the following Subsidiaries for the purpose of effectuating a like kind exchange program under Section 1031 of the Internal Revenue Code with respect to certain acquired mineral interests (the “Corporate Structuring Transactions”): WhiteHawk Income OP GP LLC, a Delaware limited liability company (“WHI GP”), WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership (“WHI OP”), WhiteHawk DST Depositor LLC, a Delaware limited liability company (“WH Depositor”; collectively with WHI GP and WHI OP, the “New Guarantors” and each, individually, a “New Guarantor”), WhiteHawk DST Master Tenant LLC (“WH Master Tenant”), a Delaware limited liability company, and WhiteHawk Royalties I DST (“WH DST”), a Delaware Statutory Trust; and

C. WHEREAS, it is anticipated that any of WHI OP, WH Depositor, WH DST will acquire mineral interests and sell or dispose of such mineral interests to WH DST;

D. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term which is defined in the Note Purchase Agreement, but which is not defined in this Third Amendment, shall have the meaning ascribed such term in the Note Purchase Agreement. Unless otherwise indicated, all section references in this Third Amendment refer to sections of the Note Purchase Agreement.

Section 2. Amendments to Existing Note Purchase Agreement.

2.1 Effective as of the Third Amendment Effective Date (as defined below), the Existing Note Purchase Agreement is hereby amended to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and (ii) add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case, as set forth in the pages of the Note Purchase Agreement attached as Exhibit A hereto.

Section 3. Conditions Precedent. This Third Amendment shall be deemed effective on the date (such date, the “Third Amendment Effective Date”) when each of the following conditions is satisfied (or waived in accordance with Section 11.06 of the Note Purchase Agreement):

3.1 The Agents (or their counsel) shall have received (for prompt delivery to each of the Holders) from the Issuer and each Holder a counterpart of this Third Amendment and each other Note Document required to be executed on the Third Amendment Effective Date signed on behalf of such party.

3.2 The Agent and the Holders shall have received a certificate from a Financial Officer of the Issuer dated as of the Third Amendment Effective Date certifying (i) that attached thereto is (A) a true and correct fully-executed copy of (I) the Amended and Restated Trust Agreement of WhiteHawk Royalties I DST, a Delaware Statutory Trust, dated as of January 27, 2026, by and among WhiteHawk DST Depositor LLC, as the depositor, WhiteHawk DST Manager LLC, as the Manager and signatory trustee, and Corporate Creations Network Inc., as the Delaware trustee (including all amendments, exhibits and schedules thereto), (II) the Master Lease, dated as of January 27, 2026, by and between WH Master Tenant, as lessee, and WH DST, as lessor (including all amendments, exhibits and schedules thereto) and (III) the Nominee Agreement, dated as of January 27, 2026, by and between WH Master Tenant and WH DST (including all amendments, exhibits and schedules thereto), with respect to clauses (I) through (III) above which shall be in form and substance reasonably satisfactory to the Holders and (B) a true and correct organizational chart of the Issuer and its Subsidiaries (ii) the Corporate Structuring Transactions have been consummated in their entirety.

3.3 The Agents and the Holders shall have received executed copies of the favorable written opinion of Weil Gotshal & Manges LLP, counsel for the Issuer and the Note Parties, dated the Third Amendment Effective Date, and in form and substance reasonably satisfactory to the Agents and the Holders. The Issuer and Note Parties hereby instruct such counsel to deliver such legal opinion.

3.4 The Holders shall have received (a) sufficient copies of each Organizational Document of the Issuer, and of each other Note Party, certified as of a recent date by the appropriate Governmental Authority, for each Holder, each dated the Third Amendment Effective Date or a recent date prior thereto; (b) signature and incumbency certificates of the officers of the Issuer and of each other Note Party executing the Note Documents; (c) resolutions of the Board of Directors, the manager(s) or member(s) or similar Governing Body of the Issuer and of each other Note Party approving and authorizing the execution, delivery and performance of this Third Amendment, the other Note Documents to which it is a party, certified as of the Third Amendment Effective Date by a Responsible Officer as being in full force and effect without modification or amendment; and (d) a good standing certificate for the Issuer and each other Note Party from the applicable Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which such Person is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Third Amendment Effective Date; provided that in lieu of the documents contemplated by the preceding clauses (a) and (b), a Responsible Officer for the relevant Note Party may certify that there have been no changes to such documents since the Second Amendment Effective Date to the extent delivered on the Second Amendment Effective Date.

3.5 Each of the Issuer, each other Note Party and their Subsidiaries shall have obtained all authorizations, consents and permits from any Governmental Authority and all consents of other Persons, in each case that are necessary or reasonably deemed by the Holders to be advisable in connection with the transactions contemplated herein, including without limitation, the Corporate Structuring Transactions and the entry into and performance of the agreements set forth in Section 3.2(i)(A)(I) through (III) (the “Transactions”) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Holders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

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3.6 The Agent shall have received, at least one (1) Business Days prior to the Third Amendment Effective Date, (a) all documentation and other information required by regulatory authorities with respect to the Note Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (b) if a Note Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Note Party.

3.7 In order to create in favor of the Collateral Agent, for the benefit of the Holders a valid, perfected first priority security interest in all personal property Collateral of the Note Parties, including without limitation, each New Guarantor, the Agents shall have received (a) a duly executed Guaranty Agreement and an Assumption Agreement to the Pledge and Security Agreement from each New Guarantor, (b) evidence reasonably satisfactory to the Agents and the Holders of the compliance by each Note Party with its respective obligations under the Collateral Documents to which it is party (including its obligation to deliver UCC financing statements, originals of securities, instruments and chattel paper), (c) the results of a recent search of all effective UCC financing statements made with respect to any personal or mixed property of the Issuer and each Note Party in the applicable jurisdictions, together with copies of all such filings disclosed by such search that will not be terminated on the Third Amendment Effective Date and (d) UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements disclosed in such search that do not constitute Liens permitted under Section 7.03 of the Note Purchase Agreement or Excepted Liens;

provided, that, to the extent any security interest in any Collateral of any New Guarantor cannot be provided and/or perfected on the Third Amendment Effective Date (other than the pledge and perfection of the security interests in other assets pursuant to which a Lien may be perfected by the filing of a UCC financing statement) after the Issuer’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the Third Amendment Effective Date, but instead shall be required to be delivered and/or perfected after the Third Amendment Effective Date within thirty (30) days thereof (or such longer period as may be agreed by the Requisite Holders in their sole discretion).

3.8 All fees and expenses required to be paid pursuant to (a) that certain Agency Fee Letter and (b) Section 11.02 of the Note Purchase Agreement and invoiced at least three (3) Business Days before the Third Amendment Effective Date (or such shorter period as may be agreed by the Issuer) shall have been paid in full in cash.

3.9 On the Third Amendment Effective Date after giving effect to the Transactions, (a) no Default or Event of Default shall have occurred and be continuing, and (b) all representations and warranties made by the Note Parties contained herein or in the other Note Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Third Amendment Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

3.10 No event or circumstance shall have occurred or be continuing since the Closing Date that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.11 On the Third Amendment Effective Date, the Holders shall have received a Solvency Certificate from a Financial Officer substantially in the form of Exhibit E of the Note Purchase Agreement.

3.12 The Issuer shall have delivered to the Agents and the Holders a certificate of a Financial Officer of the Issuer certifying as to matters set forth in Sections 3.8 and 3.9.

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The Agent (at the direction of the Requisite Holders) shall notify the Issuer of the Third Amendment Effective Date, and such notice shall be conclusive and binding.

For purposes of determining compliance with the conditions specified in this Section 3, each Holder that has signed this Third Amendment shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Holder, unless the Agent shall have received written notice from such Holder prior to the Third Amendment Effective Date specifying its objection thereto.

Section 4. Conditions Subsequent. Within 30 days after any change in legal name, organizational form, organizational identification number, or jurisdiction of organization of any Guarantor (including any New Guarantor), whether by conversion, reorganization or otherwise, the Issuer shall (a) file or cause to be filed all UCC financing statements (UCC-1), amendments (UCC-3) and other instruments in the applicable filing offices (including any new jurisdiction of organization) and (b) take such other actions as are necessary or reasonably requested by the Collateral Agent to continue, maintain and evidence the perfection and priority of the Collateral Agent’s security interest in such Guarantor, and shall deliver to the Collateral Agent copies of such filings; provided that, in any event, all such actions shall be completed within the time periods required by the UCC to avoid any lapse in perfection.

Section 5. Miscellaneous.

5.1 Confirmation. The provisions of the Existing Note Purchase Agreement, as amended by this Third Amendment, shall remain in full force and effect following the Third Amendment Effective Date.

5.2 Ratification and Affirmation; Representations and Warranties. The Issuer hereby (a) acknowledges the terms of this Third Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Note Document to which it is a party and agrees that each Note Document to which it is a party remains in full force and effect as expressly amended hereby; (c) agrees that from and after the Third Amendment Effective Date each reference to the Note Purchase Agreement (including in the other Note Documents) shall be deemed to be a reference to the Existing Note Purchase Agreement, as amended by this Third Amendment; and (d) represents and warrants to the Holders and the Agents that as of the date hereof after giving effect to this Third Amendment: (i) all of the representations and warranties contained in each Note Document to which it is a party are true and correct in all material respects with the same effect as though such representations and warranties had been made on the Third Amendment Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates) and (ii) no Default or Event of Default has occurred and is continuing.

5.3 No Novation. This Third Amendment does not extinguish the obligations for the payment of money outstanding under the Existing Note Purchase Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Note Purchase Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Third Amendment shall be construed as a release or other discharge of the Note Parties from any of their obligations or liabilities under the Note Purchase Agreement or any of the other Note Documents. The Issuer hereby confirms and agrees that each Note Document to which it or its predecessor in interest is a party or to which it is a successor by operation of law is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Third Amendment Effective Date, all references in any such Note Document to “the Note Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Note Purchase Agreement shall mean the Note Purchase Agreement as amended by this Third Amendment.

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5.4 Counterparts. This Third Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Third Amendment by signing any such counterpart. Delivery of an executed counterpart of this Third Amendment by fax or other electronic transmission (e.g., .pdf) shall be effective as delivery of a manually executed counterpart of this Third Amendment.

5.5 Integration. This Third Amendment, the Note Purchase Agreement and the other Note Documents represent the final agreement between the parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Issuer, the Grantors, the Guarantors, either Agent nor any Holder relative to the subject matter hereof not expressly set forth or referred to herein or in the other Note Documents.

5.6 GOVERNING LAW. THIS THIRD AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.7 Payment of Expenses. Section 11.02 of the Note Purchase Agreement is hereby incorporated by reference, mutatis mutandis.

5.8 Severability. In case any provision in or obligation hereunder or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

5.9 Successors and Assigns. Section 11.07(a) of the Note Purchase Agreement is hereby incorporated by reference, mutatis mutandis.

5.10 Note Document. This Third Amendment is a “Note Document” as defined and described in the Note Purchase Agreement, and all of the terms and provisions of the Note Purchase Agreement relating to Note Documents shall apply hereto.

5.11 Direction to the Agents. Pursuant to Sections 10.03 and 11.06 of the Existing Note Purchase Agreement, the undersigned Holders, which constitute all Holders under the Existing Note Purchase Agreement, by their signatures hereto hereby consent to this Third Amendment and authorize and direct the Agents to execute and deliver this Third Amendment and to perform their duties hereunder, including authorizing the filing of any UCC financing statements prepared by the Issuer or any Guarantor pursuant to Section 4 of this Third Amendment (this “Direction”). In entering into this Third Amendment, and in taking (or refraining from) any actions under or pursuant to this Amendment, the Agents shall be protected by and shall enjoy all of the rights, immunities, privileges, protections and indemnities granted to it under the Note Purchase Agreement. Each of the undersigned Holders hereby certify that (i) it has the full power and authority to provide this Direction, (ii) this Direction has been duly executed and delivered by such Holder and this Direction constitutes a legal, valid and binding obligation of such Holder, enforceable against the undersigned in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Agents shall be entitled to rely on this Direction.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed effective as of the Third Amendment Effective Date.

WHITEHAWK INCOME CORPORATION

By:	/s/ Jeffrey Slotterback
Name:	Jeffrey Slotterback
Title:	Chief Financial Officer and Secretary

[Third Amendment Signature Page]

AGENT:		U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Agent

	By:	/s/ James A. Hanley
	Name:	James A. Hanley
	Title:	Senior Vice President

[Third Amendment Signature Page]

COLLATERAL AGENT:	U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION, as Collateral Agent

	By:	/s/ Laurel Casasanta
	Name:	Laurel Casasanta
	Title:	Vice President

[Third Amendment Signature Page]

EIG CUMBERLAND PARTNERS, L.P., as a Second Amendment Incremental Note Holder

By: EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Managing Director

By:	/s/ Kamyar Daneshvar
Name:	Kamyar Daneshvar
Title:	Associate General Counsel

ART ELECTRO, S.C.SP., as a Holder and a Second Amendment Incremental Note Holder

By: ART Electro GP S.à r.l., its general partner

By:	/s/ Jean-Yves Corneau
Name:	Jean-Yves Corneau
Title:	Manager

By:	/s/ Richard Long
Name:	Richard Long
Title:	Manager

EIG UPSTREAM PARTNERS, L.P., as a Holder

By: EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Managing Director

By:	/s/ Kamyar Daneshvar
Name:	Kamyar Daneshvar
Title:	Associate General Counsel

[Third Amendment Signature Page]

PACIFIC INDEMNITY COMPANY, as a Holder and a Second Amendment Incremental Note Holder

By: EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Managing Director

By:	/s/ Kamyar Daneshvar
Name:	Kamyar Daneshvar
Title:	Associate General Counsel

CARDINAL ENERGY LP, as a Holder and a Second Amendment Incremental Note Holder

By: EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Managing Director

By:	/s/ Kamyar Daneshvar
Name:	Kamyar Daneshvar
Title:	Associate General Counsel

EIG RIVER ENERGY PARTNERS L.P., as a Holder

By: EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Managing Director

By:	/s/ Kamyar Daneshvar
Name:	Kamyar Daneshvar
Title:	Associate General Counsel

[Third Amendment Signature Page]

EIG BANDELIER PARTNERS, L.P., as a Holder

By: EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Managing Director

By:	/s/ Kamyar Daneshvar
Name:	Kamyar Daneshvar
Title:	Associate General Counsel

[Third Amendment Signature Page]

Exhibit A

[Attached.]

Execution Version

WHITEHAWK INCOME CORPORATION

SENIOR SECURED FIRST LIEN NOTES DUE 2030

$251,000,000 NOTE PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 17, 2024

APPENDICES:	A	Commitments
	B	Notice Addresses
	C	Free Cash Flow Distributions and Prepayments
	D	Free Cash Flow Distributions and Prepayments Spreadsheet

SCHEDULES:	1.02(a)	Guarantors
	1.02(b)	Material Contracts
	4.13	Subsidiaries
	4.18	Swap Agreements
	7.04	Permitted Restricted Payments
	7.05	Existing Investments
	11.18	Compliance Personnel

EXHIBITS:	A	Form of Note Purchase Notice
	B-1	Form of Note
	B-2	Form of Incremental Note
	C	Form of Closing Date Certificate
	D	Form of Compliance Certificate
	E	Form of Solvency Certificate
	F	Form of Guaranty Agreement
	G	Form of Pledge and Security Agreement
	H	Form of Assignment Agreement
	I-1-4	Form of U.S. Tax Compliance Certificate
	J	Form of Reserve Report Certificate
	K	Form of Free Cash Flow Utilization Certificate
	L	Form of Mortgage

WHITEHAWK INCOME CORPORATION

This NOTE PURCHASE AGREEMENT, dated as of September 17, 2024 (together with any amendments, restatements, amendments and restatements, supplements or other modifications hereto, the “Agreement”), is entered into by and among WHITEHAWK INCOME CORPORATION, a Delaware corporation (the “Issuer”);

•	Pacific Indemnity Company, as a Holder;

•	EIG River Energy Partners, L.P., as a Holder;

•	EIG Upstream Partners, L.P., as Holder;

•	EIG Bandelier Partners, L.P., as a Holder;

•	Cardinal Energy LP, as a Holder

•	ART Electro, S.C.SP., as a Holder;

•	EIG Cumberland Partners, L.P., as a Holder; and

•	U.S. Bank Trust Company, National Association, as agent (in such capacity, the “Agent”) and collateral agent for the Holders and the Secured Hedge Providers (in such capacity, the “Collateral Agent”).

W I T N E S E T H:

In consideration of the mutual covenants and agreements contained herein and the Notes to be purchased by Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% (or if such day is not a Business Day, the immediately preceding Business Day) and (c) if available, the Adjusted Term SOFR Rate as determined two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 12:00 p.m., New York time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. For the avoidance of doubt, if the ABR shall be less than 3.75%, such rate shall be deemed to be 3.75% for purposes of this Agreement. In the event the Agent on any interest determination date is required, but unable, to determine a benchmark rate in accordance with at least of the procedures described above, ABR will be the Adjusted Term SOFR Rate as determined on the previous interest determination date.

“ABR Note” means Notes the rate of interest applicable to which is based upon the ABR. For the avoidance of doubt, Notes shall constitute ABR Notes only as set forth in Section 2.15(a) or as otherwise expressly set forth herein.

“Accepting Holder” as defined in Section 2.09(g).

“Acquired Assets” means the Assets acquired pursuant to the Specified Acquisition Agreement.

“Acquired Assets Reserve Report” means that certain reserve report prepared by Encore Analytics, LLC in respect of the Acquired Assets of the Issuer, with an as of date of August 1, 2024.

“Acquired PHX Assets” means the rights, properties and assets of the Surviving Corporation (as defined in the Specified PHX Merger Agreement) and its subsidiaries acquired pursuant to the Specified PHX Merger Agreement.

“Acquired SJM Assets” means the Assets (as defined in the Specified SJM Acquisition Agreement) acquired pursuant to the Specified SJM Acquisition Agreement.

“Adjusted Cash Flow from Operating Activities”means, for any period, (a) Cash Flow from Operating Activities minus (b) to the extent included in Cash Flow From Operating Activities, any extraordinary, unusual or non-recurring cash flow of the Issuer and its Restricted Subsidiaries for such period, including without limitation, any cash proceeds from the unwinding, termination, or monetization of Swap Agreements, Asset Sales, insurance proceeds or indemnity payments.

“Administrative Services Agreement” means that certain Administrative Services Agreement, dated as of March 1, 2022, between, the Issuer and WhiteHawk Management, LLC.

“Adjusted Term SOFR Rate” means an interest rate per annum equal to the Term SOFR Rate; provided that if the Adjusted Term SOFR Rate as so determined would be less than 2.75%, such rate shall be deemed to be 2.75% for the purposes of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that any Person that directly owns or holds twenty percent (20%) or more of any class of Equity Interests with voting power in such specified Person shall be deemed to be an Affiliate.

“Affiliated Investor” means any Person to the extent it owns or holds, directly or indirectly, or its Affiliate (other than the Issuer or any of its Subsidiaries) owns or holds, directly or indirectly, any Equity Interests of the Issuer or any of its Subsidiaries.

“Agent” as defined in the preamble hereto. “Agents” means the Agent and the Collateral Agent.

“Agent Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Issuer and the Agent.

“Agent’s Account” means an account designated by Agent from time to time as the account into which Note Parties shall make all payments to Agent for the benefit of the Agent and the Holders under this Agreement and the other Note Documents.

“Agent’s Office” means the “Agent’s Office” as set forth on Appendix B or such other office as Agent may from time to time designate in writing to the Issuer and each Holder.

“Aggregate Amounts Due” as defined in Section 2.12.

“Agreement” as defined in the preamble.

“Alternate Offer” as defined in Section 2.09(h)(iii).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Issuer or any of its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Appalachia Gas” means the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves of gas located within the States of Pennsylvania, Ohio and West Virginia.

“Applicable Margin” means, (a) prior to the Second Amendment Pre-Fund Date: (i) with respect to any Note (other than an ABR Note), a rate per annum equal to the Adjusted Term SOFR Rate plus 6.25% and (ii) with respect to any ABR Note, a rate per annum equal to ABR plus 5.25% and (b) on and after the Second Amendment Pre-Fund Date: (i) with respect to any Note (other than an ABR Note), a rate per annum equal to the Adjusted Term SOFR Rate plus 6.50% and (ii) with respect to any ABR Note, a rate per annum equal to ABR plus 5.50%.

“Applicable Office” means the office through which a Holder’s investment in any Note is made.

“Approved Counterparty” means (a) Citadel Energy Marketing LLC, (b) BP Energy Company or (b) any other Person who, at the time of entering into a Swap Agreement, has a long term senior unsecured debt rating (or whose guaranteeing credit support provider has a long term senior unsecured debt rating) of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) Schaper Energy Consulting LLC and (d) any other nationally recognized independent petroleum engineering firms selected by the Issuer and reasonably acceptable to the Requisite Holders.

“Asset Coverage Ratio” means, with respect to any date of determination, the ratio of (a) the Total PDP PV-10 Value as of such date of determination to (b) the Total Net Debt as of such date of determination.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of related transactions, of all or any part of any Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interest owned by such Person (in each case of the foregoing, excluding any Casualty Event).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in form of Exhibit H or such other form reasonably acceptable to the Agent (at the direction of the Requisite Holders).

“AUM Fee” means the monthly asset management fee in an amount equal to 1.50% of the Issuer’s total assets, payable by the Issuer to WhiteHawk Management, LLC, pursuant to Section 4(a) of the Investment Management Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Owner” has the meaning set forth in the definition of “Beneficial Owner” as set forth in the Trust Agreement as of the Third Amendment Effective Date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bloomberg” has the meaning set forth in the definition of “Reinvestment Yield”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the manager, managers, managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Texas or is a day on which banking institutions located in either of such states are authorized or required by law or other governmental action to close.

“Called Principal” means, with respect to any Note, the amount of principal of such Note that is to be prepaid pursuant to Section 2.08, Section 2.09(c), or Section 2.09(d) or has become or is declared to be immediately due and payable pursuant to Section 9.01, as the context requires.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by any Holder or any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000 and having a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) repurchase obligations with a term of not more than one-hundred eighty (180) days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (b) above; and (e) deposits in money market funds and investments investing exclusively in investments described in clauses (a), (b), (c) and (d) above.

“Cash Flow From Operating Activities” means, for any period, the cash generated from the normal business operations of the Issuer and its Restricted Subsidiaries for such period, determined in a manner consistent with (a) the Issuer’s past practice and (b)(i) the line item “Net Cash Flow, Total” contained in the Issuer’s precedent lease operating statements (file name “WhiteHawk LOS through May 2024 (August 2024).xlsx”) delivered by the Issuer to EIG on or prior to the Closing Date, incorporating the revenue and expenses from ongoing operations of the Issuer and its Restricted Subsidiaries including from Oil and Gas Properties and Swap Agreements, minus (ii) General and Administrative Costs of the Issuer and its Restricted Subsidiaries for such period, and minus (iii) Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for such period.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Issuer or any of its Restricted Subsidiaries.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change in Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting or economic power of all classes of capital stock of the Issuer entitled to vote generally in the election of directors, of fifty percent (50%) or more on a fully diluted basis,

(b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Issuer by Persons who were neither (i) directors of Issuer on the Closing Date, (ii) nominated nor approved by the board of directors of Issuer nor (iii) appointed by WhiteHawk Management LLC,

(c) WhiteHawk Management LLC shall cease to be one hundred percent (100%) owned and controlled, of record and beneficially, by WhiteHawk Minerals LLC,

(d) WhiteHawk Minerals LLC shall cease to be owned and controlled, of record and beneficially, fifty-one percent (51%) or more by WhiteHawk Energy LLC,

(e) WhiteHawk Management LLC shall cease to Control the Issuer, or

(f) a “Change in Control” (or equivalent term as defined in any other instrument governing Material Debt) or any functionally equivalent concept under any other instrument governing Material Debt shall have occurred.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.01 have been satisfied or waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Collateral” means all Property of the Note Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Collateral Document, including without limitation, the Mortgaged Property, but excluding any Excluded Property.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Coverage Minimum” as defined in Section 6.13(a).

“Collateral Documents” means Guaranty Agreement, the Pledge and Security Agreement, the Mortgages, the Control Agreements, the Hedge Intercreditor Agreement and all other instruments, documents and agreements executed by any Note Party in connection with this Agreement or any of the other Note Documents that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, account control agreements, pledge agreements, mortgages, deeds of trust, guarantees, subordination agreements, pledges, powers of attorney and assignments now, or hereafter executed by any Note Party and delivered to the Collateral Agent to secure the Obligations, as such agreements may be amended, restated, amended and restated, modified, supplemented or restated from time to time.

“Commitment” means, as to each Holder, its obligation to purchase a Note from the Issuer pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Holder’s name in Appendix A under the caption “Commitment.” The aggregate amount of the Commitments is $251,000,000.

“Commitments” means such commitments of all Holders in the aggregate.

“Commodity Account” means any “commodity account” as defined in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” as defined in Section 10.08(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” as defined in Section 11.18.

“Connection Income Tax” means Taxes described in (b) of the definition of Tax on the Overall Net Income that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Note Parties and their Consolidated Restricted Subsidiaries for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Note Parties with respect to interest rate Swap Agreements.

“Consolidated Net Income” means with respect to the Issuer and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Issuer and the Consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, from such net income (to the extent otherwise included therein) the following: (a) the net income of (i) any Unrestricted Subsidiary and (ii) any Person in which the Issuer or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Issuer and the Consolidated Restricted Subsidiaries in accordance with GAAP), except in the case of the foregoing clauses (i) and (ii) to the extent of the amount of dividends or distributions actually paid in cash during such period by such Unrestricted Subsidiary or other Person, as the case may be, to the Issuer or to a Consolidated Restricted Subsidiary, as the case may be, from cash generated by such Person; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary or is merged into or consolidated with the Issuer or any of its Consolidated Restricted Subsidiaries; (d) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income; (e) any net after tax effect on income (or loss) for such period attributable to the early extinguishment, cancellation, termination or unwinding of any Debt or Swap Agreement; (f) any unrealized income (or loss) for such period attributable to hedging obligations or other derivative instruments; (g) accruals and reserves established or adjusted, or other charges required as a result of, the adoption or modification of accounting policies during such period; (h) any gains or losses attributable to writeups or writedowns of assets; and (i) any non-cash gains or losses (including any positive or negative adjustments under FASB ASC 815 as a result of changes in the fair market value of derivatives).

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Issuer (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Issuer in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means, as of the last day of any fiscal quarter or “Applicable Distribution Period”, as applicable, the ratio of Total Net Debt as of such date of determination to EBITDA for the Rolling Period or “Applicable Distribution Period”, as applicable, then ending.

“Consolidation” as defined in Section 7.08.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Requisite Holders, entered into with the Collateral Agent and the bank or securities intermediary at which any Deposit Account, Commodity Account or Securities Account is maintained by any Note Party in accordance with Section 6.16.

“Conversion Notice” means a “Conversion Notice” (or substantially similar term) as defined in the applicable Trust Agreement (in the case of the Initial Trust Agreement (the “Initial Conversion Notice”), as of the Third Amendment Effective Date).

“Cure Amount” as defined in Section 7.01(c).

“Cure Period” as defined in Section 7.01(c).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other performance bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Finance Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value (as determined by the Issuer in good faith) of the Property of such Person securing such Debt; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. Except as explicitly set forth above, the Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. For the avoidance of doubt, all obligations of the Note Parties and their Subsidiaries owed under Swap Agreements shall constitute Debt.

“Declining Holder” as defined in Section 2.09(g).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Demand Note” means any non-interest bearing demand note issued by a WH OP to a WH Master Tenant as capitalization of such WH Master Tenant in connection with a particular WH DST Offering, which Demand Note shall not exceed an aggregate Dollar amount equal to six (6) months of the maximum monthly “Base Rent” (as defined in the applicable Master Lease).

“Default Rate” means any interest payable pursuant to Section 2.06(c).

“Deposit Account” means any “deposit account” as defined in the UCC.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days (or, if issued to an insider, three hundred sixty-six (366) days) after the Maturity Date.

“Distributable Free Cash Flow” means, as of any time of determination for a calendar month set forth under the heading “Distribution Month” in Appendix C, (a) an amount equal to Free Cash Flow (Forward) for such “Applicable CF Period”, minus (b) the aggregate amount of Restricted Payments made during the then current period set forth under the heading “Applicable Distribution Period” in Appendix C prior to and at such time of determination under Section 7.04(c), minus (c) the aggregate amount of Investments made during the then current Applicable Distribution Period prior to and at such time of determination pursuant to Section 7.05(h) (each such use under clause (b) and/or clause (c), a “Free Cash Flow Utilization”).

“Distribution Period A” means the period commencing on the First Amendment Effective Date and ending on March 31, 2026.

“Distribution Period B” means the period commencing on April 1, 2026 and ending on September 30, 2027.

“Distribution Period C” means the period commencing on October 1, 2027 and continuing thereafter.

“Distribution PF Basis” means, (a) as to the calculation of the Consolidated Total Net Leverage Ratio, the Asset Coverage Ratio and Liquidity in connection with a Restricted Payment made pursuant to Section 7.04(c) and/or Investment made pursuant to Section 7.05(h), such calculation will be made (i) on a pro forma basis, including giving pro forma effect (A) to the Restricted Payment and/or Distribution as if such Restricted Payment and/or Distribution occurred immediately prior to such date of determination and (B) to the extent a “CF Sweep Date” occurs during “Applicable CF Period”, any prepayment of the Notes pursuant to Section 2.09(a) and (ii) as of (including utilizing Total Net Debt as of) the last Business Day prior to the date of such calculation and (b) as to the calculation of Liquidity in connection with Section 2.09(a), such calculation will be made (i) on a pro forma basis, including giving pro forma effect to any prepayment of the Notes pursuant to Section 2.09(a) and (ii) as of the last Business Day prior to the date of such calculation. Pro forma calculations made pursuant to the definition of the term “Distribution PF Basis” shall be determined in good faith by a Responsible Officer of the Issuer and with supporting documentation reasonably acceptable to the Requisite Holders and with respect to the Asset Coverage Ratio, made in accordance with Section 1.05 and Section 6.01(u).

“Dividend Incentive Fee” means (a) the 12.50% fee of all distributions, including all Dividends (as defined in the Offering Memorandum (as defined in the Investment Management Agreement)) and Dividend Incentive Fees, earned and/or paid out by the Issuer to WhiteHawk Management, LLC during a calendar month pursuant to Section 4(b) of the Investment Management Agreement and (b) the Manager Fee Deferrals (as defined in the Investment Management Agreement) payable by the Issuer to WhiteHawk Management, LLC pursuant to Section 4(c) of the Investment Management Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“DST Agreements” means, collectively, (a) each Trust Agreement, (b) each Master Lease, (c) each Nominee Agreement and (d) each DST PPM.

“DST Sell-Down” means the syndication of class 1 beneficial interests in a WH DST pursuant to a DST PPM.

“DST PPM ” means (a) the private placement memorandum describing the terms and conditions of the offering of class 1 beneficial interest in WhiteHawk Royalties I DST, a Delaware Statutory Trust (the “Initial DST PPM”), which private placement memorandum shall be in form and substance reasonably satisfactory to the Requisite Holders and (b) each private placement memorandum describing the terms of an offering of class 1 beneficial interest in a WH DST (other than WhiteHawk Royalties I DST) with substantially the same form, terms and conditions as the Initial DST PPM.

“EBITDA” means, for any period, Consolidated Net Income for such period:

(a) increased (without duplication) by the following, in each case (other than in the case of clause (a)(v) below) to the extent deducted from or otherwise not included (and not added back) in the determination of Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, plus

(ii) Consolidated Interest Expense for such period (net of interest income of the Issuer and the Consolidated Subsidiaries for such period), plus

(iii) depreciation, depletion and amortization expense, including the amortization of intangible assets established through purchase accounting and the, amortization of deferred financing fees for such period, plus

(iv) any other non-cash charges reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA on a dollar-for-dollar basis to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v) reasonable (A) Transaction Expenses incurred on, prior to or within three (3) months of the Closing Date and (B) costs and expenses incurred in connection with any Investments, acquisitions (or purchases of assets (including those relating to Oil and Gas Properties)), asset dispositions (including those relating to Oil and Gas Properties), recapitalizations, mergers, amalgamations, repayment, refinancing amendment or modification of Debt or similar transactions after the Closing Date permitted hereunder up to an aggregate amount pursuant to this clause (B) not to exceed $3,000,000 in any period, plus

(vi) the amount of AUM Fees and Dividend Incentive Fees for such period, plus

(vii) any net loss from disposed, abandoned or discontinued operations; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash items increasing Consolidated Net Income for such period, excluding any non-cash items that represent the reversal of an accrual or cash reserve for any anticipated cash charges in any prior period where such accrual or cash reserve is no longer required (other than any such accrual or cash reserve that has been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition), plus

(ii) any net income from disposed, abandoned or discontinued operations, plus

(iii) any non-cash items with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period.

For the purposes of calculating EBITDA for any Rolling Period or for any “Application Distribution Period” as set forth on Appendix C, (i) if during such Rolling Period or “Application Distribution Period”, as applicable, the Issuer or any Consolidated Restricted Subsidiary shall have made a Material Disposition, EBITDA for such Rolling Period or “Application Distribution Period”, as applicable, shall be calculated on a Pro Forma Basis, and (ii) if during such Rolling Period or “Application Distribution Period”, as applicable, the Issuer or any Consolidated Restricted Subsidiary shall have made a Material Acquisition, EBITDA for such Rolling Period or “Application Distribution Period”, as applicable, shall be calculated on a Pro Forma Basis.

Notwithstanding anything to the contrary, (x) for purposes of calculating EBITDA for any Rolling Period or “Application Distribution Period”, as applicable, that includes any of the fiscal quarters or calendar months, as applicable, ending July 31, 2025, August 31, 2025, September 30, 2025, October 31, 2025, November 30, 2025, December 31, 2025, January 31, 2026, February 28, 2026, March 31, 2026, April 30, 2026 or May 31, 2026, EBITDA for such fiscal quarters or calendar months, as applicable, shall be (I) for July 31, 2025, EBITDA for the calendar month ending July 31, 2025 multiplied by twelve (12); (II) for August 31, 2025, EBITDA for the two consecutive calendar months ending August 31, 2025 multiplied by six (6); (III) for September 30, 2025, EBITDA for the three consecutive calendar months ending September 30, 2025 multiplied by four (4); (IV) for October 31, 2025, EBITDA for the four consecutive calendar months ending October 31, 2025 multiplied by three (3); (V) for November 30, 2025, EBITDA for the five consecutive calendar months ending November 30, 2025 multiplied by twelve-fifths (12/5); (VI) for December 31, 2025, EBITDA for the six consecutive calendar months ending December 31, 2025 multiplied by two (2); (VII) for January 31, 2026, EBITDA for the seven consecutive calendar months ending January 31, 2026 multiplied by twelve-sevenths (12/7); (VIII) for February 28, 2026, EBITDA for the eight consecutive calendar months ending February 28, 2026 multiplied by three-halves (3/2); (IX) for March 31, 2026, EBITDA for the nine consecutive calendar months ending March 31, 2026 multiplied by four-thirds (4/3); (X) for April 30, 2026, EBITDA for the ten consecutive calendar months ending April 30, 2026 multiplied by six-fifths (6/5) and (XI) for May 31, 2026, EBITDA for the eleven consecutive calendar months ending May 31, 2026 multiplied by twelve-elevenths (12/11) and (y) (i) for purposes of the First Amendment LOS/CF Certificate EBITDA only, EBITDA for the trailing twelve months shall be deemed to be $42,000,000 and (ii) for purposes of the Second Amendment LOS/CF Certificate EBITDA only, EBITDA for the trailing twelve months shall be deemed to be $66,000,000.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EIG” means EIG Credit Management Company, LLC.

“Eligible Assignee” means (a) any Holder, (b) any Subsidiary, Related Fund or Affiliate of a Holder and (c) other than a natural Person, any Note Party or any of their respective Affiliates or any Holder or any Subsidiary, Related Fund or Affiliate thereof, any Institutional Investor or other Person, in each such case for such Institutional Investor or other Person in this clause (c) with the consent of the

Issuer, such consent not to be unreasonably withheld, conditioned or delayed; provided that, (i) if an Event of Default has occurred and is continuing, the consent of the Issuer will not be required and (ii) the Issuer shall be deemed to have consented to any such Person unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided further that in any event “Eligible Assignee” shall not include any Affiliated Investor.

“Environmental Claim” means any notice, notice of noncompliance, violation or potential responsibility, legally binding directive, claim, action, suit, arbitration, complaint, proceeding, demand, abatement order or other order by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety (to the extent relating to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to the environment, the preservation or reclamation of natural resources (including flora and fauna), induced seismicity, or the management, Release or threatened Release of any Hazardous Materials, including, to the extent applicable, the Oil Pollution Act of 1990, as amended, the Outer Continental Shelf Lands Act, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Endangered Species Act, as amended, the Migratory Bird Treaty Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Issuer or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, under Sections 414(m) or (o) of the Code.

“ERISA Event” means (a) the occurrence of a “Reportable Event” described in Section 4043 of ERISA with respect to a Plan subject to Title IV of ERISA (other than a Multiemployer Plan) other than a Reportable Event as to which the provision of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Issuer, a Restricted Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate a Plan subject to Title IV of ERISA (other than a Multiemployer Plan) or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, or (f) the occurrence of any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“ESG Survey” as defined in Section 6.01(q).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” as defined in Section 9.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations, which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising by operation of law in the ordinary course of business each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, which are limited to the assets that are subject to the relevant agreement, and seismic or other geophysical permits or agreements, and other agreements, in each case which are usual and customary in the Oil and Gas Business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Issuer or any Restricted Subsidiary or materially impair the value of any material Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Note Parties or any of their Restricted Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Issuer or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, minerals or oil and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any Debt or monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Issuer or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) encumbrances consisting of deed restrictions, zoning restrictions, and other similar restrictions on the use of Oil and Gas Properties, none of which, in the aggregate, materially impairs the use of such property by the Issuer or any Restricted Subsidiary in the operation of its business or materially detracts from the value of such properties; (j) purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of personal property; provided, further, that no intention to subordinate the first priority status afforded by the Liens granted in favor of the Collateral Agent (for the benefit of the Secured Parties, as provided in the Collateral Documents) is to be hereby implied or expressed by the permitted existence of such Excepted Liens. The parties acknowledge and agree that the term “Excepted Liens” shall not include any Lien securing Debt of the type described in clause (a) of the definition of Debt.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) each account for which all of the deposits consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Note Parties and their Subsidiaries, (b) escrow, pre-funding, trust and fiduciary accounts, in each case, solely holding amounts held for the benefit of third parties in the ordinary course of business (including, without limitation, escrow accounts in respect of Investments permitted under this Agreement, including under Section 7.05), (c) “zero balance” accounts, and (d) other accounts; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (d) on any day shall not exceed $500,000.

“Excluded Property” has the meaning assigned to such term in the Pledge and Security Agreement.

“Excluded Subsidiaries” means (a) any Immaterial Subsidiary ~~and~~, (b) each Unrestricted Subsidiary and (c) (i) commencing on the Third Amendment Effective Date until the earlier of (A) to the extent the effective date of the Initial Conversion Notice has not occurred by such time, the twelve (12) month anniversary of the Third Amendment Effective Date and (B) the date of exercise of the FMV Option in accordance with Article 10 of the Initial Trust Agreement, the Initial WH Master Tenant and the Initial WH DST and (ii) commencing on the date of formation of any WH Master Tenant (other than the Initial WH Master Tenant) and any WH DST (other than the Initial WH DST) until the earlier of (A) to the extent the effective date of the Conversion Notice with respect to such WH DST Offering has not occurred by such time, the twelve (12) month anniversary of the date of formation of any such WH Master Tenant (other than the Initial WH Master Tenant) and any WH DST (other than the Initial WH DST) and (B) the date of exercise of the FMV Option in accordance with Article 10 of the applicable Trust Agreement, such WH Master Tenant and such WH DST; provided that no Subsidiary (other than a WH DST until it no longer shall be an Excluded Subsidiary in accordance with clause (c) above) that owns or holds mineral interests, royalty interests or Proved Reserves shall be an “Excluded Subsidiary”.

“Excluded Taxes” as defined in Section 2.14(b).

“Existing Credit Facility” means that certain credit facility, established pursuant to that certain Credit Agreement (as amended, restated, amended and restated, supplemented and as otherwise modified from time to time), dated as of August 3, 2023, by and among, inter alios, the Issuer, as borrower, the guarantors from time to time party thereto and Citadel Energy Marketing LLC.

“Exposure” means, with respect to any Holder, as of any date of determination, the outstanding principal amount of the Notes held by such Holder.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a disposition of such asset or group of assets at such date of determination assuming a disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset or group of assets, as reasonably determined in good faith by the Issuer; provided, however, that to the extent the Requisite Holders disagree with such Fair Market Value as determined in good faith by the Issuer, the Requisite Holders and the Issuer shall determine Fair Market Value pursuant to a dispute resolution process substantially similar to that provided for in Section 1.05.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCA” means the U.K. Financial Conduct Authority.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the foregoing rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means (a) that certain Fee Letter dated as of the Closing Date between the Issuer, EIG and the other parties named therein, (b) that certain Fee Letter dated as of the First Amendment Effective Date between the Issuer, EIG and the other parties named therein and (c) that certain Fee Letter dated as of May 8, 2025 between the Issuer and EIG.

“Finance Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that for all purposes hereunder the amount of obligations under any Finance Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under GAAP applicable to private companies for fiscal years beginning prior to December 15, 2019, notwithstanding any modifications or interpretative changes thereto that may occur. For the avoidance of doubt, (i) any lease that would be characterized as an operating lease in accordance with GAAP applicable to private companies for fiscal years beginning prior to December 15, 2019 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Finance Lease) for purposes of this Agreement regardless of any change in GAAP applicable to private companies for fiscal years beginning after December 15, 2019 that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Finance Lease and (ii) GAAP will be deemed to not take into account ASU 2016-02.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person or authorized signatory of such Person that has similar responsibilities; provided that, if such Person is a limited partnership or limited liability company, any reference to a Financial Officer of such Person shall be a reference to a Financial Officer of such Person or of the general partner or sole member, as applicable, of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Issuer.

“First Amendment” means that certain First Amendment to Note Purchase Agreement, dated as of March 31, 2025, by and among the Issuer, the other Note Parties, the Agent, the Holders and the First Amendment Incremental Holders.

“First Amendment Additional Note Holders” means each person listed on the signature page to the First Amendment as a First Amendment Additional Note Holder.

“First Amendment Additional Notes” means the Notes purchased on the First Amendment Effective Date pursuant to Section 2.01(a)(ii), as evidenced by a promissory note in the form of Exhibit B-1.

“First Amendment Effective Date” means March 31, 2025.

“First Amendment Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any of its Restricted Subsidiaries in connection with the First Amendment and the transactions contemplated thereby.

“First Offer” as defined in Section 2.09(g).

“Fiscal Quarter” means a Fiscal Quarter of any Fiscal Year.

“Fiscal Year” means the Fiscal Year of the Note Parties ending on December 31 of each calendar year.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Flow of Funds” means the flow of funds instruction letter delivered to the Agent at least one (1) Business Day prior to the Closing Date, directing the Agent to make certain specified disbursements on the Closing Date.

“FMV Option ” has the meaning set forth in the definition of “FMV Option” (or substantially similar term) in the applicable Trust Agreement (in the case of the Initial Trust Agreement, as of the Third Amendment Effective Date).

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Free Cash Flow (Back)” means as of any date of determination, for a calendar month set forth under the heading “Distribution Month” in Appendix C, (a) Adjusted Cash Flow From Operating Activities for the corresponding “Applicable CF Period” in Appendix C plus (b) the amount of net cash proceeds received by the Issuer from the issuance of (i) common equity or (ii) Series B Preferred Shares, in either case issued by the Issuer during such “Applicable Distribution Period”, minus (c) any Specified Issuance Proceeds received during such “Applicable Distribution Period”minus (d) to the extent included in Cash Flow From Operating Activities, voluntary cash repayments of the Notes pursuant to Section 2.08 during such “Applicable Distribution Period”.

“Free Cash Flow (Forward)” means, as of any date of determination for a calendar month set forth under the heading “Distribution Month” in Appendix C, (a)(i)(A) Projected Cash Flow From Operating Activities for the corresponding “Applicable CF Period” in Appendix C plus (B) the Prior Period Adjustment from the immediately preceding Applicable CF Period multiplied by (ii) the “Quarterly Factor” in Appendix C for such Distribution Month plus (b) the amount of net cash proceeds received by the Issuer from the issuance of (i) common equity or (ii) Series B Preferred Shares, in either case issued by the Issuer during such “Applicable Distribution Period”, minus (c) any Specified Issuance Proceeds received during such “Applicable Distribution Period”minus (d) to the extent included in Cash Flow From Operating Activities, voluntary cash repayments of the Notes pursuant to Section 2.08 during such “Applicable Distribution Period”.

“Free Cash Flow Utilization” has the meaning set forth in the definition of “Distributable Free Cash Flow”.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.03, United States generally accepted accounting principles in effect as of the date of determination thereof.

“General and Administrative Costs” means the general and administrative costs of the Issuer, the other Note Parties and their Restricted Subsidiaries, including utilities, communications, consulting fees, salary, rent, supplies, travel, insurance, accounting, legal, engineering and broker related fees required to manage its affairs and, for the avoidance of doubt, (a) any costs and expenses of an Affiliate of the Issuer, the other Note Parties and their Restricted Subsidiaries that are reimbursed by the Issuer, the other Note Parties and their Restricted Subsidiaries and which are fairly allocable to the Issuer, the other Note Parties and their Restricted Subsidiaries and (b) any management fees, advisory fees or similar fees to any holder of its Equity Interests or any Affiliates thereof (other than a Note Party). Notwithstanding the foregoing, for purposes of this Agreement, AUM Fees and Dividend Incentive Fees shall constitute Restricted Payments and not General and Administrative Costs.

“Governing Body” means the Board of Directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company or other applicable entity.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above. “Guarantee”, unless the context otherwise requires, means the guarantee of each Guarantor set forth in the Guaranty Agreement.

“Guarantors” means (a) WhiteHawk Income Marcellus LLC, a Delaware limited liability company, (b) WhiteHawk Income Haynesville LLC, a Delaware limited liability company, (c) those Persons identified on Schedule 1.02(a) hereto and (d) each other Material Subsidiary and other Subsidiary of a Note Party that guarantees the Obligations pursuant to the Guaranty Agreement or as otherwise required by Section 6.13(b).

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F, absolutely and unconditionally guarantying, on a joint and several basis, payment of the Obligations, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, factions or derivatives thereof; and (c) radioactive materials, explosives, brine, asbestos or asbestos containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, radon, or infectious or medical wastes.

“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Intercreditor Agreement” means that certain Hedge Intercreditor Agreement, dated as of the Closing Date, by and among the Issuer, each other Note Party, Citadel Energy Marketing LLC as Initial Swap Counterparty (as defined therein) and the Collateral Agent, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that the Hedge Intercreditor Agreement shall be in form and substance satisfactory to the Requisite Holders and otherwise on terms customary for financing arrangements of this type, it being understood that the form and terms of the Hedge Intercreditor Agreement on the Closing Date satisfy this proviso.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holder-Related Party” as defined in Section 11.03(b).

“Holders” means (a) each Person listed on the signature pages to the original Agreement dated as of September 17, 2024 as a Holder, (b) each Person listed on the signature pages to the First Amendment as a First Amendment Additional Note Holder, (c) each Person listed on the signature pages to the Second Amendment as a Second Amendment Incremental Note Holder and (d) any other Person that becomes a party hereto as a Holder pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto as a Holder pursuant to an Assignment Agreement.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired by the Issuer or any Guarantor in and to oil and gas leases, oil, gas and mineral leases, and/or other liquid or gaseous hydrocarbon leases, mineral fee interests, mineral interests, mineral royalty interests, overriding royalty and royalty interests, net profit interests and production payment interests, and other interests and estates including any reserved or residual interests of whatever nature, in each case, including those that are described on the exhibit(s) attached to any Mortgage.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties, now or hereafter acquired by the Issuer or any Guarantor, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties to the extent allocated to the royalty interest or overriding royalty interests of the Issuer or any Guarantor.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Improved Mortgaged Property” means all improved real property acquired by the Issuer or any Guarantor that contains Buildings or Manufactured (Mobile) Homes (as those terms are defined in applicable Flood Insurance Regulations) constituting Collateral, if any.

“Incremental Commitments” means the commitments of the Holders to purchase Incremental Notes contemplated by Section 2.16.

“Incremental Indebtedness” has the meaning set forth in Section 2.16(b)(i).

“Incremental Note” means any Note purchased by any Holder pursuant to the Incremental Commitments, as evidenced by a promissory note in the form of Exhibit B-2, including each Second Amendment Incremental Note.

“Incremental Notes Notice” has the meaning set forth in Section 2.16(a)(i).

“Incremental Notes Offer” has the meaning set forth in Section 2.16(a)(ii).

“Incremental Target Amount” has the meaning set forth in Section 2.16(a)(i).

“Indemnified Liabilities” means, collectively, any and all fees, liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, disbursements and settlement costs and other charges of counsel for Indemnitees) and of consultants in connection with any proceeding (whether investigative, administrative, judicial or otherwise) commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in administering and enforcing this Agreement and the other Note Documents and enforcing the indemnity under Section 11.03(a), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents, the Transactions or any other transactions contemplated hereby or thereby (including the Holders’ agreement to make Note Purchases or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee)); or (b) any Environmental Claim relating to or against, or any past or present activity (including any Hazardous Materials Activity), operation, land ownership, or practice of, the Issuer or any of its Subsidiaries or on any of their respective properties. Notwithstanding the foregoing, Indemnified Liabilities shall not include Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

“Indemnified Taxes”means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Note Party under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 11.03(a).

“Indemnitee Agent Party” means each Agent, its Affiliates and its officers, partners, directors, trustees, employees, representatives and agents of the Agents.

“Initial Conversion Notice” has the meaning set forth in the definition of “Conversion Notice”.

“Initial DST PPM” has the meaning set forth in the definition of “DST PPMs”.

“Initial Financial Statements” means the financial statements described in Section 3.01(u).

“Initial Master Lease” has the meaning set forth in the definition of “Master Leases”.

“Initial Nominee Agreement” has the meaning set forth in the definition of “Nominee Agreements”.

“Initial Reserve Report” means that certain reserve report prepared by Schaper Energy Consulting LLC in respect of Oil and Gas Properties of the Issuer and its Restricted Subsidiaries with an “as of” date of March 14, 2024.

“Initial Trust Agreement” has the meaning set forth in the definition of “Trust Agreements”.

“Institutional Investor” means (a) any Holder of a Note on the Closing Date, (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, (c) any Related Fund or Affiliate of any Holder of any Note and (d) any other Person that is a Qualified Institutional Buyer to the extent such Person would not reasonably be considered a competitor of the Issuer.

“Interest” as defined in Section 2.06(a).

“Interest Payment Date” means (a) the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ended December 31, 2024, and (b) the Maturity Date.

“Interest Period” means (a) from and including the Closing Date to the next Interest Payment Date, and (b) thereafter, from and including each Interest Payment Date to but excluding the next Interest Payment Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute (except as otherwise provided herein).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, guarantee or assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding one hundred twenty (120) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) or (c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit, line of business or a discrete set of Properties. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Agreement” means that certain Investment Agreement by and among WhiteHawk Income Corporation and the Investors listed in Exhibit A to such agreement, dated as of March 28, 2025.

“Investment Management Agreement” means that certain Investment Management Agreement, dated as of March 1, 2022, between, the Issuer and WhiteHawk Management, LLC

“IRS” as defined in Section 2.14(e).

“Issuer” as defined in the preamble hereto.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) royalty interest payments and the like payable out of Oil and Gas Properties. “Liquidity” means, at any time, Unrestricted Cash at such time.

“LOS/CF Certificate” means a certificate of a Responsible Officer pursuant to Section 6.01(o).

“Make-Whole Amount” means, with respect to the Called Principal of any Note, an amount equal to the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, provided that the Make-Whole Amount shall in no event be less than zero.

“Make-Whole Expiry Date” as defined in Section 2.11(g).

“Master Leases” means, collectively (a) the Master Lease Agreement by and between WhiteHawk DST Master Tenant LLC, as Delaware limited liability company, as lessee, and WhiteHawk Royalties I DST, a Delaware Statutory Trust, as lessor (including all amendments, exhibits and schedules thereto) (the “Initial Master Lease”) in substantially the same form delivered to the Required Lenders on the Third Amendment Effective Date and (b) any master lease agreement entered into between a WH Master Tenant (other than WhiteHawk DST Master Tenant LLC) and WH DST (other than WhiteHawk Royalties I DST) with substantially the same form, terms and conditions as the Initial Master Lease as in effect on the Third Amendment Effective Date.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Note Parties and their Consolidated Restricted Subsidiaries in excess of $2,000,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Note Parties and their Restricted Subsidiaries taken as a whole, (b) the ability of the Issuer, any Restricted Subsidiary or any Guarantor to perform any of its material obligations under any Note Document, (c) the validity or enforceability of any Note Document, or (d) the rights and remedies of or benefits available to the Agent or any Holder under any Note Document.

“Material Contracts” means (a) the contracts set forth on Schedule 1.02(b) and (b) any other contract and agreement of any Note Party or its Subsidiaries resulting (or projected to result) in such Person being reasonably expected to receive revenue or other consideration or incur liabilities in excess of $2,000,000 during any Fiscal Year.

“Material Debt” means Debt (other than the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Note Parties and their Restricted Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Issuer or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Disposition” means any disposition of Property or series of related dispositions of Property that involves the payment of consideration to the Note Parties and their Consolidated Restricted Subsidiaries in excess of $2,000,000.

“Material Environmental and Social Incident” means (a) any incident or accident formally elevated to the Board of Directors (or other similar Governing Body) of the Issuer, (b) an accident relating to the Note Parties, their Subsidiaries, or their respective properties resulting in death or serious or multiple injury or (c) a significant and material community or worker related grievance or protest directed at the Note Parties, their Subsidiaries, or their respective properties, in each of the foregoing cases, which has or could reasonably be expected to have (in the good faith determination of the Issuer) a material and adverse impact on health, safety or the environment (including, in each case, as the result of the Release of any Hazardous Material).

“Material Subsidiary” means, as of any date, (a) any Subsidiary that, together with its Restricted Subsidiaries, as of the last day of the Fiscal Quarter of the Issuer most recently ended, had net revenues or total assets for such quarter in excess of 0.50% of the consolidated net revenues or total assets, as applicable, of the Issuer and its Restricted Subsidiaries for such quarter and (b) any Subsidiary that owns any Oil and Gas Properties evaluated in the Reserve Report most recently delivered to pursuant to Section 6.11, provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the Fiscal Quarter of the Issuer most recently ended net revenues or total assets in excess of 1.00% of the consolidated revenues or total assets, as applicable, of the Issuer and its Restricted Subsidiaries for such quarter, the Issuer shall designate one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing one percent 1.00% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be a Material Subsidiary hereunder, and the Issuer shall cause such designated Material Subsidiaries to comply with Section 6.13(b).

“Maturity Date” means the earlier of (a) June 23, 2030 and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise or, in either case, if such day is not a Business Day, the immediately preceding Business Day.

“Minimum Liquidity Amount” means (a) $4,000,000 plus (b) as of any date of determination (i) Interest accrued through the date of determination plus (ii) any extraordinary, unusual or non-recurring cash flow of the Issuer and its Restricted Subsidiaries, including without limitation, any cash proceeds from the unwinding, termination, or monetization of Swap Agreements, Asset Sales, insurance proceeds or indemnity payments plus (iii) losses (or minus gains) from Swap Agreements which, as of the date of determination, have settled but for which cash proceeds have not been received by the Issuer or its Restricted Subsidiaries.

“Minimum Return” as defined in the Amended and Restated Certificate of Designations of Preferred Stock of WhiteHawk Income Corporation, dated as of February 1, 2024.

“MIRE Event” means, if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Notes (including any other incremental credit facilities hereunder, but excluding (a) any continuation or conversion of Notes or (b) the issuance of any Notes).

“Monthly Common Equity Dividends” means dividends made by the Issuer to the holders of its Equity Interests on the account of its common Equity Interests in accordance with the Issuer’s Organizational Documents in effect as of the Second Amendment Effective Date, in an amount not to exceed $0.1875 per Equity Interest unit (provided that to the extent (a) the outstanding common Equity Interest of the Issuer shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other Equity Interests securities of the Issuer shall have been declared or (c) any similar event shall have occurred, such $0.1875 per Equity Interest unit limit shall be adjusted in a manner to maintain the same economic effect as contemplated by this Agreement prior to such event).

“Monthly Preferred Equity Dividends” means dividends made by the Issuer to the holders of its Equity Interests on the account of its (a) Series B Preferred Shares, payable on a monthly basis at an annualized rate of ten percent (10%), in accordance with Section 5 of the Certificate of Designations of Series B Preferred Stock of WhiteHawk Income Corporation, dated as of February 1, 2024 and (b) Series C Preferred Shares, payable on a monthly basis at an annualized rate of (i) fourteen percent (14%) from and including the Closing (as defined in the Investment Agreement) to December 31, 2026 and (ii) eighteen percent (18%) after December 31, 2026, in accordance with Section 1.4(e) of the Investment Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means all mortgages, deeds of trust and similar documents, instruments and agreements (including amendments and restatements of existing deeds of trust and similar documents, instruments and agreements) creating, evidencing, perfecting or otherwise establishing the Liens on Mortgaged Property to secure payment of the Obligations or any part thereof in substantially the form of Exhibit L (or otherwise in form and substance reasonably acceptable to the Agent (at the direction of the Requisite Holders)).

“Mortgaged Property” means any Property owned by the Issuer or any Guarantor which is subject to the Liens existing and to exist under the terms of the Collateral Documents.

“Multiemployer Plan” mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale (other than pursuant to Section 7.09(a), Section 7.09(b), Section 7.09(e), Section 7.09(f), Section 7.09(h), Section 7.09(i) or Section 7.09(j)), an amount equal to: (a) the sum of cash payments and Cash Equivalents received by the Issuer or any of its Affiliates from such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide costs and expenses (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred in connection with such Asset Sale, including income or gains taxes paid or payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements) or reserves taken in respect of taxes and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Issuer or any other Note Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Casualty Event Proceeds” means, with respect to any Casualty Event, an amount equal to: (a) the sum of cash payments and Cash Equivalents received by the Issuer or any of its Affiliates from such Casualty Event minus (b) (i) any bona fide costs and expenses incurred in connection with the adjustment or settlement of any claims of the Issuer or any of its Restricted Subsidiaries in respect thereof and (ii) amounts expended to repair and/or replace property subject to such Casualty Event.

“Non-U.S. Holder” as defined in Section 2.14(e).

“Nominee Agreements” means, collectively (a) the Nominee Agreement by and between WhiteHawk DST Master Tenant LLC, a Delaware limited liability company and WhiteHawk Royalties I DST, a Delaware Statutory Trust (including all amendments, exhibits and schedules thereto) (the “Initial Nominee Agreement”) in substantially the same form delivered to the Required Lenders on the Third Amendment Effective Date and (b) any nominee agreement entered into between a WH Master Tenant (other than WhiteHawk DST Master Tenant LLC) and WH DST (other than WhiteHawk Royalties I DST) with substantially the same form, terms and conditions as the Initial Nominee Agreement as in effect on the Third Amendment Effective Date.

“Note” means (a) the notes purchased by the Holders on the Closing Date pursuant to Section 2.01(a)(i), as may be evidenced by a promissory note in the form of Exhibit B-1, (b) the notes purchased by the First Amendment Additional Note Holders on the First Amendment Effective Date pursuant to Section 2.01(a)(ii), as may be evidenced by a promissory note in the form of Exhibit B-1, (c) the notes purchased by the Second Amendment Incremental Note Holders on the Second Amendment Effective Date pursuant to Section 2.01(a)(iii), as may be evidenced by a promissory note in the form of Exhibit B-2 and (d) any Incremental Note purchased by Incremental Holders pursuant to Section 2.16 as may be evidenced by a promissory note in the form of Exhibit B-2 (in each case, such term shall also include any such notes in substitution therefor pursuant to Section 11.29 of this Agreement).

“Note Document” means any of this Agreement, the Notes, the Incremental Notes (if any), the Agent Fee Letter, the Fee Letter, the Collateral Documents, the Flow of Funds and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of Agents or any Holder in connection herewith or pursuant to any of the foregoing. Any reference in this Agreement or any other Note Document to a Note Document shall include all appendices, exhibits and schedules thereto.

“Note Party” means the Issuer and the Guarantors.

“Note Purchase” means a purchase by the Holders of Notes pursuant to Section 2.01.

“Note Purchase Notice” means a written notice by the Issuer that it intends to issue Notes hereunder, which Note Purchase Notice (a) sets forth the principal amount of Notes to be issued, (b) contains the information required by Section 2.03 and (c) is substantially in the form of Exhibit A or such other form reasonably satisfactory to the Requisite Holders.

“Not for Speculative Purposes” in the case of Swap Agreements permitted under this Agreement, means the following Swap Agreements: (a) any commodity Swap Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Issuer or its Restricted Subsidiaries (whether or not contracted) and (b) any Swap Agreement intended, at inception of execution, to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or reasonably forecasted) of the Issuer or its Restricted Subsidiaries. It is understood that commodity Agreements that, taken as a whole, “hedge” the same volumes of commodity risk, including those under which one or more such Swap Agreements partially offset one or more other such Swap Agreements, shall not be aggregated together when calculating the foregoing limitations on notional volumes and shall be deemed, both individually and in the aggregate, not to be speculative.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by the Requisite Holders; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYMEX Pricing” means, as of any date of determination with respect to any month, (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for such month and (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by CME Group / NYMEX on its website currently located at www.cmegroup.com, or any successor thereto (as such price may be corrected or revised from time to time by CME Group / NYMEX in accordance with its rules and regulations).

“Obligations” means (a) all liabilities and obligations of every nature of each Note Party from time to time owed to the Agents (including any former Agents), the Holders, any Indemnitee or any of them, in each case, under any Note Document, in each case, to which it is a party, whether for principal, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees (including, without limitation, any Make-Whole Amount or any Prepayment Fee), expenses, penalties, premiums, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and all renewals, extensions and/or rearrangements of any of the above and (b) all Secured Hedge Obligations of each Note Party.

“Oil and Gas Business” means: (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing; (b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association therewith; and the marketing of oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and minerals obtained from unrelated Persons; and (c) any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” means: (a) the Hydrocarbon Interests; (b) all of the Issuer’s or any Guarantor’s interest in the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all of the Issuer’s or any Guarantor’s interest in all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, to the extent the Issuer or any Guarantor is a party to any such agreement or contract; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the interest of the Issuer or any Guarantor in the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, which are now owned or which are hereafter acquired by the Issuer or any Guarantor, including, without limitation, any and all Property, real or personal, immoveable or moveable, now owned or hereinafter acquired , including without limitation, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, amalgamation, formation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or certificate of formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended and (e) in any other case, the functional equivalent of the foregoing. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, recording, filing, court or documentary, intangible, or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes described in clause (b) of the definition of Tax on the Overall Net Income imposed with respect to any assignment (other than an assignment pursuant to a request by the Issuer).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Adjusted Term SOFR Rate borrowings by U.S.-managed banking offices of depository institutions, (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” as defined in Section 11.07(g).

“Participant Register” as defined in Section 11.07(g).

“Payment” as defined in Section 10.04(c).

“Payment in Full” means (a) the irrevocable payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding), premium and make-whole, if any, on all Notes outstanding under this Agreement, (b) the irrevocable payment in full in cash in respect of all other Obligations or amounts that are outstanding under this Agreement (other than (i) indemnity obligations for which notice of potential claim has not been given and (ii) amounts due under a Secured Hedge Agreement to the extent such Secured Hedge Obligations are cash collateralized or otherwise subject to arrangements satisfactory to the applicable Secured Hedge Provider) and (c) the termination of all Commitments under this Agreement and all Secured Hedge Agreements (other than Secured Hedge Agreements that are cash collateralized or otherwise subject to arrangements satisfactory to the applicable Secured Hedge Provider).

“Payment Notice” as defined in Section 10.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Recipients” as defined in Section 11.18.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is sponsored, maintained or contributed to by the Issuer, a Restricted Subsidiary or, solely with respect to a plan subject to Title IV of ERISA, an ERISA Affiliate or (b) if the Issuer or a Restricted Subsidiary has liability thereunder, was at any time during the six (6) calendar years preceding the Closing Date, sponsored, maintained or contributed to by the Issuer or a Subsidiary or, to which Issuer or a Subsidiary has any liability, including any liability with respect to a plan subject to Title IV of ERISA on account of an ERISA Affiliate.

“Pledge and Security Agreement” means a Pledge and Security Agreement among each Note Party and the Collateral Agent in substantially the form of Exhibit G-2 (or otherwise in form and substance reasonably acceptable to the Agent (at the direction of the Requisite Holders)) granting Liens and security interests in the Equity Interests of the Subsidiaries directly owned by such Note Parties and the Note Parties’ other personal property constituting Collateral (as defined therein) in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations, as the same may be amended, restated, amended and restated, modified, supplemented or restated from time to time.

“Primary Distributions” as defined in Section 7.04(c)(i)(A).

“Prime Rate” means the rate of interest per annum publicly quoted from time to time by The Wall Street Journal (or, if no longer quoted by The Wall Street Journal, such other national publication selected by the Requisite Holders in consultation with the Issuer) as the United States “prime rate”.

“Prior Period Adjustment”means, for any Applicable CF Period, (a) the total Free Cash Flow (Back) from April 30, 2025 through the immediately preceding Applicable Cash Flow Period minus (b) the total Free Cash Flow Utilizations and the total Specified RPs declared, made or distributed from April 30, 2025 (or, in the event any Specified RPs are declared, made or distributed, from the date of declaring, making or distributing the first Specified RP) through the immediately preceding Applicable Cash Flow Period minus (c) any prepayment of the Notes pursuant to Section 2.09(a) from April 30, 2025 through the immediately preceding Applicable Cash Flow Period.

“Pro Forma Basis” means, as to the calculation of the Consolidated Total Net Leverage Ratio, Liquidity and the Asset Coverage Ratio, such calculation will be made on a pro forma basis, including giving pro forma effect to the following events as if such events occurred, for purposes of the Consolidated Total Net Leverage Ratio, on the first date of the then most recently ended period for which financial statements (including monthly financial statements and lease operating statements) are available and, for purposes of the Asset Coverage Ratio, immediately prior to such date of determination: any Asset Sale, any Casualty Event, any Material Acquisition, any Material Disposition, any Restricted Payment or any incurrence of Debt that occurred during such period (or thereafter and through and including the date of such determination, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance with the Consolidated Total Net Leverage Ratio or the Asset Coverage Ratio). Any cash or Cash Equivalents to be received by the Issuer or any Restricted Subsidiary in connection with the incurrence of Debt shall not be considered Unrestricted Cash in determining compliance on a “Pro Forma Basis” with the Consolidated Total Net Leverage Ratio for the incurrence of such Debt or any transaction substantially contemporaneously therewith. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be, with respect to the Consolidated Total Net Leverage Ratio, determined in good faith by a Responsible Officer of the Issuer and with supporting documentation reasonably acceptable to the Agent (at the direction of the Requisite Holders) and, with respect to the Asset Coverage Ratio, made in accordance with Section 1.05 and Section 6.01(u).

“Pro Rata Share” means, as to any Holder, with respect to:

(a) Section 2.01(a), the percentage obtained by dividing (i) the Commitments of that Holder, by (ii) the aggregate Commitments of all Holders;

(b) all payments, computations and other matters relating to the Notes of any Holder (other than the issuance of the Notes contemplated by Section 2.01(a)), the percentage obtained by dividing (i) the Exposure of that Holder by (ii) the aggregate Exposure of all Holders; and

(c) after Payment in Full, then the percentage obtained by dividing (i) the Exposure of that Holder by (ii) the aggregate Exposure of all Holders, in each case, shall be calculated on the last day prior to the Payment in Full that any Holder had an Exposure.

“Probable Reserves” means “probable oil and gas reserves” as such term is defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Projected Cash Flow From Operating Activities” means (a) the projected Cash Flow From Operating Activities for the Applicable CF Period prepared by the Issuer in good faith and incorporating the expected revenue and expenses from ongoing operations of the Issuer and its Restricted Subsidiaries, including from Oil and Gas Properties, Swap Agreements, General and Administrative Costs, and interest expenses plus (b) to the extent constituting a General and Administrative Cost and included in Cash Flow From Operating Activities, any AUM Fees and/or Dividend Incentive Fees paid in cash during such period minus (c) to the extent included in Cash Flow From Operating Activities, any extraordinary, unusual or non-recurring cash flow of the Issuer and its Restricted Subsidiaries for such period, including without limitation, any cash proceeds from the unwinding, termination, or monetization of Swap Agreements, Asset Sales, insurance proceeds or indemnity payments. Projected Cash Flow from Operating Activities shall be calculated using the Strip Price as of the date of determination.

“Projections” as defined in Section 6.01(f).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Producing Reserves” means “proved developed producing oil and gas reserves” as such term is defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Public Company” as defined in Section 11.18.

“Public Company Information” as defined in Section 11.18.

“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other property in the ordinary course of business.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Note Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Institutional Buyer” as defined in Section 5.11.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Recipient” as defined in Section 11.18.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redemption Offer” as defined in Section 2.09(h)(i).

“Redemption Payment” as defined in Section 2.09(h)(i).

“Redemption Purchase Date” as defined in Section 2.09(h)(i).

“Refinancing” as defined in Section 2.04.

“Register” as defined in Section 2.05(b).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 50 basis points (one-half of one percent) over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”)) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Life. The Reinvestment Yield shall be rounded to two decimal places.

“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that is engaged in making, purchasing, holding or otherwise investing in bank loans, commercial loans, private placements and similar extensions of credit in the ordinary course and that is managed, advised or sub-advised by the Holder, an Affiliate of such Holder, or an entity that administers, advises, sub-advises or manages such Holder. Related Fund shall, with respect to any Holder, also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations of such Holder or any other vehicle through which such Holder’s investment advisors may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remaining Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the Make-Whole Expiry Date.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of Interest in respect of such Called Principal that would be due on or after the Settlement Date through the Make-Whole Expiry Date with respect to such Called Principal if no payment of such Called Principal (or other payment of principal on the Notes) were made (to be calculated assuming the Adjusted Term SOFR Rate at the time the applicable notice of payment is delivered applies through the applicable period or, if no such notice is given, assuming the Adjusted Term SOFR Rate at the time of such payment applies through the applicable period).

“Remedial Work” as defined in Section 6.09(a).

“Requisite Holders” means two or more Holders having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all Holders.

“Reserve Report” means (a) the Initial Reserve Report, (b) the Acquired Assets Reserve Report and (c)(i) any other subsequent report, in the form of the Initial Reserve Report (including an Aries database) and/or (ii) any other engineering data acceptable to the Agent (at the direction of the Requisite Holders), setting forth, as of the dates set forth in Section 6.11(a), the Proved Reserves and Probable Reserves attributable to the Oil and Gas Properties of the Issuer and the other Note Parties, together with a projection of the rate of production and future net revenues, operating expenses (including production taxes and ad valorem expenses, if applicable) and capital expenditures with respect thereto as of such date, based upon pricing assumptions consistent with SEC reporting requirements at the time and reflecting Swap Agreements in place with respect to such production.

“Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit J certifying as to the matters in Section 6.11(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president or authorized signatory of such Person; provided that if such person is a limited partnership or limited liability company, any reference to a Responsible Officer of such Person shall be a reference to a Responsible Officer of such limited liability company or of the general partner or sole member, as applicable, of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Issuer.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Issuer or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Issuer or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Issuer or any of its Subsidiaries and (b) any payment of management fees, advisory fees, consulting fees or similar fees by the Issuer or any Restricted Subsidiary to any holders of their Equity Interests or any Affiliates thereof. Notwithstanding the foregoing, for purposes of this Agreement, AUM Fees and Dividend Incentive Fees shall constitute Restricted Payments and not General and Administrative Costs.

“Restricted Subsidiary”means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Rolling Period” means, as of any date of determination, the most recently ended period of four (4) consecutive Fiscal Quarters for which financial statements have been delivered, or were required to be delivered, pursuant to Section 6.01(a) or Section 6.01(b), as applicable; provided that, for purposes of Section 7.01, “Rolling Period” means, as of the last day of any Fiscal Quarter, the period of four (4) consecutive Fiscal Quarters ending on such date.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government-controlled areas of the Kherson and Zaporizhzhia Regions of Ukraine, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any government that is itself the subject or target of sanctions or (d) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Engineer” as defined in Section 1.05(d).

“Second Amendment” means that certain Second Amendment to Note Purchase Agreement, dated as of June 23, 2025, by and among the Issuer, the other Note Parties, the Agent, the Holders and the Second Amendment Incremental Note Holders.

“Second Amendment Effective Date” means June 23, 2025.

“Second Amendment Incremental Commitment” means the commitments of the Second Amendment Incremental Note Holders to purchase the Second Amendment Incremental Notes on the Second Amendment Effective Date. The aggregate amount of the Second Amendment Incremental Commitments is $100,000,000.

“Second Amendment Incremental Note Holders” means each person listed on the signature page to the Second Amendment as a Second Amendment Incremental Note Holder.

“Second Amendment Incremental Notes” means the Notes purchased on the Second Amendment Effective Date pursuant to Section 2.01(a)(iii), as evidenced by a promissory note in the form of Exhibit B-2.

“Second Amendment LOS/CF Certificate” means the LOS/CF Certificate delivered on July 20, 2025.

“Second Amendment Pre-Fund Date” means June 20, 2025.

“Second Amendment Reserve Report” means the Reserve Report prepared internally by the Issuer, dated as of January 1, 2025, evaluating the Proved Reserves comprising the Acquired PHX Assets acquired pursuant to the Specified PHX Merger Agreement as of the Second Amendment Effective Date.

“Second Amendment Transaction Expenses” means any fees or expenses incurred by the Issuer or any of its Restricted Subsidiaries in connection with the Second Amendment, the Specified PHX Merger Agreement and the transactions contemplated thereby.

“Second Offer” as defined in Section 2.09(g).

“Secondary Distributions” as defined in Section 7.04(c)(i)(A).

“Secured Hedge Agreement” means any Swap Agreement between a Note Party and a Secured Hedge Provider entered into (a) substantially concurrently with such Secured Hedge Provider becoming, or after such Secured Hedge Provider has become, party to the Hedge Intercreditor Agreement or (b) prior to the Closing Date, to the extent such Secured Hedge Provider was a Secured Hedge Provider on the Closing Date.

“Secured Hedge Obligations” means all debts, liabilities, obligations, covenants and duties of any Note Party to any Secured Hedge Provider under any Secured Hedge Agreement, so long as such Secured Hedge Provider is party to, and remains subject to, the Hedge Intercreditor Agreement.

“Secured Hedge Provider” means, any Approved Counterparty that is party to, and remains subject to, the Hedge Intercreditor Agreement, either by signing the Hedge Intercreditor Agreement directly or by entry into a Joinder Supplement (as defined in the Hedge Intercreditor Agreement) pursuant to the terms and conditions of the Hedge Intercreditor Agreement.

“Secured Parties” means, collectively, the Agents, the Holders, the Secured Hedge Providers and any other Person owed Obligations, and “Secured Party” means any of them individually.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, the rules and regulations promulgated thereunder and any successor statute.

“Seller” means Three Rivers Royalty II, LLC.

“Series A Preferred Shares” means the 44,100 shares of preferred stock designated as “Series A Preferred Stock” pursuant to Section 1 of the Amended and Restated Certificate of Designations of Preferred Stock of WhiteHawk Income Corporation, dated as of February 1, 2024.

“Series B Preferred Shares” means the 50,000 shares of preferred stock designated as “Series B Preferred Stock” pursuant to Section 1 of the Certificate of Designations of Series B Preferred Stock of WhiteHawk Income Corporation, dated as of February 1, 2024.

“Series C Preferred Shares” means the fifty six thousand (56,000) shares of preferred stock designated as “Series C Preferred Stock” pursuant to Section 1 of the Certificate of Designations of Preferred Stock of WhiteHawk Income Corporation, dated as of March 26, 2025.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.08 or Section 2.09 as the context requires.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer substantially in the form of Exhibit E.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, as such debts and other liabilities become absolute and matured; (b) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted as of such date and are proposed to be conducted following such date.

“Specified Acquisition” means the acquisition by WhiteHawk Income Marcellus LLC of the Acquired Assets on the Closing Date pursuant to and in accordance with the terms and conditions of the Specified Acquisition Agreement.

“Specified Acquisition Agreement” means that certain Purchase and Sale Agreement between Three Rivers Royalty II, LLC, a Colorado limited liability company, as seller (the “Seller”) and WhiteHawk Income Marcellus LLC, a Delaware limited liability company, as buyer, dated as of and as in effect on September 17, 2024, together with all exhibits, annexes, schedules and other disclosure or other letters thereto, collectively.

“Specified Equity Contribution” means, at any time, without duplication, (a) the amount of cash proceeds received by the Issuer as cash capital contributions from one or more holders of the Equity Interests of the Issuer during the Cure Period or (b) the amount of proceeds received from the issuance of common Equity Interests issued by the Issuer (or, on terms reasonably satisfactory to the Requisite Holders, other forms of Equity Interests (it being understood that preferred Equity Interests in form and substance substantially the same as the Series A Preferred Shares or Series B Preferred Shares as of the Closing Date shall be deemed to be on terms reasonably satisfactory to the Requisite Holders)) to one or more of the holders of the Equity Interests of the Issuer during the Cure Period (in each case, other than in connection with an issuance by the Issuer of Disqualified Capital Stock), which is made for the purpose of curing a failure to comply with Sections 7.01(a) or 7.01(b) that would otherwise occur, pursuant to the exercise of a cure right pursuant to Section 7.01(c).

“Specified Period A Equity Redemptions” means redemptions by the Issuer of its (a) common Equity Interests in accordance with the Issuer’s Organizational Documents in effect as of the Second Amendment Effective Date, (b) Series B Preferred Shares in accordance with the Certificate of Designations of Series B Preferred Stock of WhiteHawk Income Corporation, dated as of February 1, 2024 and/or (c) Series C Preferred Shares in accordance with the Certificate of Designations of Preferred Stock of WhiteHawk Income Corporation, dated as of March 26, 2025, in each case as in effect as of the date hereof.

“Specified Period B/C Level I Equity Redemptions” means redemptions by the Issuer of its (a) common Equity Interests in accordance with the Issuer’s Organizational Documents in effect as of the Second Amendment Effective Date and/or Series B Preferred Shares in accordance with the Certificate of Designations of Series B Preferred Stock of WhiteHawk Income Corporation, dated as of February 1, 2024 , in each case as in effect as of the date hereof.

“Specified Period B/C Level II Equity Redemptions” means redemptions by the Issuer of its (a) Series B Preferred Shares in accordance with the Certificate of Designations of Series B Preferred Stock of WhiteHawk Income Corporation, dated as of February 1, 2024 and/or (b) Series C Preferred Shares in accordance with the Certificate of Designations of Preferred Stock of WhiteHawk Income Corporation, dated as of March 26, 2025, in each case as in effect as of the date hereof.

“Specified Event” as defined in Section 9.02.

“Specified Issuance Proceeds” as defined in Section 7.04(e).

“Specified PHX Merger” means the acquisition by WhiteHawk Merger Sub, Inc. (“Merger Sub”) of the outstanding common stock of PHX Minerals Inc., a Delaware corporation (the “Target”), by means of a cash tender offer (the “Offer”) by Merger Sub to acquire any and all of the outstanding shares of common stock of the Target, and, as soon as practicable following the consummation of the Offer, a merger of Merger Sub with and into the Target pursuant to Section 251(h) of the General Corporation Law of the State of Delaware on the Second Amendment Effective Date pursuant to and in accordance with the terms and conditions of the Specified PHX Merger Agreement.

“Specified PHX Merger Agreement” means that certain Agreement and Plan of Merger between WhiteHawk Acquisition, Inc., Whitehawk Merger Sub, Inc. and PHX Minerals Inc., dated as of May 8, 2025 and as in effect on June 23, 2025, together with all exhibits, annexes, schedules and other disclosure or other letters thereto, collectively.

“Specified RPs” as defined in Section 7.04(d).

“Specified SJM Acquisition” means the acquisition by Whitehawk Income Marcellus LLC of the Acquired SJM Assets on the First Amendment Effective Date pursuant to and in accordance with the terms and conditions of the Specified SJM Acquisition Agreement.

“Specified SJM Acquisition Agreement” means that certain Purchase and Sale Agreement between Three Rivers Royalty, LLC, as seller, and WhiteHawk Income Marcellus LLC, as buyer, dated as of and as in effect on March 31, 2025, together with all exhibits, annexes, schedules and other disclosure or other letters thereto, collectively.

“Strip Price” means, at any time, (a) for each remaining month of the current calendar year, the monthly NYMEX Pricing for the remaining contracts in the current calendar year, (b) for each of the succeeding five complete calendar years, the monthly NYMEX Pricing, in each case, for each of the twelve months in each such calendar year, and (c) for the succeeding sixth complete calendar year, and for each calendar year thereafter, the annual monthly average of the NYMEX Pricing of the preceding fifth calendar year.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, any other Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than

50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) the management decisions of which, as of such date, are otherwise controlled, in each case, directly, indirectly through one or more intermediaries, or both, by the Parent. Unless otherwise specified, each reference to “Subsidiary” means a Subsidiary of the Issuer. It is understood and agreed that following each DST Sell-Down, until it becomes a subsidiary of the Issuer in accordance with this definition of “Subsidiary” and this final sentence is no longer necessary, each WH DST shall be deemed to be a Subsidiary.

“Swap Agreement” means any swap, forward, collar, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise (and for the avoidance of doubt, including on a prepaid or physically settled basis), involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, but not limited to, as the context dictates, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or its Restricted Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such close-out and termination value(s) (including any unpaid amounts) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Target Debt Balance” means the aggregate principal amount of Notes as set forth in the following table:

Closing Date	$65,000,000
January 31, 2025	$63,375,000
April 30, 2025	$147,750,000
July 31, 2025	$243,975,000
October 31, 2025	$237,700,000

January 31, 2026	$231,425,000
April 30, 2026	$225,150,000
July 31, 2026	$218,875,000
October 31, 2026	$212,600,000
January 31, 2027	$206,325,000
April 30, 2027	$200,050,000
July 31, 2027	$193,775,000
October 31, 2027	$187,500,000
January 31, 2028	$181,225,000
April 30, 2028	$174,950,000
July 31, 2028	$168,675,000
October 31, 2028	$162,400,000
January 31, 2029	$156,125,000
April 30, 2029	$149,850,000
July 31, 2029	$143,575,000
October 31, 2029	$137,300,000
January 31, 2030	$131,025,000
April 30, 2030	$124,750,000

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax on the Overall Net Income” of a Person means (a) Taxes imposed on or measured by net income (however denominated), franchise Tax and branch profits Tax, in each case, imposed on a Person by the jurisdiction (or any political subdivision thereof) in which a Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Holder, its Applicable Office) is located or in which that Person (and/or, in the case of a Holder, its Applicable Office) is deemed to be doing business, and (b) any Tax imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Tax Related Person” means, with respect to a pass-through entity, any Person who is a beneficial owner of an interest in such pass-through entity who is required to include in income amounts realized (whether or not distributed) by such pass-through entity. The foregoing shall be determined under United States federal income tax principles.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means the three-month Term SOFR Reference Rate at approximately 12:00 p.m., New York time, two (2) U.S. Government Securities Business Days prior to the commencement of the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Interest Period, the rate per annum determined by the Agent as the three-month forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day.

“Third Amendment” means that certain Third Amendment to Note Purchase Agreement, dated as of January 27, 2026, by and among the Issuer, the other Note Parties, the Agents and the Holders.

“Third Amendment Effective Date” means January 27, 2026.

“Total Net Debt” means, as of any date of determination, (a) the aggregate amount of Debt of the Issuer and its Consolidated Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP consisting only of Debt of the Issuer and its Restricted Subsidiaries for borrowed money, drawn but unreimbursed obligations under letters of credit, obligations in respect of Finance Leases and other obligations for borrowed money evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments (excluding, for the avoidance of doubt, Debt under surety or other performance bonds and similar instruments), minus (b) the aggregate amount of the Note Parties’ Unrestricted Cash on hand as of such date in an aggregate amount not to exceed $25,000,000.

“Total PDP PV-10 Value” means, as of any date of determination, with respect to the Proved Developed Producing Reserves constituting Oil and Gas Properties of the Note Parties, the net present value of future cash flows (discounted at ten percent (10%) per annum) calculated in accordance with Section 1.05.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any of its Restricted Subsidiaries in connection with the Transactions, this Agreement and the other Note Documents and the transactions contemplated hereby.

“Transactions” means the transactions contemplated by the Note Documents to occur on or prior to the Closing Date, including (a) the execution, delivery and performance by the Note Parties of the Note Documents to which they are a party and the issuance of the Notes hereunder, (b) the consummation of the Specified Acquisition and the Refinancing and (c) the payment of related fees and expenses.

“Trust Agreements” means (a) the Amended and Restated Trust Agreement of WhiteHawk Royalties I DST, a Delaware Statutory Trust (the “Initial Trust Agreement”) by and among WhiteHawk DST Depositor LLC, as the depositor, WhiteHawk DST Manager LLC, as the Manager and signatory trustee, and Corporate Creations Network Inc., as the Delaware trustee (including all amendments, exhibits and schedules thereto) in substantially the same form delivered to the Required Lenders on the Third Amendment Effective Date and (b) a trust agreement of a WH DST with substantially the same form, terms and conditions as the Initial Trust Agreement as in effect on the Third Amendment Effective Date.

“U.S. Tax Compliance Certificate” as defined in Section 2.14(e)(iii).

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States Person” has the meaning in Section 7701(a)(30) of the Internal Revenue Code. “Unrestricted Cash” means cash or Cash Equivalents of the Issuer or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Restricted Subsidiaries; provided that (a) cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Restricted Subsidiaries solely because such cash or Cash Equivalents are subject to a Control Agreement in favor of the Collateral Agent shall constitute Unrestricted Cash hereunder and (b) cash and Cash Equivalents shall be included in the determination of Unrestricted Cash only to the extent that such cash and Cash Equivalents are maintained in accounts subject to a Control Agreement as required hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer designated as such on Schedule 4.13. Notwithstanding anything to the contrary, there shall be no Unrestricted Subsidiaries under the Note Purchase Agreement or any other Note Document and the Issuer shall not be permitted to designate any Subsidiary as an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“WH Depositors” means, collectively (a) WhiteHawk DST Depositor LLC, a Delaware limited liability company and (b) a wholly-owned subsidiary of the Issuer with a substantially similar business purpose and organizational structure as WhiteHawk DST Depositor LLC as in effect on the Third Amendment Effective Date.

“WH DSTs” means, collectively (a) WhiteHawk Royalties I DST, a Delaware Statutory Trust and (b) a Delaware statutory trust initially formed and beneficially owned by a WH Depositor with a substantially similar business purpose and organizational structure as WhiteHawk DST Depositor LLC as in effect on the Third Amendment Effective Date.

“WH DST Offering” mean a specific offering and syndication of class 1 beneficial interests in a WH DST to third-party investors pursuant to the applicable DST PPM.

“WH Master Tenants” means, collectively (a) WhiteHawk DST Master Tenant LLC, a Delaware limited liability company and (b) a wholly-owned subsidiary of the Issuer with a substantially similar business purpose and organizational structure as WhiteHawk DST Master Tenant LLC as in effect on the Third Amendment Effective Date.

“WH OPs” means, collectively (a) WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership and (b) a wholly-owned subsidiary of the Issuer with a substantially similar business purpose and organizational structure as WhiteHawk Income Operating Partnership L.P. as in effect on the Third Amendment Effective Date.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Issuer or one or more of the Wholly-Owned Subsidiaries or are owned by the Issuer and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means each of the Note Parties or the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and the Issuer or the Requisite Holders shall so request, the Requisite Holders and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Issuer shall provide to Agent and Holders reconciliation statements requested by Agent, acting at the written direction of the Requisite Holders, (reconciling the computations of such financial ratios and requirements from then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith. Financial statements and other information required to be delivered by the Issuer to Holders pursuant to Sections 6.01(a) and 6.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of the Issuer.

Section 1.04. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to a Schedule shall be considered a reference to such Schedule as of the Closing Date. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use of the words “repay” and “prepay” and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein (it is understood that the phrase “any functionally equivalent term”, when used with respect to another term, means a term with substantially the same meaning as such other term)). The use herein of the phrase “to the knowledge of” with respect to a Note Party shall be a reference to the knowledge of the Responsible Officers of the applicable Note Party. Unless otherwise specified, whenever any obligation required hereunder shall be stated to be due or performed on a day that is not a Business Day, such obligation shall be required on the immediately succeeding Business Day and such extension of time shall be included in the satisfaction of the obligation required hereunder (except as set forth in the definition of “Maturity Date”). The use of the phrase “subject to” or words of like import as used in connection with Liens permitted under Section 7.03 or otherwise and the permitted existence of any Liens permitted under Section 7.03 or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Collateral Agent or any other Secured Party as there is no intention to subordinate the Liens granted in favor of the Collateral Agent and the other Secured Parties. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights. No provision of this Agreement or any other Note Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. The words “execution,” “signed,” “signature,” and words of like import in any Note Document or any amendment or other modification thereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Agents are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agents pursuant to reasonable procedures approved by the Agents. All notices, approvals, consents, requests and any communications hereunder must be in writing, in English (provided that any such communication sent to an Agent hereunder must be delivered by electronic mail (if in such Agent’s discretion), or in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or AdobeSign (or such other digital signature provider as specified in writing to the Agents by the Issuer)). The Note Parties agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to an Agent, including without limitation the risk of the Agents acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any reference in the Note Documents to the Agent or Collateral Agent exercising discretion or making determinations shall refer to the Agent or Collateral Agent exercising such discretion or making such determination at the direction of the Requisite Holders. Neither the Agent nor the Collateral Agent shall have any obligation to act in the absence of such direction.

Section 1.05. Calculations of Total PDP PV-10 Value. Notwithstanding anything to the contrary contained herein:

(a)	for all calculations of Total PDP PV-10 Value hereunder:

(i) appropriate deductions shall be made for severance and ad valorem taxes, obligations and anticipated payments in respect of minimum volume commitments, capital expenditures and for operating, gathering, transportation and marketing costs required for the development, operation, production and sale of such oil and gas properties (including any contractually specified cost increases or escalators), plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas properties (including expense incurred after the end of the expected economic lives of such Oil and Gas properties or contractually required increases in or escalators for expenses) in respect of such oil and gas properties,

(ii) without prejudice to Section 6.12(c)(ii), appropriate deductions shall be made for the benefits associated with Proved Developed Producing Reserves constituting Oil and Gas Properties of the Note Parties for which reasonably satisfactory title information as determined by the Requisite Holders has not been provided to the Requisite Holders on at least 90% of the cash flows attributable to such Proved Developed Producing Reserves,

(iii) the pricing assumptions used in determining Total PDP PV-10 Value for any Oil and Gas properties shall be based upon the Strip Price as described in clause (c) below, to reflect the Note Parties’ commodity Swap Agreements with Approved Counterparties then in effect so that the expected cash flows with respect to such Swap Agreements are included in the determination of Total PDP PV-10 Value, without duplication with the cash flows from the production subject to such Swap Agreements (it being understood that deferred premiums in respect of such Swap Agreements shall be deducted from such expected cash flows),

(iv) the cash flows derived from the pricing assumptions set forth in clause (ii) above shall be further adjusted for basis, quality and gravity differentials based on historical differentials and go-forward expectations,

(v) the methodology applied towards any such calculation shall be consistent with, as reasonably determined by the Requisite Holders, the methodology applied in the Acquired Assets Reserve Report and the Initial Reserve Report, including without limitation the methodology applied to allocate fixed platform expenses to various reserve categories, and

(vi) notwithstanding the foregoing, wells shall only be included in the determination of Total PDP PV-10 Value to the extent that the Issuer receives revenue in the form of cash or Cash Equivalents pursuant to its ownership interest in such wells;

(b) any such calculation, other than any calculation made as of the last day of any Fiscal Quarter with respect to clause (i) and clause (iii) below, shall be calculated on a pro forma basis for (i) the roll-off of production since the date of the most recently delivered Reserve Report, (ii) any change in the category of any Oil and Gas Property to another category of Oil and Gas Property (e.g., any “proved undeveloped reserves” becoming “proved developed reserves”) and (iii) any disposition or acquisition of Oil and Gas Properties of the Note Parties constituting Proved Developed Producing Reserves, in each case, occurring or consummated by the Note Parties following the “as of” date of the Reserve Report most recently delivered by the Issuer pursuant to Section 6.11 (provided that, in the case of clause (ii) and dispositions or acquisitions under clause (iii) above, the Requisite Holders shall have received, and such update shall be based on, updated reserve engineering projections, reasonably acceptable to the Requisite Holders, evaluating the Proved Developed Producing Reserves attributable to the Oil and Gas Properties subject thereto (“Specified Reserve Updates”)) but prior to the date on which Total PDP PV-10 Value is being calculated;

(c) any calculation of Total PDP PV-10 Value (i) on any date other than the last day of any Fiscal Quarter shall be made using (x) the information set forth in the Reserve Report most recently delivered by the Issuer pursuant to Section 6.11 (as supplemented by any Specified Reserve Updates) and with an “as of” date that is such date of determination and (y) a Strip Price determined as the Strip Price for the date that is five (5) Business Days prior to such date of determination and (ii) on the last day of any Fiscal Quarter shall be made using (x) the information set forth in the Reserve Report with an “as of” date that is the same as such date and shall be based on reserve categories of the Oil and Gas properties on such date, and (y) a Strip Price determined as of the date that is forty (40) days after the end of the Fiscal Quarter to which the applicable corresponding certificate delivered pursuant to Section 6.01(c) pertains; and

(d) within ten (10) Business Days of receiving an Asset Coverage Ratio certificate provided pursuant to Section 6.01(c) or Section 6.01(u), the Requisite Holders may, in their sole discretion, (x) request additional information with respect to such Asset Coverage Ratio certificate, its related Reserve Report and/or (y) deliver written notice to the Issuer that the Requisite Holders do not agree with the information set forth in such Reserve Report, Specified Reserve Updates and/or the Issuer’s calculation of the Asset Coverage Ratio (including any component thereof). Upon delivery of such written notice by the Requisite Holders, the Issuer and the Requisite Holders shall promptly engage in good faith discussions to come to an agreement with respect to such Reserve Report, Specified Reserve Updates and/or such calculation of the Asset Coverage Ratio (including any component thereof). If the Issuer and the Requisite Holders have not resolved any such disagreements within five (5) Business Days (or such longer period as is mutually agreeable to the Issuer and the Requisite Holders),

(i) the Requisite Holders shall have the right to elect within ten (10) Business Days (or such longer period as is mutually agreeable to the Issuer and the Requisite Holders) following the initial five (5) Business Day period to have an Approved Petroleum Engineer selected by the Requisite Holders (a “Second Engineer”) audit the Reserve Report, Specified Reserve Updates and related calculations delivered by the Issuer; provided that such Second Engineer’s audit and preparation of a revised Reserve Report and updated calculations of the Asset Coverage Ratio shall be completed within thirty (30) days of delivery of the Requisite Holder’s notice of dispute (or such later date as is mutually agreeable to the Issuer and the Requisite Holders). The Issuer and the Requisite Holders will endeavor that such determination be provided as soon as possible (and agree to promptly provide such information as may be requested by the Second Engineer in connection with such determination). The Second Engineer’s determination of fact as to such matters and as to the Total PDP PV-10 Value that will be used in the calculation of Asset Coverage Ratio shall be binding, absent manifest error. If the Second Engineer’s calculation of Total PDP PV-10 Value is (x)(1) higher than or (2) lower by less than ten percent (10%) of, the disputed Reserve Report’s calculation of Total PDP PV-10 Value, then the fees and expenses of the Second Engineer with respect to such applicable dispute shall be paid by the Requisite Holders and (y) lower by ten percent (10%) or greater of the disputed Reserve Report’s calculation of Total PDP PV-10 Value, the fees and expenses of the Second Engineer with respect to such applicable dispute shall be paid by the Issuer, or

(ii) in the event the Requisite Holders have not elected to have a Second Engineer audit the Reserve Report, Specified Reserve Updates and related calculations delivered by the Issuer in accordance with clause (i) above, the Issuer and the Requisite Holders shall refer such matters to the Approved Petroleum Engineer that most recently prepared a Reserve Report to make a determination (which shall be binding, absent manifest error) of fact as to such matters and as to the Total PDP PV-10 Value that will be used in the calculation of Asset Coverage Ratio. The Issuer and the Requisite Holders will endeavor that such determination be provided as soon as possible (and agree to promptly provide such information as may be requested by such Approved Petroleum Engineer in connection with such determination), and in any event within thirty (30) days of submission of such request to such Approved Petroleum Engineer (or such later date as is mutually agreeable to the Issuer and the Requisite Holders).

During any such period of determination by the applicable Second Engineer or Approved Petroleum Engineer, as applicable (x) there shall be no Default or Event of Default arising from any non-compliance with Section 7.01(b) for the applicable test date and (y) no event or transaction that requires the calculation of, and compliance with, an Asset Coverage Ratio on a Pro Forma Basis, Distribution PF Basis or otherwise shall be entered into or consummated by the Issuer and its Restricted Subsidiaries. For the avoidance of doubt, if the final determination by such Second Engineer or Approved Petroleum Engineer, as applicable, would result in a finding that would cause the Issuer to fail to be in compliance with Section 7.01(b), all rights of the Issuer under Section 7.01(c) shall apply.

Section 1.06. Free Cash Flow Distributions and Prepayments Spreadsheet. For clarity, Appendix D contains an illustrative example of the calculations set forth in Section 2.09(a), Section 7.04(e) and Section 7.05(h) and the definitions of “Adjusted Cash Flow from Operating Activities”, “Cash Flow From Operating Activities”, “Distributable Free Cash Flow”, “Distribution PF Basis”, “Free Cash Flow (Back)”, “Free Cash Flow (Forward)”, “Free Cash Flow Utilization”, and “Prior Period Adjustment” and the parties hereto agree that the principles and methodologies with respect to the calculations set forth in Appendix D shall, absent manifest error, govern with respect thereto.

ARTICLE II

PURCHASE AND SALE OF NOTES

Section 2.01. Note Purchase.

(a) The Notes. Subject to the terms and conditions hereof (i) on the Closing Date, Issuer shall issue to each Holder, and each Holder shall purchase from Issuer (so long as all conditions precedent required hereby shall have then been satisfied or waived), a Note denominated in Dollars in an aggregate principal amount equal to such Holder’s Pro Rata Share of $65,000,000, (ii) on the First Amendment Effective Date, Issuer shall issue to each First Amendment Additional Note Holder, and each First Amendment Additional Note Holder shall purchase from Issuer (so long as all conditions precedent required hereby shall have then been satisfied or waived), a Note denominated in Dollars in an aggregate principal amount equal to such Holder’s Pro Rata Share of $86,000,000 and (iii) on the Second Amendment Effective Date, Issuer shall issue to each Second Amendment Incremental Note Holder, and each Second Amendment Incremental Note Holder shall purchase from Issuer (so long as all conditions precedent required under the Second Amendment shall have then been satisfied or waived), a Note denominated in Dollars in an aggregate principal amount equal to such Holder’s Pro Rata Share of $100,000,000.

(b) Notes purchased under this Section 2.01 and repaid or prepaid may not be resold, repurchased or reborrowed. In addition, each Holder’s Commitment shall be reduced in full and immediately terminated upon giving effect to the purchases of the Notes on the Closing Date.

Section 2.02. The Notes; Purchases, Conversions and Continuations of Notes.

(a) In the absence of manifest error, the obligation of Issuer to repay to each Holder the aggregate amount of all Notes held by such Holder, together with interest accruing in connection therewith, shall be evidenced by the Notes made by Issuer payable to such Holder or its registered assigns with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein or in the applicable Note. Each Note shall be due and payable as provided herein and shall be due and payable in full on the Maturity Date. Issuer may not issue, repay, and reissue Notes hereunder or under the Notes.

(b) The failure of any Holder to purchase any Note to be purchased by it as part of any purchase of Notes pursuant to Section 2.01 shall not relieve any other Holder of its obligation, if any, hereunder to purchase its Notes on the date of such Note Purchase, but no Holder shall be responsible for the failure of any other Holder to purchase the Notes to be purchased by such other Holder on the date of any Purchase.

Section 2.03. Requests for Notes. Issuer must give to Agent written or electronic notice of any requested Note Purchase of Notes to be issued to, and purchased by, Holders. Each such notice constitutes a “Note Purchase Notice” hereunder and must:

(a) specify the aggregate amount of any such Note Purchase and the date on which such Notes are to be purchased; and

(b) be received by Agent no later than 12:00 p.m., New York, New York time, ten (10) Business Days prior to the date on which any such Notes are to be purchased (or such earlier date as the Holders may agree (and have notified Agent) in their sole discretion), which Note Purchase Notice shall

(i) be sent by the Agent to the Holders no later than 12:00 p.m., New York, New York time one Business Day following receipt by the Agent thereof and (ii) specify the accounts in to which the funds received by Agent on the Closing Date shall be disbursed (which may be in the form of the Flow of Funds).

Each such written request must be made in the form and substance of the Note Purchase Notice, duly completed. Upon receipt of any such Note Purchase Notice, Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to such new Notes have been met (or waived), each Holder will on the date requested promptly remit to Agent, at Agent’s Account, the amount of such Holder’s new Note in immediately available funds, and upon receipt of all such funds, the Agent shall promptly make such funds available to the Issuer and the Issuer will deliver such Notes to the counsel for the Holders who shall promptly make such Notes available to each Holder. The failure of any Holder to purchase any Note hereunder shall not relieve any other Holder of its obligation hereunder, if any, to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase any Note hereunder.

Section 2.04. Use of Proceeds. (a) The proceeds of the Notes issued on the Closing Date shall be used (i) to pay a portion of the purchase price for the Specified Acquisition and (ii)(A) the repayment in full of the Existing Credit Facility (the “Refinancing”) and (B) to make redemptions of Series A Preferred Shares and (iii) for general corporate purposes, including to pay the Transaction Expenses; (b) the proceeds of the First Amendment Additional Notes issued on the First Amendment Effective Date shall be used (i) to pay a portion of the purchase price for the Specified SJM Acquisition, (ii) to redeem the Series A Preferred Shares in full and (iii) to pay the First Amendment Transaction Expenses and (c) the proceeds of the Second Amendment Incremental Notes issued on the Second Amendment Effective Date shall be used (i) to pay a portion of the consideration for the Specified PHX Merger and (ii) to pay the Second Amendment Transaction Expenses.

Section 2.05. Evidence of Debt; Register; Holders’ Books and Records; Notes.

(a) Holders’ Evidence of Debt. Each Holder shall maintain in its internal records an account or accounts evidencing the Obligations of the Issuer to such Holder, including the amounts of the Notes held by such Holder and each repayment and prepayment in respect thereof. The failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Notes. In the event of any inconsistency between the Register and any Holder’s records, the recordations in the Register shall govern.

(b) Register. Agent shall maintain at Agent’s Office a register for the recordation of the names and addresses of the Holders and principal amounts (and stated interest) of the Notes owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Issuer and any Holder at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive and binding on the Note Parties, the Agent and each Holder, absent manifest error; provided that, failure to make any such recordation, or any error in such recordation, shall not affect the Note Parties’ Obligations in respect of any Note. The Issuer, the Agent and the Holders shall treat each Person in whose name any Note shall be registered as the owner and the Holder thereof for all purposes hereof. The Issuer hereby designates the entity serving as Agent to serve as the Issuer’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.05, and the Agent shall be entitled to all of the rights, privileges and immunities afforded to it hereunder in the performance of such duties. Notwithstanding the foregoing, the Agent shall not, or be deemed to, act hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

Section 2.06. Interest; Fees.

(a) Interest. Each Note shall at all times bear interest at a rate equal to the Applicable Margin then in effect (as such amount may be increased pursuant to Section 2.06(c)), paid in cash (“Interest”). For the avoidance of doubt, interest on the Second Amendment Incremental Notes shall begin to accrue commencing on the Second Amendment Pre-Fund Date.

(b) Interest Payment Dates. Interest on each Note shall be due and payable on each Interest Payment Date to Holders of record in the Register on such Interest Payment Date; provided that, if Interest on any Note is required to be paid on any Settlement Date pursuant to Section 2.08 or Section 2.09, and such Settlement Date is not an Interest Payment Date, then the amount of Interest due and payable on the next succeeding Interest Payment Date will be reduced by the amount of interest accrued to such Settlement Date and required to be paid (and is actually paid) on such Settlement Date pursuant to such Section 2.08 or Section 2.09. All interest payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Default Interest. Notwithstanding the foregoing, (1) automatically upon the occurrence and during the continuance of an Event of Default arising under Section 9.01(a), Section 9.01(b), Section 9.01(h) or Section 9.01(i) and (2) if any other Event of Default has occurred and is continuing, then if the Requisite Holders so elect by written notice to the Issuer (with a copy to the Agent), the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any due and unpaid interest payments on the Notes or any unpaid fees or other unpaid amounts owed hereunder (other than default interest occurring under this Section 2.06(c)), shall, commencing on the date of occurrence of the applicable Event of Default, bear interest (including post-petition interest in any proceeding under the Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes to the date of payment to the Agent. Payment or acceptance of the increased rates of interest provided for in this Section 2.06(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agents or any Holder.

(d) Fees. Issuer will pay to each of the Agents and EIG for their own respective accounts, the fees as set forth in the Agent Fee Letter and the Fee Letter, respectively.

(e) Calculations. The Agent shall promptly (but in any event no later than three (3) Business Days to the Issuer and two (2) Business Days to the Holders prior to any Interest Payment Date or the date of any other amount payable under this Section 2.06) notify the Issuer and the Holders of the effective date and the amount of each Interest, fee or other payment under this Section 2.06. Each determination of an interest rate, interest payment amount or fee payment amount by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Issuer and the Holders in the absence of manifest error. The Agent shall provide the Issuer notice of the calculation of Term SOFR Rate via email prior to the commencement of the applicable Interest Period.

Section 2.07. Repayment of Notes. If any principal or interest amount payable under the Notes remains outstanding on the Maturity Date, such amount will be paid in full by the Issuer to the Agent on behalf of the Holders in immediately available funds on the Maturity Date, together with any amounts required to be paid hereunder, including pursuant to Section 2.06.

Section 2.08. Voluntary Prepayments. The Issuer may prepay the Notes on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.06 and Section 2.11(g)) in an aggregate minimum principal amount equal to (a) if being paid in whole, the Obligations and (b) if being paid in part, (A) $1,000,000 and integral multiples of $500,000 in excess of that amount or (B) in an amount equal to the difference of the aggregate outstanding principal amount of the Notes on the date of such prepayment and the immediately subsequent Target Debt Balance. All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice, in each case given to Agent by 12:00 p.m. (New York, New York time) on the date required, which, upon receipt by the Agent, shall be promptly delivered to the Holders. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any notice of prepayment described above may provide that such prepayment is conditioned upon the satisfaction of one of more conditions precedent. Any such voluntary prepayment shall be applied as specified in Section 2.10.

Section 2.09. Mandatory Prepayments.

(a) CF Sweep Dates. On each “CF Sweep Date” as set forth in Appendix C, commencing with January 31, 2025, the Issuer shall prepay the Notes in an aggregate principal amount equal to the lesser of (i) the difference between (A) the aggregate outstanding principal amount of Notes and (B) the then current Target Debt Balance, in each case as of the date of such prepayment and (ii) Liquidity, calculated on a Distribution PF Basis, in excess of the Minimum Liquidity Amount.

(b) Casualty Events. Upon receipt by the Issuer or any of its Affiliates of any Net Casualty Event Proceeds in excess of $500,000 for any individual Casualty Event or series of related Casualty Events or $1,000,000 in the aggregate, the Issuer shall within three (3) Business Days after the date of receipt of such Net Casualty Event Proceeds prepay the Notes in an aggregate principal amount equal to one hundred percent (100%) of the Net Casualty Event Proceeds and/or, so (A) long as no Default or Event of Default has occurred and is continuing and (B) both (I) as of the date of delivery of the certificate of the Responsible Officer of the Issuer described in the proviso below and (II) as of the date of reinvestment of Net Casualty Event Proceeds (as evidenced with a certificate of the Responsible Officer as of the date of such reinvestment delivered by the Issuer to the Agent), the Issuer being in compliance with (1) a Consolidated Total Net Leverage Ratio of less than 2.00 to 1.00, (2) an Asset Coverage Ratio of greater than 1.35 to 1.00, in each case on a Pro Forma Basis, reinvest such Net Casualty Event Proceeds in make Investments in Oil & Gas Properties or Equity Interests of any entity with no material assets other than Oil and Gas Properties; provided further that promptly following any determination by the Issuer of an election to invest Net Casualty Event Proceeds pursuant to this Section 2.09(b), the Issuer shall, within thirty (30) days after the receipt of such Net Casualty Event Proceeds, deliver to the Agent a certificate of a Responsible Officer of the Issuer specifying that the Issuer intends to reinvest such Net Casualty Event Proceeds; provided that, if any such Net Casualty Event Proceeds are not reinvested within three-hundred sixty (360) days, the Issuer shall prepay the Notes in an amount equal to the amount of any Net Casualty Event Proceeds from Casualty Event(s) that are not applied or (re-)invested as set forth in this Section 2.09(b).

(c) Issuance of Debt. Upon receipt by or on behalf of any Note Party or any of their Subsidiaries of any cash proceeds from the incurrence of any Debt (other than Debt that is permitted hereunder) by such Person, the Issuer shall prepay the Notes in an aggregate principal amount equal to one hundred percent (100%) of such proceeds.

(d) Asset Sales. Upon receipt by the Issuer or any of its Affiliates of any Net Asset Sale Proceeds in excess of $1,000,000 for any non-ordinary course individual Asset Sale or series of related Asset Sales or $2,000,000 in the aggregate, the Issuer shall (i) within three (3) Business Days after the date of receipt of such Net Asset Sale Proceeds prepay the Notes in an aggregate principal amount equal to one hundred percent (100%) of the Net Asset Sale Proceeds and/or, so (A) long as no Default or Event of Default has occurred and is continuing and (B) both (I) as of the date of delivery of the certificate of the Responsible Officer of the Issuer described in the proviso below and (II) as of the date of reinvestment of Net Asset Sale Proceeds (as evidenced with a certificate of the Responsible Officer as of the date of such reinvestment delivered by the Issuer to the Agent), the Issuer being in compliance with (1) a Consolidated Total Net Leverage Ratio of less than 2.00 to 1.00, (2) an Asset Coverage Ratio of greater than 1.35 to 1.00, in each case on a Pro Forma Basis, reinvest such Net Asset Sale Proceeds in make Investments in Oil & Gas Properties or Equity Interests of any entity with no material assets other than Oil and Gas Properties; provided further that promptly following any determination by the Issuer of an election to invest Net Asset Sale Proceeds pursuant to this Section 2.09(d), the Issuer shall, within thirty (30) days after the receipt of such Net Asset Sale Proceeds, deliver to the Agent a certificate of a Responsible Officer of the Issuer specifying that the Issuer intends to reinvest such Net Asset Sale Proceeds; provided that, if any such Net Asset Sale Proceeds are not reinvested within three-hundred sixty (360) days, the Issuer shall prepay the Notes in an amount equal to the amount of any Net Asset Sale Proceeds from Asset Sale(s) that are not applied or (re-)invested as set forth in this Section 2.09(d).

(e) Specified Equity Contribution. Not later than five (5) Business Days following receipt by the Issuer of any Cure Amount in accordance with Section 7.01(c), the Issuer shall prepay the Notes in an aggregate principal amount equal to one hundred percent (100%) of any such Cure Amount.

(f) Prepayment Notice. All prepayments made in accordance with Section 2.09(b) through Section 2.09(e) shall be made upon not less than eight (8) Business Days’ prior written notice (or such shorter period as may be consented to by the Requisite Holders, provided, that the time period for any right for the Holders to waive such prepayment pursuant to Section 2.09(g) shall be reduced accordingly), which notice shall be sent by the Agent to the Holders one (1) Business Day following receipt by the Agent thereof. Each such notice shall include the calculation of the amount of the applicable proceeds giving rise to the prepayment, as applicable, and refer to the section under this Agreement relating to such prepayment. In connection with any prepayment required under Section 2.09(b) through Section 2.09(e), in the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such notice, the Issuer shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and the Issuer shall concurrently therewith deliver to Agent a notice of prepayment demonstrating the calculation of such excess. Any notice of prepayment may provide that such prepayment is conditioned upon the satisfaction of one or more conditions precedent. Subject to Section 2.09(g), the Issuer shall prepay the Notes on the date set forth in the applicable prepayment notice.

(g) Holder Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Holder, in its sole discretion, may, but is not obligated to, waive the Issuer’s requirements to make any prepayments pursuant to Section 2.09(b) through Section 2.09(e) with respect to such Holder’s Pro Rata Share of such prepayment. Upon the dates set forth in Section 2.09 for the delivery of any such prepayment notice, Issuer shall promptly notify the Agent of the amount that is available to prepay the Notes. Promptly after the date of receipt of such notice, the Agent shall provide written notice (the “First Offer”) to the Holders of the amount available to prepay the Notes. Any Holder declining such prepayment (a “Declining Holder”) shall give written notice thereof to the Agent by 10:00 a.m. New York, New York time no later than three (3) Business Days prior to such prepayment date. The Agent shall promptly provide written notice (the “Second Offer”) to the Holders other than the Declining Holders (such Holders being the “Accepting Holders”) of the additional amount available (due to such Declining Holders’ declining such prepayment) to prepay Notes owing to such Accepting Holders, such available amount to be allocated on a pro rata basis among the Accepting Holders that accept the Second Offer. Any Holders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Agent by 10:00 a.m. New York, New York time one (1) Business Day prior to such prepayment date, and Agent shall promptly notify Issuer of the aggregate amount of the prepayment. Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Holders shall be retained by Issuer or the relevant Subsidiary for working capital and general corporate purposes, subject to the other covenants contained in this Agreement. For the avoidance of doubt, any Holder or Accepting Holder that does not deliver a notice declining the applicable payment by the dates and times set forth above shall be deemed to have accepted such prepayment offer.

(h) Redemption Offer.

(i) Upon the occurrence of the sale of all or substantially all the properties of the Note Parties and their Restricted Subsidiaries, taken as a whole, or a Change in Control, the Issuer shall make an offer to repurchase all the Holders’ Notes pursuant to an irrevocable offer (“Redemption Offer”) on the terms set forth in this Section 2.09(h); provided that such notice may be conditioned on the consummation of the transactions described in such notice. In the Redemption Offer, Issuer will (A) offer to make a cash payment (a “Redemption Payment”) equal to the amount that would have been payable with respect to such repurchased Notes had the Issuer prepaid such Notes pursuant to Section 2.08 plus, for the avoidance of doubt, the Make-Whole Amount (plus any premium payable in connection therewith) or the Prepayment Fee, as applicable, in each case pursuant to Section 2.11(g) and (B) set forth the date for such purchase, which shall be the date when such transaction is consummated, in which case it shall be the next Business Day thereafter (the “Redemption Purchase Date”). No less than three (3) Business Days prior to the Redemption Purchase Date, the Issuer will send an irrevocable written notice to each Holder (provided that such notice may be conditioned on the consummation of the transactions described in such notice), with a copy to the Agent, describing the transaction or transactions that constitute the sale of all or substantially all the properties of the Note Parties and their Restricted Subsidiaries, taken as a whole, or a Change of Control (as applicable) and stating:

(A) that the Redemption Offer is being made pursuant to this Section 2.09(h) and that the Issuer is repurchasing all outstanding Notes;

(B) the purchase price and the Redemption Purchase Date; and

(C) that, unless the Issuer defaults in the payment of the Redemption Payment, all Notes will cease to accrue interest after the Redemption Purchase Date.

(ii) The Issuer will, no later than 12:00 p.m. (New York, New York time) on the Redemption Purchase Date deposit with the Agent an amount equal to the Redemption Payment in respect of all Notes outstanding.

Upon the giving of any such notice, the principal amount of all of the Holders’ Notes shall become due and payable on the Redemption Purchase Date (provided that any notice described above may provide that such Redemption Payment is conditioned upon the satisfaction of one or more conditions precedent). Upon receipt of the Redemption Payment from Issuer, the Agent will promptly wire transfer (based on each Holder’s wire transfer instructions, which each Holder shall have provided to the Agent (along with completion of Agent’s funds transfer requirements) at least five (5) Business Days prior to the Redemption Purchase Date) to each Holder of Notes the Redemption Payment for such Notes. Any Note paid in full will cease to accrue interest on and after the Redemption Purchase Date, unless the Issuer defaults in making the Redemption Payment.

(iii) Notwithstanding any provision to the contrary, in lieu of the Issuer making a Redemption Offer (A) a third party may make the Redemption Offer in the manner, at the time and otherwise in compliance with the requirements set forth in Section 2.09(f) hereof applicable to a Redemption Offer made by the Issuer and purchases all Notes outstanding, or (B) in connection with or in contemplation of the sale, assignment, conveyance or other transfer of all or substantially all the properties of the Note Parties and their Subsidiaries, taken as a whole, or Change in Control, the Issuer may make an irrevocable offer to purchase (an “Alternate Offer”) all Notes outstanding at a cash price equal to or higher than the Redemption Payment and purchase all Notes outstanding in accordance with the terms of the Alternate Offer prior to the time when the payment by the Issuer would be required pursuant to a Redemption Offer.

Notwithstanding anything to the contrary contained herein, a Redemption Offer or Alternate Offer may be made in advance of the sale, assignment, conveyance or other transfer of all or substantially all the properties of the Note Parties and their Subsidiaries, taken as a whole, or Change in Control, conditioned upon the consummation of such sale, assignment, conveyance or other transfer of all or substantially all the properties of the Note Parties and their Subsidiaries, taken as a whole, or Change in Control, if a definitive agreement is in place for the sale, assignment, conveyance or other transfer of all or substantially all the properties of the Note Parties and their Subsidiaries, taken as a whole, or Change in Control at the time the Redemption Offer or Alternate Offer is made.

(iv) To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof.

(v) For the avoidance of doubt, the Issuer may, at its option, prepay all of the Notes pursuant to the provisions of Section 2.08 (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or the Prepayment Fee, as applicable, due thereunder) in lieu of making a Redemption Offer pursuant to this Section 2.09(h).

Section 2.10. Application of Payments. Any payment of any Note made pursuant to Sections 2.07, 2.08, or 2.09 shall be applied as follows:

(a) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to each of the Agent and Collateral Agent in their capacities as such and Agent-related Indemnitees;

(b) second, pro rata to payment or reimbursement of that portion of the Obligations, constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 or the other Note Documents;

(c) third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes being repaid or prepaid;

(d) fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g), if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g) resulting from the prepayment of principal under clause (e) below);

(e) fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time;

(f)	sixth, pro rata to any other Obligations; and

(g) seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.

Section 2.11. General Provisions Regarding Payments.

(a) All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds without recoupment, setoff, counterclaim or other defense, and delivered to Agent not later than 1:00 p.m. (New York, New York time) on the date due to Agent’s Account for the account of the Holders; the Agent shall give the Holders prompt written notice of amounts due, but not received by the Agent, on such due date and at such time. Funds received by Agent after that time on such due date may be deemed by the Requisite Holders to have been paid by the Issuer on the next Business Day for the purposes of calculating interest thereon.

(b) All prepayments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid and other amounts due and payable thereon.

(c) Agent shall promptly distribute by wire transfer to each Holder to the account indicated in writing to Agent by each applicable Holder, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Agent may, at the direction of the Requisite Holders, deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds prior to 1:00 p.m. (New York, New York time) to be a non-conforming payment. Any such payment may be deemed by the Requisite Holders to have been received by Agent on the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the applicable rate determined pursuant to Section 2.06(a) from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and not otherwise been waived, all payments or proceeds received by Agent hereunder in respect of any of the Obligations shall be applied first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent, the Collateral Agent and Agent-related Indemnitees (including any costs and expenses related to foreclosure or realization upon, or protecting, Collateral) in its capacity as such, second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 or the other Note Documents, third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes, fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g), if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g) resulting from the prepayment of principal under clause fifth below), fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time, sixth, pro rata to any other Obligations, and seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.

(g) Make-Whole Amount; Prepayment Fee. Upon any prepayment of the Notes (except for any prepayment made pursuant to Section 2.07 or Section 2.09(a) or Section 2.09(b) or Section 2.09(e)), whether such prepayment occurs as a result of an acceleration of the Notes pursuant to Section 9.01 (whether automatic or optional acceleration) following an Event of Default, at the Issuer’s option or otherwise), the Issuer shall make an additional payment to the Agent for the account of the Holders in an aggregate amount equal to (i) if such prepayment or acceleration occurs on or prior to June 23, 2027 (the “Make-Whole Expiry Date”), the Make-Whole Amount determined for the Settlement Date with respect to such principal amount plus 2.0% of the principal of such prepaid or accelerated amount plus any accrued and unpaid interest and other amounts due and payable thereon or (ii) if such prepayment or acceleration occurs thereafter, a fee (the “Prepayment Fee”), in an amount equal to the product of (A) if such prepayment or acceleration occurs following the Make-Whole Expiry Date and on or prior to June 23, 2028, 2.00% of the principal of such prepaid or accelerated amount and (B) if such prepayment occurs after June 23, 2028, 0.00% of such prepaid or accelerated amount, plus, in each case for clause (ii), any accrued and unpaid interest and other amounts due and payable thereon. The Agent shall have no obligation to calculate or verify the calculations of the Make-Whole Amount or Prepayment Fee.

(h) Presentment of the Notes by the Holder is not a condition to receipt of payment on the Maturity Date or any earlier redemption.

Section 2.12. Ratable Sharing. The Holders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (a) notify Agent and each other Holder of the receipt of such payment and (b) apply a portion of such payment to purchase Notes (which it shall be deemed to have purchased from each seller of a Note simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Notes shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. The Issuer expressly consents to the foregoing arrangement and agrees (i) that any Holder of a Note so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Issuer to that Holder with respect thereto as fully as if that Holder were owed the amount of the Note held by that Holder and (ii) to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation. The provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes or Obligations to any assignee or participant, other than to the Issuer or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Section 2.13. Increased Costs. Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder or the Agent shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Holder or the Agent with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (a) subjects such Holder (or its Applicable Office) or the Agent to any additional Tax (excluding any Indemnified Tax, any Connection Income Tax and any Excluded Tax (other than a tax described in clause (a) of Tax on the Overall Net Income)) with respect to this Agreement or any of the other Note Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its Applicable Office) or the Agent of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder (or its Applicable Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder or the Agent of agreeing to purchase, purchasing or maintaining Notes hereunder or to reduce any amount received or receivable by such Holder (or its Applicable Office) or the Agent with respect thereto; then, in any such case, Issuer shall promptly pay to such Holder or the Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder shall reasonably determine) as may be necessary to compensate such Holder or the Agent for any such increased cost or reduction in amounts received or receivable hereunder. Such Holder or the Agent shall deliver to Issuer (and in the case of such Holder, with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder or the Agent under this Section 2.13, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that the Issuer shall not be required to compensate such Holder pursuant to this Section 2.13 for any increased costs or reductions incurred more than three hundred sixty-five (365) days prior to the date that such Holder delivers written notice to the Issuer pursuant to this Section 2.13 setting forth such Holder’s intention to claim compensation therefor; provided, further, that if the circumstances giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by or on account of any Note Party hereunder and under the other Note Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b) Withholding of Taxes. If any Withholding Agent is required by law (as determined in the good faith discretion of the applicable Withholding Agent) to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents: (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay (or cause to be paid) any such Tax to the relevant Governmental Authority and (ii) if such Tax is an Indemnified Tax, the sum payable by such Note Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding of Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section), the Agent or such Holder, as the case may be, and each of their Tax Related Persons, receives on the due date a net sum equal to what it would have received had no such deduction or withholding of Indemnified Taxes been required; provided that, for the avoidance of doubt, no such additional amount shall be required to be paid to any Holder or the Agent (including any of their Tax Related Persons) under clause (ii) above for, and Indemnified Taxes shall not include, any of the following Taxes, (A) in the case of the Agent or Holder (including any of their Tax Related Persons), any U.S. federal withholding Tax in effect and applicable (x) as of the date on which Agent or Holder becomes a party to this Agreement (except to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such Holder’s assignor (including to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such Holder’s assignor’s Tax Related Persons) immediately before such Holder became a party to this Agreement), and (y) in the case of a new Tax Related Person that becomes a Tax Related Person of an existing Holder after the relevant date described in (x), above, the date on which such new Tax Related Person becomes a Tax Related Person (except to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such existing Holder described in (x), above, (including to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such existing Holder’s existing Tax Related Persons but only to the extent that such new Tax Related Person acquires the interests of such existing Tax Related Person) immediately before such new Tax Related Person became a Tax Related Person of such existing Holder), or (z) the date on which such Holder changes its Applicable Office (except to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such Holder (including to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such Holder’s Tax Related Persons) immediately before it changed its Applicable Office), (B) any Tax on the Overall Net Income of the Holder or Agent (or any of their Tax Related Persons), (C) any U.S. Tax imposed under FATCA or (D) any Tax attributable to the Holder’s or the Agent’s failure to comply with Section 2.14(e) (all such amounts described in this proviso, “Excluded Taxes”). The Note Parties shall deliver to Agent official receipts (or certified copies of the receipts) or other evidence of such payment reasonably satisfactory to the Requisite Holders in respect of any Taxes payable hereunder within thirty (30) days after payment of such Taxes.

(c) Other Taxes. In addition, and without duplication, the Note Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Note Parties shall deliver to Agent official receipts (or certified copies of the receipts) or other evidence of such payment reasonably satisfactory to the Requisite Holders in respect of Other Taxes payable hereunder as soon as practicable after payment of such Taxes or Other Taxes.

(d) Indemnification. Without duplication of any Taxes covered by Sections 2.14(b) or (c), the Note Parties shall indemnify the Agent and each Holder, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) paid or incurred by the Agent or such Holder or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable expenses and costs arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(e) Administrative Requirements; Forms Provision. Each Holder that is a United States Person for U.S. federal income tax purposes shall deliver to the Issuer and the Agent, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or Agent (each in the reasonable exercise of its discretion), two executed copies of Internal Revenue Service (“IRS”) Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding Tax.

Each Holder that is not a United States Person for U.S. federal income tax purposes (a “Non-U.S. Holder”) shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient), on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be reasonably requested by the Issuer or Agent (each in the reasonable exercise of its discretion), whichever of the following described in clauses (i) through (v) below is applicable, accurately completed and in a manner reasonably acceptable to the Issuer and the Agent:

(i) in the case of a Non-U.S. Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) two executed copies of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (A) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (B) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E;

(iv) to the extent a Non-U.S. Holder is not the beneficial owner of a Note, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are eligible to claim the portfolio interest exemption, such Non-U.S. Holder shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; or

(v) any Non-U.S. Holder shall deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer or the Agent to determine the withholding or deduction required to be made; provided, however, notwithstanding anything to the contrary in this Section 2.14(e), the completion, execution and submission of the documentation described in this clause (v) shall not be required if in the Holder’s reasonable judgment such completion, execution of submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

Each Holder required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.14(e) and Section 2.14(f) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms certificates or other evidence obsolete or inaccurate in any respect, that such Holder shall promptly deliver to Agent and the Issuer two new executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8ECI (or any successor form(s) of any of the foregoing), and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue Code and reasonably requested by Agent or the Issuer to confirm or establish that such Holder is not subject to deduction or withholding of U.S. federal income Tax with respect to payments to such Holder under the Note Documents or is subject to deduction or withholding at a reduced rate, or notify Agent and the Issuer of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything to the contrary in this Section 2.14(e), the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i)-(iv) of this Section 2.14(e)) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder. On or before the Closing Date, (or in the case of a successor or replacement Agent, on or before the date on which such successor or replacement Agent becomes a party to this Agreement), U.S. Bank Trust Company, National Association (or such successor or replacement Agent), shall deliver to the Issuer two executed copies of IRS Form W-9 establishing that the Issuer can make payments to the Agents without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA. Each Holder and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Agent in writing of its legal inability to do so.

(f) If a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Holder shall deliver to the Issuer and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Issuer or the Agent as may be necessary for the Issuer and the Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Agent in writing of its legal inability to do so.

(g) Defined Term. For purposes of this Section, the term “applicable law” includes FATCA.

Section 2.15. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period:

(i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Reference Rate for such Interest Period; or

(ii) the Agent is advised by the Requisite Holders that Term SOFR Reference Rate for such Interest Period will not adequately and fairly reflect the cost to such Holders (or Holder) of its purchasing or maintaining their Notes (or its Note) for such Interest Period;

then the Agent shall give notice thereof to the Issuer and the Holders by written or electronic notice as promptly as practicable thereafter and, until the Agent notifies the Issuer and the Holders that the circumstances giving rise to such notice no longer exist, (A) any Notes requested to be issued and purchased on the first day of such Interest Period shall be issued and purchased as ABR Notes and (B) any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to ABR Notes.

(b) If at any time (i) the Requisite Holders determine (which determination shall be conclusive and binding absent manifest error) that the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary or (ii) the Requisite Holders determine (which determination shall be conclusive and binding absent manifest error) that the circumstances set forth in clause (a) have not arisen but either (w) the CME Term SOFR Administrator has made a public statement or published information that the CME Term SOFR Administrator has ceased or is insolvent (and there is no successor administrator that will continue publication of the Term SOFR Reference Rate), (x) the CME Term SOFR Administrator has made a public statement or has published information (or a public statement or information is published on its behalf) which states that Term SOFR Reference Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Term SOFR Reference Rate), (y) the supervisor for the CME Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the CME Term SOFR Administrator, a resolution authority with jurisdiction over the CME Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the CME Term SOFR Administrator has made a public statement or has published information which states that the CME Term SOFR Administrator has ceased or is insolvent or the Term SOFR Reference Rate will permanently or indefinitely cease to be published or (z) the supervisor for CME Term SOFR Administrator or a Governmental Authority has made a public statement identifying or has published information which states that the Term SOFR Reference Rate is no longer representative or the Term SOFR Reference Rate may no longer be used for determining interest rates for notes or other comparable debt instruments, then the Requisite Holders and the Issuer (in consultation with the Agent) shall endeavor to establish an alternate rate of interest as a replacement to the Term SOFR Reference Rate that gives due consideration to the then prevailing or evolving market convention for determining a rate of interest for notes or other comparable debt instruments in the United States at such time and ensuring that Agent will be able to administer such alternate rate of interest, and the Requisite Holders, the Issuer and the Agent shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that the Requisite Holders and the Issuer shall use commercially reasonable efforts to ensure that such replacement meets the standards set forth under Section 1.1001-6 of the Proposed United States Treasury Regulations (or any successor Untied States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefore an exchange) of any Notes for purposes of Section 1.1001-3 of the United States Treasury Regulations. For the avoidance of doubt, any minimum rate of interest applicable to the Term SOFR Reference Rate hereunder shall also apply to such alternate rate of interest unless otherwise agreed by the

Requisite Holders. The Agent and Requisite Holders do not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR Reference Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any such alternate rate of interest established under this Section 2.15(b), whether the composition or characteristics of any such alternative, successor or replacement interest rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability) or the effect of any of the foregoing, or of any other related conforming changes to this Agreement. The Agent and Requisite Holders may select information sources or services in their reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Issuer (and, in the case of Agent, any Holder) or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for selection of such source or service or for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Until an alternate rate of interest shall be determined in accordance with this clause (b), (x) any Notes requested to be issued and purchased shall be issued and purchased as ABR Notes and (y) any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to ABR Notes.

(c) Neither Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Rate (or other applicable benchmark rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any event or date on which the benchmark shall have transitioned or may no longer be available, (ii) to select, determine or designate any alternative, successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any adjustment to the benchmark or the adjustment spread, or other modifier to any replacement or successor index or (iv) to determine whether or what changes are necessary or advisable, if any, in connection with any of the foregoing. Neither Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Rate (or other applicable benchmark rate) and absence of a designated replacement benchmark rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Requisite Holders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 2.16. Incremental Notes.

(a) Subject to the terms of Section 2.16(b), the Issuer may from time to time request Incremental Commitments, provided that:

(i) Prior to implementing any new Incremental Commitments, the Issuer shall have provided a written notice to the Agent and the then-existing Holders (such notice, the “Incremental Notes Notice”), specifying the amount of Incremental Commitments being requested (the “Incremental Target Amount”), such amount not to exceed $100,000,000 in aggregate outstanding principal amount during the term of this Agreement (the “Incremental Cap”) (it being understood that $100,000,000 of the Incremental Cap has been used by the Second Amendment Incremental Notes);

(ii) following receipt of the Incremental Notes Notice, then-existing Holders at such time may, within thirty (30) days of receipt by the Agent and such Holders of the Incremental Notes Notice (the “Offer Deadline”), deliver to the Issuer a written offer to provide the Incremental Commitments (the “Incremental Notes Offer”; the Holders providing the Incremental Notes Offer, “Electing Holders”), subject to Section 2.16(a)(vi) and Section 2.16(b), in accordance with the terms and procedures set forth in this Section 2.16, which Incremental Notes Offer shall detail the economic and other material terms of the proposed Incremental Notes, including principal amount, amortization, call protection, maturity date, pricing and any other such term deemed material by such then-existing Holder;

(iii) following receipt of the Incremental Notes Offer, the Issuer may, within five (5) Business Days of receipt of such Incremental Notes Offer, accept or decline such Incremental Notes Offer, subject to the terms and conditions contained herein (provided, that, if the Issuer does not respond to such Incremental Notes Offer within such five (5) Business Day period, the Issuer shall be deemed to have declined such Incremental Notes Offer);

(iv) if the Issuer accepts such Incremental Notes Offer, then the Issuer and the Electing Holders shall use commercially reasonable efforts to consummate the transaction set forth in the Incremental Notes Offer in accordance with the terms thereof and this Section 2.16;

(v) any then-existing Holder at such time not responding to the Incremental Notes Notice prior to the Offer Deadline shall be deemed to have declined to provide Incremental Commitments and if any then-existing Holder declines to provide Incremental Commitments by an amount equal to such Holder’s Pro Rata Share of such requested amount, any Holder electing to provide Incremental Commitments may elect to increase its Incremental Commitment by an amount equal to such then-existing Holder’s Pro Rata Share of the aggregate declined portion of such requested increase;

(vi) for the avoidance of doubt, the Issuer shall not be obligated to accept any Incremental Notes Offer.

(b) Any Incremental Commitments and Incremental Notes shall be subject to the following terms:

(i) the aggregate stated principal amount of such Incremental Notes (“Incremental Indebtedness”) shall not exceed $35,000,000 and shall be in a minimum amount of $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in this clause (i));

(ii) any such Incremental Indebtedness (A) shall rank pari passu in right of payment and security with, and have the benefit of the same or equivalent guarantees as, the Note Obligations in respect of the other Notes then outstanding, (B) for purposes of prepayments, shall be treated the same as the Initial Notes then outstanding, and (C) shall have the same terms as the Initial Notes then outstanding;

(iii) no Incremental Indebtedness shall have a final maturity date earlier than the then Maturity Date or a Weighted Average Life to Maturity shorter than the latest Weighted Average Life to Maturity of the Initial Notes then outstanding;

(iv) as of the date of incurring such Incremental Indebtedness, after giving effect to the application of the proceeds thereof, the Note Parties and their respective Subsidiaries (on a consolidated basis) shall be Solvent; and

(v) the satisfaction or waiver by the Holders providing such Incremental Indebtedness on or prior to the date of the incurrence of such Incremental Indebtedness of each of the conditions precedent set forth in Section 3.02.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Closing Date. The obligation of each Holder to purchase Notes on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.06, of the following conditions on or before the Closing Date:

(a) Note Documents. Subject to Section 6.19, each Holder and the Agents shall have received sufficient copies of each Note Document executed and delivered by each Note Party.

(b) Organizational Documents; Incumbency. Each Holder and Agent shall have received (i) sufficient copies of each Organizational Document of the Issuer, and of each other Note Party, certified as of a recent date by the appropriate Governmental Authority, for each Holder, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of the Issuer and of each other Note Party executing the Note Documents; (iii) resolutions of the Board of Directors, the manager(s) or member(s) or similar Governing Body of the Issuer and of each other Note Party approving and authorizing the execution, delivery and performance of this Agreement, the other Note Documents to which it is a party, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate for the Issuer and each other Note Party from the applicable Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which such Person is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(c) Consents. Each of the Issuer, each other Note Party and their Subsidiaries shall have obtained all authorizations, consents and permits from any Governmental Authority and all consents of other Persons, in each case that are necessary or reasonably deemed by Agent and the Requisite Holders to be advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Agent and the Requisite Holders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d) Purchase Date. The date of purchase of the Notes shall be a Business Day.

(e) Initial Reserve Report; Acquired Assets Reserve Report; Title to Oil and Gas Properties. The Agent and the Requisite Holders shall have received (i) the Initial Reserve Report, (ii) the Acquired Assets Reserve Report and (iii) title information (including usual and customary title opinions, title reports and landman certificates in the Issuer’s possession or generated by the Issuer for the Agent and Requisite Holders) setting forth the status of title to at least 90% of PV-10 of the Oil and Gas Properties in the Acquired Assets Reserve Report and the Initial Reserve Report, on a consolidated basis, consistent with usual and customary standards for the geographic regions in which such Oil and Gas Properties are located.

(f) Real Property Collateral. Subject to Section 6.19, the Agents and the Requisite Holders shall have received a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, duly executed and acknowledged by each Note Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable jurisdiction where each such Mortgaged Property is deemed located and that will, when properly recorded (or when the applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create a valid, perfected first priority security interest (after giving effect to Excepted Liens identified in clauses (a) through (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 90% of the PV-10 of the Oil and Gas Properties evaluated in the Acquired Assets Reserve Report and the Initial Reserve Report, on a consolidated basis.

(g) Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of the Holders a valid, perfected first priority security interest in all personal property Collateral of the Note Parties, the Agents shall have received:

(i) evidence reasonably satisfactory to Agents and the Requisite Holders of the compliance by each Note Party with its respective obligations under the Collateral Documents to which it is party (including its obligation to deliver UCC financing statements, originals of securities, instruments and chattel paper); and

(ii) (A) the results of a recent search, by a Person satisfactory to the Requisite Holders, of all effective UCC financing statements made with respect to any personal or mixed property of the Issuer and each Note Party in the applicable jurisdictions, together with copies of all such filings disclosed by such search that will not be terminated on the Closing Date and (B) UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements disclosed in such search that do not constitute Liens permitted under Section 7.03 or Excepted Liens.

(h) [Reserved].

(i) Evidence of Insurance. The Holders shall have received evidence satisfactory to them in their reasonable discretion that all insurance required to be maintained pursuant to Section 6.06 is in full force and effect.

(j) Evidence of Swap Agreements. The Holders shall have received evidence satisfactory to them in their reasonable discretion that all Swap Agreements required to be maintained pursuant to Section 6.20 are in full force and effect.

(k) Opinions of Counsel to Note Parties. Agents and the Holders shall have received executed copies of the favorable written opinions of (i) Weil Gotshal & Manges LLP, counsel for the Issuer and the Note Parties and (ii) to the extent any Mortgages are delivered on the Closing Date, Steptoe & Johnson PLLC and Liskow & Lewis, APLC, as applicable, each as local counsel for the Issuer and the Note Parties, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Agent and Requisite Holders (and the Issuer and each Note Party hereby instructs such counsel to deliver such opinions to Agents on behalf of the Holders).

(l) Expenses. The Issuer shall have paid to Agents and the Holders all amounts (invoiced at least two (2) Business Days prior to the Closing Date (or such shorter time reasonably acceptable to the Issuer) with reasonable detail) required to be paid pursuant to Section 11.02.

(m) Solvency Certificate. On the Closing Date, Agent shall have received a Solvency Certificate from a Financial Officer substantially in the form of Exhibit E.

(n) Closing Date Certificate. The Issuer shall have delivered to Agent and the Holders an executed Closing Date Certificate, together with all attachments thereto.

(o) [Reserved].

(p) [Reserved].

(q) No Material Adverse Effect. Since December 31, 2023, no event, change or condition shall have occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(r) Funds Flow. Agent shall have received at least one (1) Business Day prior to the Closing Date the Flow of Funds, in form and substance reasonably satisfactory to the Requisite Holders.

(s) Initial Note Purchase Notice. Agent shall have received a fully-executed Note Purchase Notice at least seven (7) Business Days prior to the Closing Date (or such earlier date as the Holders may agree in their sole discretion (by notice to the Agent)).

(t) Other Debt; Payoff of Existing Credit Facility. (i) The Requisite Holders shall be satisfied that the Note Parties and their Subsidiaries have no outstanding Debt except for Debt permitted pursuant to Section 7.02(b) and the Note Parties shall not be in default with respect to such Debt and (ii) the Holders shall have received (A) a duly executed payoff letter, in form and substance reasonably satisfactory to Holders, with respect to the Existing Credit Facility which shall set forth the amount necessary to repay all Indebtedness and discharge all obligations, in each case, under the Existing Credit Facility and (B) evidence reasonably acceptable to the Holders that all Liens and guarantees under the Existing Credit Facility shall have been released (including, without limitation, the Holder’s receipt of lien release documents and UCC termination statements in connection therewith) (or substantially concurrently with the funding of the Notes on the Closing Date shall be released).

(u) Financial Statements. The Holders shall have received an unaudited consolidated pro forma balance sheet of the Issuer and its Consolidated Subsidiaries as of the Closing Date (giving effect to the Transactions on the Closing Date) (collectively, the “Initial Financial Statements”).

(v) Lease Operating Statements. The Holders shall have received monthly production and accounting lease operating statements for each calendar month for each of the Fiscal Quarters ended after June 30, 2024 and at least forty-five (45) days prior to the Closing Date.

(w) Fees. The Issuer shall have paid any other amounts owed under and as set forth in the Fee Letter and the Agent Fee Letter.

(x) No Default or Event of Default; Representations and Warranties. On the Closing Date after giving effect to the Transactions, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) all representations and warranties made by the Note Parties contained herein or in the other Note Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

(y) Know Your Customer. Agents and the Holders shall have received, at least five (5) Business Days (or such shorter period as the Agents may agree) prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Issuer, that has been reasonably requested by Holders in writing to the Issuer at least ten (10) Business Days prior to the Closing Date.

(z) Specified Acquisition Agreement. The Agent and the Holders shall have received a certificate from a Financial Officer of the Issuer dated as of the Closing Date certifying (i) that attached thereto is a true and correct fully-executed copy of the Specified Acquisition Agreement (including all amendments, exhibits and schedules thereto) and (ii) the Specified Acquisition has been consummated in accordance with its terms substantially concurrently with the purchase of the Notes under this Agreement.

(aa) Unrestricted Cash. As of the Closing Date, the Issuer and its Restricted Subsidiaries shall have Unrestricted Cash in an amount equal to or greater than $3,000,000.

(bb) Officer’s Certificate. The Issuer shall have delivered to Agent and the Holders a certificate of a Financial Officer of the Issuer certifying as to matters set forth in Section 3.01(c), Section 3.01(o), Section 3.01(p), Section 3.01(q), Section 3.01(x) and Section 3.01(aa).

Agent (at the direction of the Requisite Holders) shall notify the Issuer and the Holders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders to purchase Notes hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.06) at or prior to 5:00 p.m., New York, New York time, on September 17, 2024 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Without limiting the generality of the provisions of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Holder as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Holder unless the Agent shall have received written notice from such Holder prior to the Closing Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and Holders to enter into this Agreement and induce the Holders to purchase their respective Notes, the Note Parties represent and warrant to the Agents and each Holder the following:

Section 4.01. Organization; Powers. Each of the Note Parties and their Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing (if applicable) in, every jurisdiction where such qualification is required by Governmental Requirement, except where failure to have such licenses, authorizations, consents, approvals or qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 4.02. Authority; Enforceability. The Transactions are within the Note Party’s and each Restricted Subsidiary’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and, if required, stockholder, member or manager action (including, without limitation, any action required to be taken by any class of directors or managers of the Note Parties or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Note Document to which each Note Party and each Restricted Subsidiary is a party has been duly executed and delivered by the Note Party and such Restricted Subsidiary and constitutes a legal, valid and binding obligation of the Note Party and such Restricted Subsidiary, as applicable, each enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03. Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors or managers, as applicable, whether interested or disinterested, of the Note Parties or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Note Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Collateral Documents as required by this Agreement, (b) will not violate (i) any applicable provision of law or regulation or any order of any Governmental Authority except where such violation could not reasonably be expected to have a Material Adverse Effect or (ii) the charter, bylaws or other Organizational Documents of the Note Parties or any Restricted Subsidiary, (c) will not violate or result in a default under the Specified Acquisition Agreement, any Material Debt, or any agreement or other instrument binding upon the Note Parties or any Restricted Subsidiary or any of their Properties, (d) will not result in the creation or imposition of any Lien on any Property of the Note Parties or any Restricted Subsidiary (other than the Liens created by the Collateral Documents) and (e) will not result in any order, judgment, writ or decree, which either restricts or purports to restrict any Note Party’s ability to grant Liens to the Agents and the Holders on or in respect of their Properties to secure the Obligations and the Note Documents.

Section 4.04. Financial Condition; No Material Adverse Effect.

(a) [Reserved].

(b) Since the December 31, 2023, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Neither the Note Parties nor any Restricted Subsidiary has on the Closing Date any Material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

Section 4.05. Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened in writing against the Note Parties or any Restricted Subsidiary which are not fully covered by insurance (except for customary deductibles) (i) which individually or in the aggregate, if adversely determined, could reasonably be expected to result in liability exceeding $2,500,000, or (ii) that involve any Note Document or the Transactions. None of the Note Parties or any of their Restricted Subsidiaries is in violation of any order, writ, injunction or any decree of any Governmental Authority which individually or in the aggregate, if adversely determined, could reasonably be expected to result in liability exceeding $2,500,000.

Section 4.06. Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) The Note Parties and their Restricted Subsidiaries and each of their respective Properties and respective operations thereon are and have been in compliance with all applicable Environmental Laws; and none of the Note Parties and their Restricted Subsidiaries has received notice of, any conditions, events, or incidents in connection with any such Properties that would reasonably be expected to interfere with or prevent such compliance or continued compliance with Environmental Laws;

(b) The Note Parties and their Restricted Subsidiaries have obtained all Environmental Permits required for their respective operations and respective ownership of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Note Parties or their Restricted Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) There are no Environmental Claims or other claims, demands, suits, orders, inquiries or proceedings concerning any violation of, or liability (including as a potentially responsible party) under, any applicable Environmental Laws pending or, to the Issuer’s knowledge, threatened against the Note Parties or any Subsidiary or, to the Issuer’s knowledge, any of their respective Properties or as a result of any operations at such Properties;

(d) None of the Properties of the Note Parties or any Restricted Subsidiary contain or have contained any: (i) underground storage tanks requiring permits under Environmental Law; (ii) asbestos-containing or radioactive materials requiring removal pursuant to Environmental Law; (iii) landfills or dumps requiring an Environmental Permit pursuant to Environmental Law; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law and Note Parties any Restricted Subsidiary is in substantial compliance with all applicable financial responsibility requirements of all Environmental Laws;

(e) There has been no Release or, to the Issuer’s knowledge, threatened Release of Hazardous Materials at, on, under or from the Note Parties’ or any Restricted Subsidiary’s Properties in violation of, or as could reasonably be expected to result in liability under, Environmental Law, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Issuer, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property, and no Issuer or Restricted Subsidiary has filed or failed to file, any notice required of such Persons under applicable Environmental Law related to a reportable Release of Hazardous Materials;

(f) Neither the Issuer nor any Restricted Subsidiary has received any written notice asserting an alleged liability or obligation of the Note Parties or any Restricted Subsidiary under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from the Note Parties’ or any Restricted Subsidiary’s Properties or any real properties offsite the Issuer’s or any Restricted Subsidiary’s Properties, including a letter or request for information under Section 104(e) of CERCLA (42 U.S.C. § 9604) or any comparable state law, and, to the Issuer’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g) There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of Note Parties or any Restricted Subsidiary, including at any of the Note Parties’ or its Restricted Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation for which the Note Parties or any Restricted Subsidiary would be liable under Environmental Laws;

(h) To the Issuer’s knowledge, there are no conditions or circumstances associated with any of the Note Parties’ or any Restricted Subsidiary’s currently or previously owned or leased real properties that could reasonably be expected to give rise to the imposition of any material liabilities under any Environmental Laws against any Note Party; and

(i) The Note Parties and their Restricted Subsidiaries have made available to the Holders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) requested by the Agent that are in any of the Note Parties’ or the Restricted Subsidiaries’ possession or control and relating to their respective Properties or operations.

Section 4.07. Compliance with Laws and Agreements; No Defaults, Event of Default.

(a) Each of Note Parties and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it and its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business as presently conducted in each case, except where such non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

(c) Each Material Contract is in full force and effect, and is valid, binding and enforceable upon any Note Party party thereto and, to the knowledge of the Note Parties, upon each of the other parties thereto in accordance with their respective terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each Note Party party thereto is in compliance in all material respects with such agreements. The Issuer has delivered or made available to the Agent true, correct and complete copies of each Material Contract (including all amendments, supplements or other modifications thereto) in effect and not previously delivered or made available to the Agent.

Section 4.08. Investment Company Act. None of the Note Parties nor any Restricted Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.09. Taxes. Each of the Note Parties and their Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Note Parties or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Tax Lien (other than Tax Liens that constitute Excepted Liens or Tax Liens whose existence would not reasonably be expected to result in a Material Adverse Effect) has been filed.

Section 4.10. ERISA. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect:

(a) The applicable Note Parties, Restricted Subsidiaries and ERISA Affiliates have complied in all material respects with ERISA and, where applicable, the Internal Revenue Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Internal Revenue Code.

(c) No act, omission or transaction has occurred with respect to a Plan which could reasonably be expected to result in imposition on the Note Parties, any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Internal Revenue Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the applicable Note Parties, Restricted Subsidiaries or ERISA Affiliates is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the Closing Date.

(e) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

(f) Neither the Note Parties, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA that provides benefits to former employees of such entities and that may not be terminated by the Note Parties, a Restricted Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(g) Neither the Note Parties, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six (6) year period preceding the Closing Date sponsored, maintained or contributed to, any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Internal Revenue Code.

Section 4.11. Disclosure; No Material Misstatements.

(a) None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Issuer or any Restricted Subsidiary to the Agent or any Holder or any of their Affiliates in connection with the negotiation of this Agreement or any other Note Document or delivered hereunder or under any other Note Document (as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed by the Issuer to be reasonable at the time it being understood that (i) any such projected financial information is merely a prediction as to future events and its not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Issuer or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. There are no statements or conclusions in any Reserve Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Note Parties and their Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Note Parties and their Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.12. Insurance. The Note Parties have, and have caused all of their Restricted Subsidiaries to have (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are customarily insured against by business entities similarly situated and engaged in the same or a similar business for the assets and operations of the Note Parties and their Restricted Subsidiaries. Such policies provide adequate coverage from reputable and financially sound insurance companies in amounts sufficient to insure the assets and risks of each of the Note Parties and their Restricted Subsidiaries in accordance with prudent business practice in the industry of the Note Parties and their Restricted Subsidiaries. No Note Party has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a comparable rate. The Collateral Agent has been named as additional insureds in respect of such liability insurance policies and the Collateral Agent has been named as lender loss payee and mortgagee with respect to property loss insurance. None of the Note Parties or their Restricted Subsidiaries owns or holds any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) constituting Collateral for which such Person has not delivered to the Agents evidence reasonably satisfactory to the Requisite Holders that (x) such Person maintains flood insurance for such Building or Manufactured (Mobile) Home or (y) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area (it being understood that Agent will promptly provide any such information received by it to the Holders).

Section 4.13. Subsidiaries; Foreign Operations. Except as set forth on Schedule 4.13 or as disclosed in writing to the Agent (which shall promptly furnish a copy to the Holders), which shall be a supplement to Schedule 4.13, the Issuer has no Subsidiaries or Foreign Subsidiaries. Schedule 4.13 identifies each Subsidiary as either a Restricted Subsidiary or Unrestricted Subsidiary. Each Subsidiary listed on Schedule 4.13 is a Wholly-Owned Subsidiary. The Note Parties have no Foreign Subsidiaries and no Restricted Subsidiary owns any Oil and Gas Properties not located within the geographic boundaries of the United States of America and subject to the jurisdiction of the United States of America.

Section 4.14. Properties; Titles, Etc.

(a) Each of the Note Parties and their Restricted Subsidiaries has good and defensible title (as used herein, such term has the meaning commonly ascribed thereto in the Oil and Gas Business) to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and valid title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 7.03. After giving full effect to the Excepted Liens, the Note Party or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms).

(b) With respect to any real Properties or personal Properties not subject of the preceding clause (a), each of the Note Parties and their Restricted Subsidiaries have in all material respects (i) good and defensible title to, or valid leasehold or other interests in, its respective real Properties and (ii) good title to all of their personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 7.03.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, all leases and agreements necessary for the conduct of the business of the Note Parties and their Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

(d) The rights and Properties presently owned, leased or licensed by the Note Parties and their Restricted Subsidiaries including, without limitation, all easements and rights of way, if any, include all rights and Properties necessary to permit the Note Parties and their Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(e) All of the Properties of the Note Parties and their Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(f) The Note Parties and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Note Parties and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Note Parties and their Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

(g) No eminent domain proceeding or taking has been commenced or, to the knowledge of any of the Issuer or any of its Subsidiaries, is contemplated with respect to all or any portion of the Property, except to the extent that such proceeding or taking has been previously disclosed by the Issuer in writing to the Agent pursuant to Section 6.02(b).

Section 4.15. [Reserved].

Section 4.16. No Operations. The Note Parties and their Restricted Subsidiaries (a) do not take Hydrocarbons attributable or allocable to their Oil and Gas Properties, in kind, and (b) do not engage in any material operating activities with respect to their Oil and Gas Properties

Section 4.17. [Reserved]

Section 4.18. Swap Agreements and Qualified ECP Guarantor. Schedule 4.18, as of the Closing Date, and thereafter included in the most recently delivered report required to be delivered by the Issuer pursuant to Section 6.01(e), as of the date thereof, sets forth, a true and complete list of all Swap Agreements of the Note Parties and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. The Note Parties are each a Qualified ECP Guarantor.

Section 4.19. Use of Proceeds. The proceeds of the Notes shall be used for the purposes set forth in Section 2.04. The Note Parties and their Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Note will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 4.20. Solvency. Immediately after giving effect to the Transactions, the Note Parties and their Subsidiaries (on a consolidated basis) are Solvent.

Section 4.21. Anti-Corruption Laws, Sanctions and USA PATRIOT Act. Each Note Party has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Note Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Note Parties and, to the knowledge of the Note Parties, their respective officers, directors, employees and agents are in compliance with the USA PATRIOT Act, Anti-Corruption Laws and applicable Sanctions. None of (a) the Note Parties or any of their respective directors, officers or employees, or (b) to the Issuer’s knowledge, any agent of the Note Parties that will act in any capacity in connection with or benefit from the proceeds of the Notes, is (i) a Sanctioned Person, or (ii) engaged in any activity that would reasonably be expected to result in any Note Party being designated a Sanctioned Person. No direct use of proceeds of the Notes or other transaction by the Note Parties contemplated by this Agreement will unlawfully violate any Anti-Corruption Law or applicable Sanctions.

Section 4.22. Affected Financial Institutions. No Note Party is an Affected Financial Institution.

Section 4.23. Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. The Obligations are and shall be at all times secured by legal, valid and enforceable, and upon recordation shall be, perfected first priority Liens in favor of the Collateral Agent, covering and encumbering the Collateral (subject only to permitted Liens under Section 7.03).

Section 4.24. Senior Debt. The Obligations shall constitute senior indebtedness of the Note Parties under and as defined in any documentation documenting any junior indebtedness of the Note Parties.

Section 4.25. Private Offering. Neither the Note Parties nor anyone acting on their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders, each of which has been offered the Notes at a private sale for investment. Neither the Note Parties nor anyone acting on their behalf has (a) solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D of the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, or (b) taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

ARTICLE V

REPRESENTATIONS OF HOLDERS

In order to induce Issuer to issue and sell the Notes to the Holders, each Holder hereby represents and warrants to Issuer, on the Closing Date and acknowledges as follows:

Section 5.01. Organization and Standing. Such Holder is a corporation or other entity duly incorporated or formed and validly existing under the laws of the jurisdiction of its incorporation or formation.

Section 5.02. Authorization; Enforceability. Such Holder has the full power and authority to enter into this Agreement, and (assuming due execution by the other parties hereto) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, except to the extent the enforceability thereof may be limited by (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 5.03. Investment. Such Holder is acquiring each such Note solely for its own account, for investment purposes, with no intention of distributing or reselling such Note in any public offering or in any transaction that would be in violation of applicable securities laws of the United States or any other applicable jurisdiction or any state or province thereof, without prejudice, however, to such Holder’s right at all times to sell or otherwise dispose of all or any part of the Notes under an effective registration statement under the Securities Act and applicable state securities or “blue sky” laws (it being understood that Issuer has no obligation or intention to undertake any such registration), or an exemption from such registration requirements and in compliance with applicable securities laws. Such Holder has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D of the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 5.04. Accredited Investor. Such Holder, at the time that it committed to enter into this Agreement was, and now is, an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

Section 5.05. No Resale or Repurchase. No person has made to such Holder any written or oral representations (a) that any person will resell or repurchase the Notes (except in accordance with the Organizational Documents of Issuer), (b) that any person will refund the purchase price of the Notes, or (c) as to the future price or value of the Notes.

Section 5.06. Private Placement. Such Holder understands that the Notes are being offered for sale only on a “private placement” basis and that the sale and delivery of the Notes is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or registration statement or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence, (a) such Holder is restricted from using most of the civil remedies available under applicable securities legislation, (b) such Holder may not receive information that would otherwise be required to be provided to it under applicable securities legislation, and (c) Issuer is relieved from certain obligations that would otherwise apply under applicable securities legislation.

Section 5.07. Knowledge and Experience. Without limiting the force and effect of the representations and warranties of any party to a Note Document, such Holder (a) has such knowledge and experience in financial and business matters, as to enable it to evaluate the merits and risks of entering into this Agreement and receiving the Notes, (b) is able to bear the economic risk of the transaction, (c) is able to hold its interest indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration and is completed in compliance with applicable securities laws, (d) has been independently advised as to restrictions with respect to trading in the Notes imposed by applicable securities laws, (e) confirms that no representation (written or oral) has been made to it (with respect to trading restrictions imposed by applicable securities laws) by or on behalf of Issuer or Agent with respect thereto, (f) has conducted its own investigation of the Issuer and the terms of the Note, (g) (i) confirms it has had access to information as it deemed necessary to make its decision to purchase the Notes, and (ii) has been offered the opportunity to ask questions of the Issuer and receive answers thereto, as it deemed necessary in connection with the decision to purchase the Notes and (h) acknowledges that it is aware of the characteristics of the Notes, and the risks relating to an investment therein.

Section 5.08. No Materials. Without limiting the representations and warranties set forth in the Note Documents, such Holder has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, any prospectus, sales or advertising literature describing or purporting to describe the business and affairs of Issuer which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Notes.

Section 5.09. Transfer Restrictions. Such Holder acknowledges and agrees that none of the Notes has been registered under the Securities Act or the securities laws of any country or state, and none of them may be sold or otherwise transferred in the absence of an effective registration thereunder unless an exemption from registration is available. Such Holder also acknowledges and agrees that the Notes are subject to resale restrictions in the United States, may be subject to resale restrictions in jurisdictions other than the United States under applicable securities laws, and that any sale or transfer will be completed in compliance with applicable securities laws.

Section 5.10. Offers and Sales Only in Certain Circumstances. If such Holder decides to offer, sell, pledge or otherwise transfer any of the Notes, it will not offer, sell, pledge or otherwise transfer any of such Notes, directly or indirectly, unless: (a) the sale is made pursuant to registration of the Notes under the Securities Act; (b) the sale is made to the Issuer in accordance with Section 2.09(g); (c) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable local securities laws and regulations; (d) the sale is made pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144 or Rule 144A thereunder, if available, and, in either case, in accordance with any applicable state securities or “blue sky” laws; or (e) the Notes are sold in any other transaction that does not require registration under the Securities Act or any applicable state securities or “blue sky” laws.

Section 5.11. Subsequent Purchaser Notification. Such Holder will take reasonable steps to inform, and cause each of its Affiliates and Related Funds that is a U.S. person (as defined in Section 902 of Regulation S under the Securities Act) to take reasonable steps to inform, any person acquiring Notes from such Holder, Affiliate or Related Fund, as the case may be, in the United States that the Notes (a) have not been and will not be registered under the Securities Act, (b) are being sold to them without registration under the Securities Act in reliance on Rule 144A or in accordance with another exemption from registration under the Securities Act and (c) may not be offered, sold or otherwise transferred except (i) to the Issuer in accordance with Section 2.09(g), (ii) outside the United States in accordance with Regulation S and in compliance with applicable local securities laws and regulations or (iii) inside the United States in accordance with (A) Rule 144A to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A (“Qualified Institutional Buyer”) that is purchasing such Notes for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (B) pursuant to another available exemption from registration under the Securities Act.

ARTICLE VI

AFFIRMATIVE COVENANTS

Commencing on the Closing Date and until Payment in Full, each of the Note Parties covenants and agrees with the Holders and Agents that:

Section 6.01. Financial Statements; Other Information. The Issuer will furnish to the Agent:

(a) Annual Financial Statements. Not later than ninety–five (95) days after the end of each Fiscal Year of the Issuer, its audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification, exception or explanatory paragraph as to the scope of such audit other than (x) a “going concern” or other qualification that results solely from the Maturity Date being scheduled to occur within one year from the time such opinion is delivered or (y) from any potential inability to satisfy any covenant in Section 7.01 on a future date or in a future period), without qualification as to scope of audit to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Issuer and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. Not later than sixty-five (65) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (commencing with September 30, 2024) of the Issuer for each Fiscal Quarter ending thereafter, its consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Issuer and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Sections 6.01(a) or 6.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.01 (including setting forth the Issuer’s reasonably detailed and certified calculations of the Consolidated Total Net Leverage Ratio and the Asset Coverage Ratio and demonstrating compliance with the applicable financial covenant requirement), (iii) setting forth any change in the legal name of the Note Parties that occurred (if any) during the applicable fiscal period, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) [Reserved].

(e) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Sections 6.01(a) and 6.01(b), a certificate of a Financial Officer, in form satisfactory to the Agent and the Requisite Holders, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Issuer and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor (to the extent available), any new credit support agreements relating thereto not listed on Schedule 4.18, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f) Projections. Concurrently with any delivery of financial statements under Sections 6.01(a), a reasonably detailed consolidated budget for the then-current fiscal year (including a projected consolidated balance sheet of the Issuer and its Subsidiaries as of the end of such fiscal year, the related quarterly consolidated statements of projected cash flow, capital expenditures and income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being recognized by the Agent and the Holders that such Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Issuer and the Subsidiaries, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.

(g) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 6.01(a), a certificate of a Responsible Officer of the Issuer, certifying that (i) the insurance requirements of Section 6.06 have been implemented and are being complied with, (ii) the Note Parties have paid or caused to be paid all insurance premiums then due and payable and (iii) the Note Parties are in compliance with the insurance policies, and attaching each certificate of insurance required pursuant to Section 6.06, and, if requested by the Agent or any Holder, all copies of the applicable policies and endorsements to the extent not previously delivered.

(h) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Note Parties or any of their Subsidiaries by independent accountants (other than customary and standard correspondence) in connection with any annual, interim or special audit made by them of the books of the Note Parties or any such Subsidiary, and a copy of any response by the Note Parties or any such Subsidiary, or the Board of Directors (or comparable Governing Body) of the Note Parties or any such Subsidiary, to such letter or report.

(i) Lists of Purchasers. To the extent the Note Parties take any material amount of Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, concurrently with the delivery of any Reserve Report, a list of all Persons purchasing Hydrocarbons from the Note Parties or any Restricted Subsidiary with respect to which such in-kind deliveries are taken.

(j) Notice of Sales of Oil and Gas Properties and Termination of Swap Agreements. In the event the Note Parties or any Subsidiary intends to sell, transfer, assign or otherwise dispose of (including pursuant to a Casualty Event) any Oil and Gas Properties (other than Hydrocarbons in the ordinary course of business) or any Equity Interests in any Subsidiary in accordance with Section 7.09(d) ~~or Section 7.09(k)~~, in each case, in an aggregate amount in excess of $500,000, at least three (3) Business Days’ (or such shorter time as the Requisite Holders may agree in their sole discretion) prior written notice of such disposition prior to consummation of such disposition (other than with respect to pursuant to a Casualty Event), including the price thereof and any other details thereof reasonably requested by the Requisite Holders. In the event that the Note Parties or any Subsidiary receives any notice of early termination of any material Swap Agreement to which it is a party from any of its counterparties, or any material Swap Agreement to which the Note Parties or any Subsidiary is a party is terminated, prompt written notice of the receipt of such early termination notice or such termination, as the case may be, together with a reasonably detailed description thereof and any other details thereof reasonably requested by the Requisite Holders.

(k) Information Regarding Issuer and Guarantors. Prompt written notice (and in any event within five (5) Business Days thereafter, or such later date as the Requisite Holders may agree in their sole discretion) of any change (i) in the Issuer’s or any Guarantor’s organizational name, (ii) in the location of the Issuer’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Issuer’s or any Guarantor’s identity or organizational structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Issuer’s or any Guarantor’s organizational identification number in such jurisdiction of organization, and (v) in the Issuer’s or any Guarantor’s federal taxpayer identification number.

(l) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof (or such later date as the Requisite Holders may agree in their sole discretion), copies of any material amendment, modification or supplement to the certificate or articles of incorporation or formation, bylaws, certificate or articles of organization, regulations or limited liability company agreement, any preferred stock designation or any other Organizational Document of the Note Parties or any Restricted Subsidiary.

(m) SEC and Other Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Note Parties or any Restricted Subsidiary with the SEC, or with any national securities exchange. Notwithstanding the foregoing, the Issuer shall in no event be required to deliver to, or otherwise provide or disclose to, any Holder any information for which the Issuer is requesting (assuming such request has not been denied), or has received, confidential treatment from the Commission, or any correspondence with the SEC. Any such document or report that the Issuer files with the SEC via the SEC’s EDGAR system (or any successor thereto) shall be deemed to be delivered to the Holder for purposes of this Section 6.01(m) at the time such documents are filed via the EDGAR system (or such successor).

(n) Beneficial Ownership Certification. Promptly, but in no event later than five (5) Business Days of the occurrence of such change, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Holder that would result in a change to the list of beneficial owners identified in such certification.

(o) Free Cash Flow; Lease Operating Statements. Not later than each “Applicable Updated LOS/CF Delivery Date” as set forth in Appendix C, commencing on April 20, 2025 (such certificate delivered on April 20, 2025, the “First Amendment LOS/CF Certificate”), deliver (i) a certificate of a Responsible Officer in substantially the form of Exhibit K setting forth reasonably detailed calculations of (A) (i) for each certificate delivered after the First Amendment LOS/CF Certificate, Free Cash Flow (Back) and (ii) Free Cash Flow (Forward), in each case for the related “Applicable CF Period” set forth in Appendix C, (B) Projected Cash Flow From Operating Activities for the then current “Applicable CF Period” and a summary of the material underlying assumptions applicable thereto, which Projected Cash Flow From Operating Activities shall have been prepared in good faith on the basis of the assumptions stated therein, (C) for each certificate delivered after the First Amendment LOS/CF Certificate, any Prior Period Adjustments, and (D) for each certificate delivered after the First Amendment LOS/CF Certificate, any other components of Free Cash Flow (Back) and Free Cash Flow (Forward) realized as of the date of the certificate, (ii) lease operating statements for the most recently ended fiscal quarter in form and detail substantially consistent with the lease operating statements delivered to Holders pursuant to Section 3.01(v) for each such fiscal quarter from the Oil and Gas Properties and other information reasonably requested by the Requisite Holders with reasonable advance notice (and which includes the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such fiscal quarter from the Oil and Gas Properties, and sets forth the related ad valorem, severance and production taxes (if applicable), capital expenditures and lease operating expenses attributable thereto and incurred for each such fiscal quarter), in each case for this Section 6.01(o)(ii) certified by a Responsible Officer of the Issuer as presenting fairly in all material respects the information contained therein.

(p) Free Cash Flow Utilizations. In the event the Issuer or any Restricted Subsidiary intends to effect a Free Cash Flow Utilization, at least three (3) Business Days’ (or such later date as the Requisite Holders may agree in their sole discretion) prior to such intended Free Cash Flow Utilization, deliver a certificate of a Responsible Officer in substantially the form of Exhibit K hereto setting forth reasonably detailed calculations of Distributable Free Cash Flow (after giving effect to such Free Cash Flow Utilization) for the “Applicable CF Period” set forth in Appendix C applicable to the calendar month during which such Free Cash Flow Utilization is proposed to be made (i.e., the applicable “Distribution Month” set forth in Appendix C). The calculations of Distributable Free Cash Flow shall use the Projected Cash Flow From Operating Activities reflected in the most recently delivered LOS/CF Certificate and will use other components of Free Cash Flow (Back) and Free Cash Flow (Forward) to the extent they have been realized prior to the date of the certificate of a Responsible Officer.

(q) Environmental, Social and Governance Matters.

(i) Upon notice from an operator of a Material Environmental and Social Incident occurs, (A) reasonably prompt notification, but in any event within fifteen (15) Business Days, of such Material Environmental and Social Incident, (B) concurrently deliver a brief statement of the remedial plan such operator has undertaken or plans to undertake to address such Material Environmental and Social Incident and (C) reasonably prompt notification, but in any event within fifteen (15) Business Days, of the completion of such remedial plan or the abandonment thereof;

(ii) within sixty (60) days of request by the Requisite Holders, no more than once in any 12-month period, (A) a materially completed environmental, social and governance survey (an “ESG Survey”) provided to the Issuer by the Requisite Holders in the form substantially consistent with the ESG Survey template provided by the Holders to the Issuer on August 20, 2024, but with the Issuer’s previous year’s responses updated by the Issuer, as applicable and (B) host a conference call or teleconference at a time mutually acceptable to the Issuer and the Requisite Holders to discuss the emissions and climate related policies and activities of the Issuer and its Restricted Subsidiaries and matters relating to the ESG Survey; and

(iii) reasonably promptly following request, any additional material information related to environmental, social and governance matters of the Issuer as the Agent or the Requisite Holders may reasonably request from time to time.

(r) Other Requested Information. Promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Note Parties or any Subsidiary (including, without limitation, any Plan sponsored by the Issuer or a Restricted Subsidiary and any reports or other information required to be filed with respect thereto under the Internal Revenue Code or under ERISA), or compliance with the terms of this Agreement or any other Note Document, as the Agent or any Holder may reasonably request; or (ii) information and documentation reasonably requested by the Agents or any Holder for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, other applicable anti-money laundering laws or the Beneficial Ownership Regulation.

(s) Material Contract Information. Concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b), copies of any material amendments, modifications, consents and waivers to, and termination (including rejections) and assignment of, any Material Contract.

(t) Regulatory Notices. Promptly, but in any event within ten (10) Business Days (or such longer period as the Requisite Holders may agree to in their sole discretion) after receipt thereof by the Note Parties or any Subsidiary, a copy of any material notice, summons, citation, proceeding or order received from any Governmental Authority concerning the regulation of the Properties of the Note Parties.

(u) Consolidated Total Net Leverage Ratio; Asset Coverage Ratio. No later than three (3) (or with respect to a Material Disposition, five (5)) Business Days prior to the consummation of any event or transaction that requires the calculation of, and compliance with, a Consolidated Total Net Leverage Ratio and/or an Asset Coverage Ratio, in each case on a Distribution PF Basis, (i) a certificate of a Responsible Officer of the Issuer (A) with respect to the Consolidated Total Net Leverage Ratio, (I) setting forth the Issuer’s reasonably detailed and certified calculations of such Consolidated Total Net Leverage Ratio on a Distribution PF Basis and demonstrating compliance with the applicable Consolidated Total Net Leverage Ratio requirement and (II) certifying that the information set forth in the updated lease operating statement referenced in Section 6.01(u)(ii)(A) is true and correct and (B) with respect to the Asset Coverage Ratio, (I) setting forth the Issuer’s reasonably detailed and certified calculations of such Asset Coverage Ratio on a Distribution PF Basis and demonstrating compliance with the applicable Asset Coverage Ratio requirement and (II) certifying that information set forth in the updated reserve database referenced in Section 6.01(u)(ii)(B) is true and correct, it being understood by the Agent and the Holders that projections concerning volumes and production and cost estimates contained therein are necessarily based upon opinions, estimates and projections and that neither the Issuer nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate and (ii) with respect to the Asset Coverage Ratio tested (A) in connection with a Material Disposition, an updated reserve database with respect to the Oil and Gas Properties of the Issuer and its Restricted Subsidiaries, giving effect to and reflecting such event or transaction and any other items necessary to be taken into account in accordance with the definition of Distribution PF Basis and Section 1.05, including any Specified Reserve Updates, that is in form and detail substantially consistent with the reserve database used in connection with the preparation of each internally prepared Reserve Report delivered pursuant to Section 6.11, including setting for current production figures and estimates with respect to such Oil and Gas Properties as of the date of delivery and (B) otherwise, an updated reserve database with respect to the Oil and Gas Properties of the Issuer and its Restricted Subsidiaries giving effect to the updated Strip Price as set forth in Section 1.05(c). Any such certificate of a Responsible Officer of the Issuer delivered in accordance with this Section 6.01(u) shall set forth the amount of any Distribution PF Basis adjustment to the extent not set forth in a previously delivered certificate, or any change in the amount of a Distribution PF Basis adjustment set forth in a previously delivered certificate and, in either case, in reasonable detail together with the calculations and basis therefor.

(v) WH Depositor Reporting. On the first Business Day and tenth (10th) Business Day of each calendar month, each WH Depositor shall provide a certificate of a Financial Officer of such WH Depositor setting forth (i) the Dollar amount of any capital contributions actually received by such WH Depositor pursuant to a DST Sell-Down, (ii)(A) the amount of available cash distributed in accordance with Section 7.2 (or a section substantially similar to Section 7.2 of the Initial Trust Agreement) of the applicable Trust Agreement and (B) the Dollar amount of such available cash actually received by such WH Depositor and (iii) the amount of cash invested by a WH Depositor into the applicable WH DST as a result of any Investment made pursuant to Section 7.05(n), in the case of each of clauses (i), (ii)(A), (ii)(B) and (iii) above since the date of the last certificate of a Fiscal Officer of such WH Depositor delivered pursuant to this Section 6.01(v) and together with reasonably detailed calculations thereof.

Section 6.02. Notices of Material Events. Promptly (and in any event within three (3) Business Days) after a Responsible Officer of the Issuer or any Subsidiary obtains knowledge thereof, the Issuer will furnish to the Agent (which shall make such information available to the Holders) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Note Parties or any Restricted Subsidiary not previously disclosed in writing to the Holders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Holders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03. Existence; Conduct of Business. The Note Parties will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in a jurisdiction of the United States and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 6.04. Payment of Taxes. The Note Parties will, and will cause each Restricted Subsidiary to, pay all Tax liabilities of the Note Parties and all of their Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Note Parties or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05. [Reserved].

Section 6.06. Insurance.

(a) The Note Parties will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies (at the time the relevant coverage is placed or renewed), insurance (i) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses and (ii) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Obligations shall be endorsed in favor of and made payable to the Agents as its interests may appear and such policies shall name the Agents and the Holders as “additional insureds” (and mortgagee, if applicable) and Agents as lender loss payee and provide that the insurer will endeavor to give at least thirty (30) days’ prior notice of any cancellation to the Agents.

(b) The Note Parties will notify the Agents and the Requisite Holders promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.06 is, to the actual knowledge of the Note Parties or a Restricted Subsidiary thereof, taken out by the Note Parties or such Restricted Subsidiary thereof; and promptly deliver to the Agents a duplicate original copy of such policy or policies to the extent available to such Person.

Section 6.07. Books and Records; Inspection Rights. The Note Parties will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Issuer will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Agent or any Holder, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default has occurred and is continuing, the Note Parties and their Restricted Subsidiaries shall not be required to reimburse the Agent or any Holder for more than one (1) inspection during any Fiscal Year.

Section 6.08. Compliance with Laws.

(a) The Note Parties will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where such non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(b) The Note Parties will, and will cause each of their Subsidiaries to, maintain in effect and enforce such policies and procedures reasonably designed to promote compliance by the Note Parties and their Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act.

Section 6.09. Environmental Matters.

(a) The Note Parties shall: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect; (ii) handle, store, and prevent any Release or threatened Release of, and shall cause each Restricted Subsidiary to handle, store and prevent any Release or threatened Release of, any Hazardous Material on, under, about or from any of the Note Parties’ or their Restricted Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Note Parties’ or any of their Restricted Subsidiaries’ operations in compliance with applicable Environmental Laws, except in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with its operation or use of the Note Parties’ or their Restricted Subsidiaries’ Properties, except, in each case, where the failure to obtain or file could not reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations to the extent required under Environmental Law (collectively, the “Remedial Work”) because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Note Parties’ or their Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Restricted Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials in violation of Environmental Law or as would result in liability under Environmental Law, if such exposure could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such procedures as may be necessary to regularly determine and assure that the Note Parties’ and their Restricted Subsidiaries’ obligations under this Section 6.09(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Note Parties will promptly, but in no event later than fifteen (15) days after any Note Party obtains knowledge thereof, notify the Agent and the Holders in writing of any threatened (in writing) action, investigation or inquiry by any Governmental Authority or any threatened demand (in writing) or lawsuit by any Person against the Note Parties or their Restricted Subsidiaries or their Properties of which the Note Party has knowledge in connection with any Environmental Laws if the Note Parties could reasonably anticipate that any of the foregoing will result in liability (whether individually or in the aggregate), if not covered by insurance, to the extent such liability could reasonably be expected to have a Material Adverse Effect.

(c) To the extent available, the Note Parties will, and will cause each Restricted Subsidiary to, provide environmental assessments, audits and tests obtained by the Note Parties or any Restricted Subsidiary in connection with any future acquisition of Oil and Gas Properties or other Properties to the Agent, other than an acquisition of additional interests in Oil and Gas Properties in which the Note Parties or any Restricted Subsidiary previously held an interest.

Section 6.10. Further Assurances.

(a) Each of the Note Parties at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Agents all such other documents, agreements and instruments reasonably requested by the Agents or the Requisite Holders to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Note Parties or any Restricted Subsidiary, as the case may be, in the Note Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Collateral Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Collateral Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Agent or the Requisite Holders, in connection therewith. In addition, at any Agent’s request, each Note Party, at its sole expense, shall provide any information requested to identify any Collateral pledged by it, exhibits to Mortgages in form and substance reasonably satisfactory to such Agent (at the direction of the Requisite Holders) (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information requested in connection with the identification of any Collateral.

(b) Each of the Note Parties hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Note Parties or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. Each of the Note Parties acknowledges and agrees that any such financing statement may describe the collateral as “all assets” or “all assets of Debtor, whether now owned or hereafter acquired and wherever located” of the applicable Note Party or words of similar effect as may be required by the Collateral Agent or the Requisite Holders. The grant of authority to the Collateral Agent under this Section 6.10(b) shall not be construed as a duty on any Agent to make any filings or otherwise perfect or maintain the perfection of the Collateral Agent’s security interest, for the benefit of the Secured Parties, in the Collateral.

Section 6.11. Reserve Reports.

(a) On or before March 3rd, May 1st, August 1st and November 1st of each year, commencing November 1, 2024, the Issuer shall furnish to the Agent and the Holders a Reserve Report evaluating, as of December 31 (for each March delivery), March 31 (for each May delivery), June 30 (for each August delivery) and September 30 (for each November delivery), the Proved Reserves of the Issuer and the Note Parties located within the geographic boundaries of the United States of America. The Reserve Report as of December 31 (for each March delivery) of each year starting with December 31, 2024 shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report as of March 31 (for each May delivery), June 30 (for each August delivery) and September 30 (for each November delivery) of each year (beginning March 31, 2024), shall be a report prepared by or under the supervision of the chief engineer or qualified agent of the Issuer who shall, in each case, certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used (x) with respect to each March delivery, the Reserve Report as of December 31, 2023 and (y) with respect to each May, August and November delivery, the immediately preceding December 31 Reserve Report.

(b) With the delivery of each Reserve Report, the Issuer shall provide to the Agent and the Holders a Reserve Report Certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct to the best knowledge of the Issuer, it being understood by the Agent and the Holders that projections concerning volumes and production and cost estimates contained in each Reserve Report are necessarily based upon opinions, estimates and projections and that neither the Issuer nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) the Issuer or another Note Party has good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report (other than those (A) disposed of since the date of such Reserve Report as permitted in accordance with the terms hereof and (B) leases that have expired in accordance with their terms) and such Oil and Gas Properties are free of all Liens except for Liens permitted by Section 7.03, (iii) except as set forth on an exhibit to the certificate or previously disclosed to the Agent and the Requisite Holders in writing, to the extent the Note Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, on a net basis there are no gas imbalances, take or pay or other prepayments, the value of which exceed the volume threshold specified in Section 4.16, with respect to the Note Parties’ Oil and Gas Properties evaluated in such Reserve Report which would require the Issuer or any other Note Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Note Parties, Oil and Gas Properties have been sold since the “as of” date of the last Reserve Report except (A) those Note Parties, Oil and Gas Properties listed on such certificate as having been disposed or (B) as previously disclosed to the Agent and the Requisite Holders in writing, (v) [reserved] and (vi) attached thereto is a schedule demonstrating compliance (calculated at the time of delivery of such Reserve Report) with the Collateral Coverage Minimum.

Section 6.12. Title Information.

(a) On or before the delivery to the Agent and the Holders of each Reserve Report required by Section 6.11(a), the Issuer will deliver title information (in form and substance reasonably acceptable to the Requisite Holders) covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Requisite Holders shall have received together with title information previously delivered to the Requisite Holders, reasonably satisfactory title information on at least 90% on the PV-10 of the Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Issuer has provided title information for additional Properties under Section 6.12(a), the Issuer shall, within forty-five (45) days after notice from the Requisite Holders that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 7.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for those permitted by Section 7.03 having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Requisite Holders so that the Requisite Holders shall have received, together with title information previously delivered to the Requisite Holders, reasonably satisfactory title information on at least 90% of the PV-10 of the Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Issuer is unable to cure any title defect requested by the Requisite Holders to be cured within the forty-five (45) day period or the Issuer does not comply with the requirements to provide acceptable title information covering 90% of the PV-10 of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Agent and/or the Requisite Holders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Agent or the Requisite Holders. To the extent that Agent or the Requisite Holders are not satisfied with title to any Oil and Gas Properties evaluated in such Reserve Report after the periods described in Section 6.12(b) have elapsed, the Issuer shall, at the request of Agent (acting at the direction of Requisite Holders) or the Requisite Holders, (i) resubmit a revised Reserve Report to the Agent (for delivery to the Holders) removing such unacceptable Oil and Gas Property and such revised Reserve Report shall constitute the most recently delivered Reserve Report for all purposes under this Agreement and (ii) the Asset Coverage Ratio shall be recalculated and compliance with respect to such ratio shall be based upon the revised Reserve Report delivered under clause (i) above (and, with respect to such Oil and Gas Property that is unacceptable, the Asset Coverage Ratio shall be calculated and compliance with respect to such ratio shall be subject to the terms of Section 1.05(a)(ii) for so long as title to such Oil and Gas Property continues to be unacceptable).

Section 6.13. Collateral and Guaranty Agreements.

(a) In connection with the delivery of each Reserve Report hereunder, the Note Parties shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 6.11(b)) to ascertain whether the Mortgaged Properties represent at least 90% of the PV-10 of the Oil and Gas Properties evaluated in the most recently completed Reserve Report (the “Collateral Coverage Minimum”). In the event that the PV-10 of the Mortgaged Properties (calculated at the time of redetermination) does not satisfy the Collateral Coverage Minimum, then the Note Parties shall, and shall cause their Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 6.11(b) (or such longer period as the Requisite Holders may agree in their sole discretion, but not to extend beyond a total of ninety (90) days following the delivery of such certificate), to the Collateral Agent as security for the Obligations a first priority Lien interest subject to Liens permitted under Section 7.03 on additional Oil and Gas Properties of the Note Parties not already subject to a Lien of the Collateral Documents such that after giving effect thereto, the PV-10 of the Mortgaged Properties (calculated at the time of such redetermination) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Collateral Documents, all in form and substance reasonably satisfactory to the Requisite Holders and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 6.13(b).

(b) In the event that (i) the Issuer or any other Note Party creates or acquires any Restricted Subsidiary that is a Material Subsidiary or any Restricted Subsidiary is a Material Subsidiary or (ii) any Subsidiary incurs or guarantees any Debt, the applicable Note Party shall, within thirty (30) days from the date of such creation, acquisition, incurrence, or guarantee (or such later date as the Requisite Holders may agree in their sole discretion), cause such Restricted Subsidiary to execute and deliver the

Guaranty Agreement and the Pledge and Security Agreement (or a supplement to such documents, as applicable) pursuant to which such Restricted Subsidiary shall guaranty the Obligations and grant a security interest in such Restricted Subsidiary’s Collateral; provided that such Restricted Subsidiary will not own any Oil and Gas Properties until delivery of such Guaranty Agreement or Pledge and Security Agreement (or a supplement to such documents, as applicable); provided, further, that notwithstanding the foregoing, Excluded Subsidiaries shall not be required to become Guarantors or pledge any Collateral. In the event that the Issuer or any other Note Party creates or acquires any Restricted Subsidiary, the Note Party that owns the Equity Interests in such new Restricted Subsidiary shall execute and deliver a supplement to the Pledge and Security Agreement, pursuant to which such Note Party will ratify the pledge of all of the Equity Interests of such new Restricted Subsidiary to secure the Obligations. In connection with the foregoing, the Note Parties shall deliver to the Collateral Agent original certificates, if any, evidencing the Equity Interests of such new Restricted Subsidiary, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof, and execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Agents or the Requisite Holders.

(c) ~~[Reserved].~~(i) With respect to the Initial WH DST, within thirty (30) days of the earlier of (A) to the extent the effective date of the Conversion Notice has not occurred by such time, the twelve (12) month anniversary of the Third Amendment Effective Date and (B) the date of exercise of the FMV Option in accordance with Article 10 of the Initial Trust Agreement, the Initial WH DST shall to execute and deliver the Guaranty Agreement and the Pledge and Security Agreement (or a supplement to such documents, as applicable) pursuant to which the Initial WH DST shall guaranty the Obligations and grant a security interest in its Collateral and (ii) with respect to any other WH DST, within thirty (30) days of the earlier of (A) to the extent the effective date of the Conversion Notice has not occurred by such time, the twelve (12) month anniversary of the date of formation of such WH DST and (B) the date of exercise of the FMV Option in accordance with Article 10 of the Trust Agreement, such WH DST shall to execute and deliver the Guaranty Agreement and the Pledge and Security Agreement (or a supplement to such documents, as applicable) pursuant to which such WH DST shall guaranty the Obligations and grant a security interest in its Collateral.

(d) [Reserved].

(e) Notwithstanding the foregoing:

(i) No Agent, without the consent of the Requisite Holders, shall enter into any Mortgage in respect of any real property acquired by any Note Party after the Closing Date until the date that is, (A) if the Mortgage relating to such Mortgaged Property contains standard exclusionary language with respect to Improved Mortgaged Property, the date of acquisition of such Mortgaged Property or (B) if the Mortgage relating to such Mortgaged Property does not contain standard exclusionary language with respect to Improved Mortgaged Property, the date that is thirty (30) days after the Agent (acting at the direction of the Requisite Holders) has delivered to the Holders the following documents in respect of such real property: (1) a completed flood hazard determination from a third party vendor; (2) if such real property is located in a “special flood hazard area”, (I) a notification to the applicable Note Parties of that fact and (if applicable) notification to the applicable Note Parties that flood insurance coverage is not available and (II) evidence of the receipt by the applicable Note Parties of such notice; and (3) if required by Flood Insurance Regulations, evidence of required flood insurance.

(ii) No MIRE Event may be closed, without the consent of the Requisite Holders, until the date that is, (A) if the Mortgage relating to all Mortgaged Properties contains standard exclusionary language with respect to Improved Mortgaged Property, the date of such MIRE Event or (B) if the Mortgage relating to all Mortgaged Properties does not contain standard exclusionary language with respect to Improved Mortgaged Property, thirty (30) days after the Agent (acting at the direction of the Requisite Holders) has delivered to the Holders the following documents in respect of such real property: (1) a completed flood hazard determination from a third party vendor; (2) if such real property is located in a “special flood hazard area”, (I) a notification to the applicable Note Parties of that fact and (if applicable) notification to the applicable Note Parties that flood insurance coverage is not available and (II) evidence of the receipt by the applicable Note Parties of such notice; and (3) if required by Flood Insurance Regulations, evidence of required flood insurance.

Section 6.14. ERISA Compliance. The Note Parties will promptly furnish and will cause the Restricted Subsidiaries to promptly furnish to the Holders if specifically requested in writing by any Holder, promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual report (Form 5500 series) with respect to each Plan sponsored by the Issuer or a Restricted Subsidiary or any trust created thereunder.

Section 6.15. Commodity Exchange Act Keepwell Provisions. The Note Parties hereby guarantees the payment and performance of all of the Obligations of each Note Party (other than the Issuer) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Note Party (other than the Issuer) in order for such Note Party to honor its obligations under its respective Guaranty Agreement including obligations with respect to Swap Agreements (provided, however, that the Issuer shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Note Document, as it relates to such other Note Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Note Parties under this Section 6.15 shall remain in full force and effect until Payment in Full. The Note Parties intend that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Note Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 6.16. Deposit Accounts and Securities Accounts. Subject to Section 6.19, each of the Issuer and the other Note Parties shall (at its own expense) cause each of its Deposit Accounts, each of its Commodity Accounts and each of its Securities Accounts to be subject to a Control Agreement; provided, no such Control Agreement shall be required for Excluded Accounts.

Section 6.17. Use of Proceeds.

(a) The proceeds of the Notes will be used for the purposes set forth in Section 2.04, and not, for the avoidance of doubt, any Restricted Payment, any return of capital to the Issuer’s Equity Interest holders or any other distribution. No part of the proceeds of the Notes will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) The Note Parties shall not use, and the Note Parties shall procure that their Subsidiaries and their and their respective directors, officers, employees and agents shall not use, the proceeds of the Notes (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the U.S. or the European Union or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.18. Swap Agreements.

(a) On or prior to the Closing Date the Note Parties shall enter into and thereafter maintain at all times one or more Swap Agreements for Fair Market Value, with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes and in the form of fixed price swaps (at market prices), the notional volumes of which are at least, for each month during the forty-eight (48) calendar month period immediately following the Closing Date, seventy-five percent (75%) of the reasonably anticipated projected production from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of gas.

(b) The Note Parties shall prior to the end of each Fiscal Quarter enter into and thereafter maintain at all times one or more Swap Agreements for Fair Market Value, with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes and in the form of fixed price swaps (at market prices), the notional volumes of which are at least, for each month during the forty-eight (48) calendar month period immediately following the end of the applicable Fiscal Quarter, sixty-five percent (65%) of the reasonably anticipated projected production from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of (i) gas and (ii) at all times when the Note Parties are producing more than 200 net barrels of oil per day, oil.

(c) On or prior to the Closing Date the Note Parties shall enter into and thereafter maintain at all times one or more Swap Agreements for Fair Market Value, with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes and in the form of fixed price swaps (at market prices), the notional volumes of which are at least, for each month during the forty-eight (48) calendar month period immediately following the Closing Date, fifty percent (50%) of the reasonably anticipated projected production from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of Appalachia Gas.

(d) The Note Parties shall prior to the end of each Fiscal Quarter enter into and thereafter maintain at all times one or more Swap Agreements for Fair Market Value, with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes and in the form of fixed price swaps (at market prices), the notional volumes of which are at least, for each month during the forty-eight (48) calendar month period immediately following the end of the applicable Fiscal Quarter, forty percent (40%) of the reasonably anticipated projected production from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of Appalachia Gas.

(e) On or prior to the Second Amendment Effective Date, the Second Amendment Incremental Note Holders shall have received evidence satisfactory to them that as of the Second Amendment Effective Date, the Note Parties shall:

(i) have entered into and thereafter maintain at all times one or more Swap Agreements for Fair Market Value, with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes and in the form of fixed price swaps (at market prices), the notional volumes of which are at least, for each month during the forty-eight (48) calendar month period immediately following the Second Amendment Effective Date, seventy-five percent (75%) of the reasonably anticipated projected production from the Acquired PHX Assets and Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the Second Amendment Reserve Report and the most recently delivered Reserve Report pursuant to the terms of this Agreement) of gas; and

(ii) have entered into and thereafter maintain at all times one or more Swap Agreements for Fair Market Value, with an approved counterparty in respect of commodities entered into Not for Speculative Purposes and in the form of fixed price swaps (at market prices), the notional volumes of which are at least, for each month during the forty-eight (48) calendar month period immediately following the Second Amendment Effective Date, fifty percent (50%) of the reasonably anticipated projected production from the Acquired PHX Assets and Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the Second Amendment Reserve Report and the most recently delivered Reserve Report pursuant to the terms of this Agreement) of Appalachia Gas.

Section 6.19. Post-Closing Covenant. Within thirty (30) days of the Closing Date (or such later date with the consent of the Requisite Holders in their sole discretion), the Agent and the Holders shall have received (a) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, duly executed and acknowledged by each Note Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable jurisdiction where each such Mortgaged Property is situated and that will, when properly recorded (or when the applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create a valid, perfected first priority security interest (after giving effect to Excepted Liens identified in clauses (a) through (d), (f) and (i) of the definition thereof, but subject to the provisos at the end of such definition) on at least 90% of the PV-10 of the Oil and Gas Properties evaluated in the Initial Reserve Report and Acquired Assets Reserve Report on a consolidated basis, (b) customary legal opinions of local counsel for the relevant Note Parties in the jurisdiction where such Mortgaged Property is located and (c) Control Agreements for each of the Note Parties’ Deposit Accounts, Commodity Accounts and Securities Accounts required to be delivered pursuant to Section 6.16.

Section 6.20. Minimum Liquidity. On the Second Amendment Effective Date, after giving effect to the transactions in connection with the Specified PHX Merger the Issuer and its Restricted Subsidiaries shall have Unrestricted Cash in an amount equal to or greater than $4,000,000.

Section 6.21. Upstreaming of Cash. Following the effective date of the applicable Conversion Notice until the date the applicable WH DST becomes a wholly-owned Subsidiary of the applicable WH OP or another Note Party in accordance with the terms of Article 10 (or an article substantially similar to Article 10 of the Initial Trust Agreement) of the applicable Trust Agreement, each WH Depositor shall have received (i) all cash received from its associated WH DST pursuant to such WH Depositor’s beneficial ownership, including via class 2 beneficial interest, in such WH DST, and (ii) all cash received from the redemptions of such WH Depositor’s class 2 beneficial interest in its associated WH DST after paying reasonable and necessary costs of the applicable offering and sale of trust interests (not to exceed fifteen percent (15%) of the purchase price of class 1 beneficial interests in such WH DST as specified in the applicable DST PPM).

ARTICLE VII

NEGATIVE COVENANTS

Each Note Party covenants and agrees with the Agents and each of the Holders that, until Payment in Full, each Note Party will not, and will cause its Subsidiaries not to:

Section 7.01. Financial Covenants.

(a) Consolidated Total Net Leverage Ratio. The Issuer will not, (i) as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on December 31, 2024) permit its Consolidated Total Net Leverage Ratio for the Rolling Period then ending to be greater than 3.50 to 1.00, (ii) as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on June 30, 2025) permit its Consolidated Total Net Leverage Ratio for the Rolling Period then ending to be greater than 4.00 to 1.00, (iii) as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on March 31, 2026), permit its Consolidated Total Net Leverage Ratio for the Rolling Period then ending to be greater than 3.50 to 1.00 and (iv) as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on March 31, 2027), permit its Consolidated Total Net Leverage Ratio for the Rolling Period then ending to be greater than 3.25 to 1.00.

(b) Asset Coverage Ratio. The Issuer will not permit the Asset Coverage Ratio (determined by reference to the most recently delivered Reserve Report on a Pro Forma Basis) (i) as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending December 31, 2024) to be less than 1.00 to 1.00 and (ii) as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on March 31, 2027) to be less than 1.10 to 1.00.

(c) Right to Cure. In the event the Issuer fails to comply with the requirements of Sections 7.01(a) or 7.01(b), beginning on the first date after the last day of the Fiscal Quarter for which the financial covenants in Sections 7.01(a) or 7.01(b) are being tested, until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating the Consolidated Total Net Leverage Ratio and the Asset Coverage Ratio is required to be delivered pursuant to Section 6.01(c) (the “Cure Period”), the Issuer shall be permitted to cure such failure to comply by requesting that the Consolidated Total Net Leverage Ratio and/or the Asset Coverage Ratio be recalculated by reducing the Issuer’s Total Net Debt as the result of a prepayment of the Notes in accordance with Section 2.09(a) for the Fiscal Quarter most recently ended by an amount equal to the proceeds received by the Issuer from a Specified Equity Contribution during a Cure Period (such amount, with respect to any Consolidated Total Net Leverage Ratio or Asset Coverage Ratio default, a “Cure Amount”); provided that:

(i) the Issuer delivers written notice to the Agent (for delivery to the Holders) on or prior to the date of a timely delivered certificate required by Section 6.01(c) that it has elected to cure the failure to comply and clearly setting forth such Specified Equity Contribution in the computation required by Section 6.01(c)(ii);

(ii) the amount of the Cure Amount shall not be greater than the amount required to cause the Issuer to be in compliance with Section 7.01(a) or 7.01(b), as applicable, and a Cure Amount may be applied to more than one financial covenant during the same Cure Period;

(iii) (A) any such reduction in the Issuer’s Total Net Debt shall be taken into account in calculating the Consolidated Total Net Leverage Ratio for the purpose of determining compliance or noncompliance with Section 7.01(a) of the last day of any Rolling Period that includes the last Fiscal Quarter of the four (4) quarter period with respect to which such cure right was exercised; and (B) any such reduction in the Issuer’s Total Net Debt taken into account in calculating the Asset Coverage Ratio shall only be applied for such single quarterly testing of the Asset Coverage Ratio, in each case, pursuant to this Section 7.01(c), and in each case shall be applied solely for the purpose of determining compliance or non-compliance with Section 7.01(a)

and/or 7.01(b) as of the last day of any Rolling Period that includes such Fiscal Quarter or as of the last day of such Fiscal Quarter, as applicable, and not for any other purpose under any Note Document (including any determination of pro forma compliance with the Consolidated Total Net Leverage Ratio or Asset Coverage Ratio for the purposes of making any Restricted Payment or any other purpose (even if the proceeds of any Specified Equity Contribution are actually used to reduce Debt, including in connection with any Cure Amount applied to cure the Asset Coverage Ratio or the Consolidated Total Net Leverage Ratio));

(iv) the Issuer may not cure any Consolidated Total Net Leverage Ratio or Asset Coverage Ratio default by an equity cure more than (A) two (2) times during any period of four (4) consecutive Fiscal Quarters or (B) five (5) times prior to the Maturity Date (provided that, if the Issuer exercises its cure right prior to the date financial statements are required to be delivered for a relevant Fiscal Quarter solely with respect to an anticipated Consolidated Total Net Leverage Ratio or Asset Coverage Ratio default and the Cure Amount associated therewith is insufficient to cure a Consolidated Total Net Leverage Ratio or Asset Coverage Ratio default with respect to such Fiscal Quarter, any subsequent exercise of a cure right prior to the expiration of the applicable Cure Period to “top-up” such Cure Amount shall not count as an additional exercise of the cure right); and

(v) If after giving effect to the foregoing recalculations, the Issuer would then be in compliance with Sections 7.01(a) and/or 7.01(b), the Issuer shall be deemed to have satisfied the requirements of Sections 7.01(a) and 7.01(b) as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default under any such covenant that had occurred shall be deemed cured for the purpose of this Agreement and the other Note Documents.

If the Issuer has certified in writing to the Agents and Holders that it will provide a Specified Equity Contribution to cure each Event of Default having occurred under Sections 7.01(a) or 7.01(b) for such Cure Period, neither the Agents nor any Holder shall exercise the right to accelerate the Obligations or terminate the Commitments and none of Agents, any Holder or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 9.01, the other Note Documents or applicable law prior to the end of the applicable Cure Period solely on the basis of an Event of Default having occurred and continuing under Sections 7.01(a) or 7.01(b); provided that, for avoidance of doubt, such an Event of Default shall be understood to have occurred and be continuing until cured in accordance with and in the time frame permitted by this Section 7.01(c).

Section 7.02. Debt. The Note Parties will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Obligations arising under the Note Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Note Documents;

(b) Debt under Finance Leases and Purchase Money Debt not to exceed $500,000;

(c) Debt associated with bonds, guarantees, letters of credit or surety obligations, in each case required by Governmental Requirements or third parties incurred in the ordinary course of business, in each case in connection with the operation of the Oil and Gas Properties and not in connection with money borrowed;

(d) intercompany Debt between the Note Parties or between Restricted Subsidiaries to the extent permitted by Section 7.05(d); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Note Parties, and, provided, further, that any such Debt owed by either the Issuer or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty Agreement;

(e) endorsements of negotiable instruments for collection in the ordinary course of business;

(f) Debt constituting a guarantee by any Note Party of any Debt incurred by another Note Party so long as the incurrence of such Debt by such other Note Party is otherwise permitted by this Section 7.02;

(g) Debt arising under (i) Swap Agreements permitted by Section 7.13 and (ii) customary bank products incurred in the ordinary course of business of the Issuer; ~~and~~

(h) Debt owed pursuant to any Demand Note in an aggregate principal amount for all such Demand Notes not to exceed $1,500,000; and

(~~h~~i) other additional unsecured Debt (excluding any Debt set forth in clause (a) of the definition thereof) in an aggregate outstanding principal amount not to exceed $1,000,000; provided that no Indebtedness incurred, created, assumed or suffered to exist with respect to WhiteHawk – Equity Holdings, LP, any WH Master Tenant or any WH DST shall be permitted under this Section 7.02(h).

Section 7.03. Liens. The Note Parties will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the Obligations;

(b) Excepted Liens;

(c) Liens in respect of Debt permitted by Section 7.02(b), but only to the Property under lease or the Property purchased, constructed or improved with such Debt; and

(d) other Liens affecting property or assets of the Note Parties or any of their Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding not to exceed $1,000,000.

Notwithstanding anything to the contrary in any Note Documents, (a) none of the Liens permitted pursuant to this Section 7.03 (other than Excepted Liens and Liens securing the Notes) may at any time attach to any Oil and Gas Properties of the Note Parties and their Restricted Subsidiaries, (b) none of the Liens permitted pursuant to this Section 7.03 (other than Liens permitted pursuant to this Section 7.03 which have priority by operation of Law) shall be superior to the Lien of the Collateral Agent on any mineral interests and mineral royalty interests and similar holdings of the Note Parties and their Restricted Subsidiaries and (c) no intent to subordinate the first priority status afforded by the Liens granted in favor of the Collateral Agent (for the benefit of the Secured Parties, as provided in the Collateral Documents) is to be hereby implied or expressed by the permitted existence of the Liens permitted pursuant to this Section 7.03.

Section 7.04. Dividends and Distributions. The Note Parties will not, and will not permit any of their Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders, or make any distribution of its Property to its Equity Interest holders, except that:

(a) Subject to the proviso set forth in the definition of “Monthly Common Equity Dividends”, the Issuer may declare and pay dividends with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests (other than Disqualified Capital Stock);

(b) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(c) Subject to (x) no Default or Event of Default continuing or resulting from such Restricted Payment, (y) Liquidity on a Distribution PF Basis being greater than the Minimum Liquidity Amount and (z) the Issuer being in pro forma compliance with Article VI and Article VII (including, without limitation, the Issuer providing the notices, certificates and financial information required by Section 6.01,

(i) during Distribution Period A for any “Applicable Distribution Period” as set forth in Appendix C, prior to the “CF Sweep Date” for such “Applicable Distribution Period”, the Issuer may (A) first, further subject to the Issuer being in compliance with (1) a Consolidated Total Net Leverage Ratio of less than 3.75 to 1.00 and (2) an Asset Coverage Ratio of greater than 1.05 to 1.00, in each case on a Distribution PF Basis (including any incurrence of Debt in connection with such Restricted Payment), (I) make Monthly Common Equity Dividends and Monthly Preferred Equity Dividends to the holders of its Equity Interests, (II) pay AUM Fees and/or Dividend Incentive Fees (clauses (I) and (II), collectively, “Primary Distributions”) and (III) make Specified Period A Equity Redemptions with Distributable Free Cash Flow only and (B) second, in the event Distributable Free Cash Flow is positive following the application of Section 7.04(c)(i)(A), further subject to the Issuer being in compliance with (1) a Consolidated Total Net Leverage Ratio of less than 3.00 to 1.00 and (2) an Asset Coverage Ratio of greater than 1.20 to 1.00, in each case on a Distribution PF Basis (including any incurrence of Debt in connection with such Restricted Payment), make additional dividends to the holders of its Equity Interests on the account of its common Equity Interests with Distributable Free Cash Flow only;

(ii) during Distribution Period B for any “Applicable Distribution Period” as set forth in Appendix C prior to “CF Sweep Date” for such “Applicable Distribution Period”, the Issuer may (A) first, further subject to the Issuer being in compliance with (1) a Consolidated Total Net Leverage Ratio of less than 3.25 to 1.00 and (2) an Asset Coverage Ratio of greater than 1.10 to 1.00, in each case on a Distribution PF Basis (including any incurrence of Debt in connection with such Restricted Payment), (I) make Primary Distributions and/or Specified Period B/C Level II Equity Redemptions with Distributable Free Cash Flow only and (B) second, in the event Distributable Free Cash Flow is positive following the application thereof under Section 7.04(c)(ii)(A), further subject to the Issuer being in compliance with (1) a Consolidated Total Net Leverage Ratio of less than 2.75 to 1.00 and (2) an Asset Coverage Ratio of greater than 1.30 to 1.00, in each case on a Distribution PF Basis (including any incurrence of Debt in connection with such Restricted Payment), make Specified Period B/C Level II Equity Redemptions and make additional dividends to the holders of its Equity Interests on the account of its common Equity Interests, in each case with Distributable Free Cash Flow only; and

(iii) during Distribution Period C for any “Applicable Distribution Period” as set forth in Appendix C prior to “CF Sweep Date” for such “Applicable Distribution Period”, the Issuer may (A) first, further subject to the Issuer being in compliance with (1) a Consolidated

Total Net Leverage Ratio of less than 2.75 to 1.00 and (2) an Asset Coverage Ratio of greater than 1.15 to 1.00, in each case on a Distribution PF Basis (including any incurrence of Debt in connection with such Restricted Payment), (I) make Primary Distributions and/or Specified Period B/C Level II Equity Redemptions with Distributable Free Cash Flow only, (B) second, in the event Distributable Free Cash Flow is positive following the application thereof under Section 7.04(c)(iii)(A), further subject to the Issuer being in compliance with (1) a Consolidated Total Net Leverage Ratio of less than 2.00 to 1.00, (2) an Asset Coverage Ratio of greater than 1.35 to 1.00 and (3) the aggregate principal amount of Notes outstanding as of such date of distribution is equal to or less than the Target Debt Balance as of such date of distribution, in each case on a Distribution PF Basis (including any incurrence of Debt in connection with such Restricted Payment), make Specified Period B/C Level II Equity Redemptions with Distributable Free Cash Flow only and make additional dividends to the holders of its Equity Interests on the account of its common Equity Interests, in each case with Distributable Free Cash Flow only;

(d) Subject to (i) no Default or Event of Default continuing or resulting from such Restricted Payment, (ii) Liquidity on a Distribution PF Basis being greater than the Minimum Liquidity Amount and (iii) the Issuer being in pro forma compliance with Article VI and Article VII (including, without limitation, the Issuer providing the notices, certificates and financial information required by Section 6.01), Restricted Payments set forth on Schedule 7.04 (the “Specified RPs”).

(e) During Distribution Period B, the Issuer may make Redemptions of Series C Preferred Shares in an aggregate amount not to exceed $20,000,000 with the proceeds of common equity or Series B Preferred Share issuances made following the First Amendment Effective Date (the “Specified Issuance Proceeds”) and applied towards such Redemptions of Series C Preferred Shares within thirty (30) days of any such common equity or Series B Preferred Share issuances subject to (i) no Default or Event of Default continuing or resulting from such Restricted Payment, (ii) Liquidity on a Distribution PF Basis being greater than the Minimum Liquidity Amount and (iii) the Issuer being in pro forma compliance with Article VI and, subject to clause (iv) below, Article VII (including, without limitation, the Issuer providing the notices, certificates and financial information required by Section 6.01(o) and Section 6.01(u)) and (iv) the Issuer being in compliance on a Pro Forma Basis with (A) a Consolidated Total Net Leverage Ratio of less than 3.25 to 1.00 and (B) an Asset Coverage Ratio of greater than 1.10 to 1.00.

(f) During Distribution Period C, the Issuer may make Redemptions of Series C Preferred Shares in an aggregate amount not to exceed $20,000,000 with Specified Issuance Proceeds and applied towards such Redemptions of Series C Preferred Shares within thirty (30) days of any such common equity or Series B Preferred Share issuances subject to (i) no Default or Event of Default continuing or resulting from such Restricted Payment, (ii) Liquidity on a Distribution PF Basis being greater than the Minimum Liquidity Amount and (iii) the Issuer being in pro forma compliance with Article VI and, subject to clause (iv) below, Article VII (including, without limitation, the Issuer providing the notices, certificates and financial information required by Section 6.01(o) and Section 6.01(u)) and (iv) the Issuer being in compliance on a Pro Forma Basis with (A) a Consolidated Total Net Leverage Ratio of less than 2.75 to 1.00 and (B) an Asset Coverage Ratio of greater than 1.15 to 1.00.

Notwithstanding anything to the contrary, any Restricted Payment declared, made or agreed to be declared or made in reliance on clause (c) of this Section 7.04 shall be made with Distributable Free Cash Flow only.

Notwithstanding anything to the contrary contained herein or any other Note Document, (a) no Restricted Payment shall be made under this Section 7.04 to any Unrestricted Subsidiary ~~and~~or to any WH Master Tenant, (b) Restricted Payments to WhiteHawk – Equity Holdings, LP shall not be permitted except, to the extent such Investment constitutes a Restricted Payment, Investments made pursuant to Section 7.05(k) and (c) Restricted Payments to any WH DST shall not be permitted except, to the extent such Investment constitutes a Restricted Payment, Investments made pursuant to Section 7.05(n).

Section 7.05. Investments and Advances. The Note Parties will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments as of the Closing Date which are disclosed to the Holders in Schedule 7.05;

(b) accounts receivable arising in the ordinary course of business;

(c) Investments in Cash Equivalents;

(d) Investments (i) made by the Issuer in or to the Guarantors (including any new Restricted Subsidiary that becomes a Guarantor in compliance herewith substantially contemporaneously with such Investment being made), (ii) made by any Guarantor in or to the Issuer or any other Guarantor and (iii) made by any Restricted Subsidiary in or to the Issuer or the Guarantors;

(e) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 7.05 and accounts receivable owing to the Issuer or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Issuer or any of its Restricted Subsidiaries;

(f) Investments pursuant to Swap Agreements otherwise permitted under this Agreement;

(g) Investments consisting of non-cash consideration received in connection with dispositions or transfers permitted pursuant to Section 7.09;

(h) Subject to (x) no Default or Event of Default continuing or resulting from such Investment, (y) Liquidity on a Distribution PF Basis being greater than the Minimum Liquidity Amount and (z) the Issuer being in pro forma compliance with Article VI and Article VII (including, without limitation, the Issuer providing the notices, certificates and financial information required by Section 6.01(o) and Section 6.01(u)), in the event Distributable Free Cash Flow is positive following the application thereof under (i) Section 7.04(c)(i)(A) and Section 7.04(c)(i)(B) during Distribution Period A, (ii) Section 7.04(c)(ii)(A) and Section 7.04(c)(ii)(B) during Distribution Period B or (iii) Section 7.04(c)(iii)(A) and Section 7.04(c)(iii)(B) during Distribution Period C and the aggregate principal amount of Notes outstanding as of such date of distribution is equal to or less than the Target Debt Balance as of such date of distribution, as applicable, make Investments constituting the acquisition of (x) Oil & Gas Properties or (y) Equity Interests of any entity with no material assets other than Oil and Gas Properties;

(i) Investments to the extent constituting Debt, distributions or dispositions permitted under Sections 7.02, 7.04 or 7.09, respectively;

(j) acquisitions of Oil & Gas Properties so long as (i) the Issuer is in pro forma compliance with Section 7.01 and (ii) such acquisitions are funded solely with the proceeds of common equity issuances;

(k) Investments in an aggregate amount not to exceed $500,000;

(l) the Specified SJM Acquisition; ~~and~~

(m) the Specified PHX Merger.; and

(n) so long as no Event of Default exists or would result as a result of such Investment, Investments by a WH Depositor in the applicable WH DST in the form of cash for the purposes of such WH DST acquiring Oil and Gas Properties after the Third Amendment Effective Date, provided that the aggregate amount of Investments made pursuant to this Section 7.05(n) shall not exceed during the term of this Agreement the sum of (x) $25,000,000 plus (y) the Dollar amount of any capital contributions received by WH Depositors pursuant to a DST Sell-Down (net of any fees, costs and expenses owed or paid by WH Depositor or any other Note Party in connection with such DST Sell-Down) as certified 6.01(v)(i); provided that the sum of clauses (x) and (y) above shall not in any event exceed $25,000,000.

Notwithstanding anything to the contrary contained herein or any other Note Document, (a) no Investments in Unrestricted Subsidiaries or any WH Master Tenant shall be permitted under this Section 7.05 ~~and~~, (b) no Investments in WhiteHawk – Equity Holdings, LP shall be permitted except for pursuant to Section 7.05(k) and (c) no Investments in any WH DST shall be permitted except for pursuant to Section 7.05(n).

Section 7.06. Nature of Business; Wholly-Owned Subsidiaries; No International Operations. The Note Parties will not, and will not permit any Restricted Subsidiary to, (a) allow any material change to be made in the character of its business as owners of minerals interests and mineral royalty interests and other non-operating interests in upstream Oil and Gas Properties or with respect to any WH Master Tenant and any WH DST, the character of its business conducting activities facilitating like kind exchanges under Section 1031 of the Code or the provision of services in connection therewith, or (b) allow any Guarantor to cease to be a Wholly-Owned Subsidiary of the Issuer other than as a result of a sale of all of the Equity Interests of such Guarantor or a merger of such Guarantor permitted under Section 7.08 or 7.09, provided, that notwithstanding anything to the contrary contained in this Section 7.06(b), the DST Sell-Down with respect to WH DSTs shall be permitted. Without limiting the foregoing, the Note Parties and their Restricted Subsidiaries shall not permit, including after giving effect to any disposition, Investment or acquisition permitted hereunder, the portion of the Total PDP PV-10 Value of their Oil and Gas Properties directly attributable to the ownership of the Note Parties and their Restricted Subsidiaries in mineral interests and mineral royalty interests to be less than 95% of the Total PDP PV-10 Value of the Note Parties’ and their Restricted Subsidiaries’ Oil and Gas Properties, and the remaining 5% or less of the Total PDP PV-10 Value of their Oil and Gas Properties shall be comprised of non-operating interests in upstream Oil and Gas Properties; provided that, solely for purposes of this Section 7.06, “Total PDP PV-10 Value” shall include the book value of any Oil and Gas Property that does not have PV-10 Value. From and after the Closing Date, the Issuer and its Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of and subject to the jurisdiction of the United States of America. The Note Parties and their Restricted Subsidiaries shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.

Section 7.07. ERISA Compliance. The Note Parties will not, and will not permit any Restricted Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Note Parties, a Restricted Subsidiary or any ERISA Affiliate could reasonably be expected to be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of pursuant to a certificate of a Financial Officer of a WH Depositor delivered pursuant to Section Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code with respect to a Plan that, in either case, could reasonably be expected to result in a Material Adverse Effect.

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Note Parties, a Restricted Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, if a Material Adverse Effect would result.

(c) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA that provides benefits to former employees of such entities other than as required by applicable law and that may not be terminated by such entities in their sole discretion at any time without resulting in a Material Adverse Effect.

Section 7.08. Mergers, Etc. The Note Parties will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “Consolidation”), or liquidate or dissolve; provided that (a) any Restricted Subsidiary may participate in a Consolidation with the Issuer or any Guarantor (provided that the Issuer shall be the continuing or surviving entity in any such transaction involving the Issuer, and a Guarantor shall be the continuing or surviving entity of any such transaction not involving the Issuer), (b) any Guarantor may participate in a Consolidation with another Guarantor, (c) any Restricted Subsidiary that is not a Guarantor may consolidated into any other Restricted Subsidiary that is not a Guarantor or (d) any Restricted Subsidiary may liquidate or dissolve so long as its assets (if any) are distributed to the Issuer or another Guarantor prior to such liquidation or dissolution.

Section 7.09. Sale of Properties and Termination of Swap Agreements. The Note Parties will not, and will not permit any Restricted Subsidiary to, dispose, sell, assign, farm-out, convey or otherwise transfer any Property or to terminate or otherwise monetize any Swap Agreement in respect of commodities except for:

(a) the sale of Hydrocarbons in the ordinary course of business;

(b) farm-outs of undeveloped acreage to which no proved reserves are attributed in the most recently delivered Reserve Report and assignments in connection with such farmouts;

(c) the sale or transfer of equipment that is no longer necessary for the business of the Note Parties or such Restricted Subsidiary or that is replaced by equipment of at least comparable value and use;

(d) the sale or other disposition (including Casualty Events resulting in the transfer of any Oil and Gas Property or any interest therein) of (i) any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties and (ii) the termination or monetization of any Swap Agreement in respect of commodities; provided that:

(i) (A) no Event of Default exists or results from such sale or disposition of Property or the termination or monetization of any Swap Agreement (after giving effect to the substantially concurrent use of proceeds therefrom) and (B) all such sales or other dispositions are for Fair Market Value;

(ii) not less than one hundred percent (100%) of the consideration received in respect of such sale or other disposition shall be cash;

(iii) it is understood that Section 7.09(d) shall not impair the obligation to satisfy Section 6.20 at all times, including the obligation to maintain the Swap Agreements entered into pursuant thereto;

(iv) the consideration received in respect of such sale or other disposition shall be for Fair Market Value;

(v) no Event of Default exists or results from such sale or disposition; and

(vi) if any such disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such disposition shall include all the Equity Interests of such Restricted Subsidiary;

(e) non-exclusive licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Note Parties or any Restricted Subsidiary;

(f) the abandonment of intellectual property that is no longer material to the operation of the business of the Note Parties or any Restricted Subsidiary;

(g) Equity Interests of any Restricted Subsidiary of the Note Parties transferred to any Note Party;

(h) assets of any Note Party to another Note Party;

(i) any disposition in the form of a Restricted Payment permitted pursuant to Section 7.04 or an Investment permitted pursuant to Section 7.05;

(j) the termination or unwind of any Swap Agreements in respect of commodities solely to the extent required to comply with Section 7.13(d); ~~and~~

(k) to the extent constituting a disposition, so long as no Event of Default exists or would result from such disposition, an Investment permitted pursuant to Section 7.05(n); and

(~~k~~l) dispositions having a fair market value not to exceed $500,000 in the aggregate.

Notwithstanding anything to the contrary herein or any other Note Document, (x) no sale, arrangement, farm-out, conveyance or other transfer shall be permitted under this Section 7.09 to any Unrestricted Subsidiary ~~and~~, (y) the Note Parties will not, and will not permit any Restricted Subsidiary, to sell, grant, issue or otherwise enter into any volumetric production payments, dollar-denominated production payment (or any other “VPP” financing), “drillcos” and other similar synthetic financings, or otherwise dispose of or sell Hydrocarbons in place that would require the Note Parties or their Restricted Subsidiaries to deliver Hydrocarbons at some future time without then or thereafter receiving full prepayment therefor and (z) no sale, disposition, assignment, farm-out, conveyance or other transfer, directly or indirectly, to any WH DST shall be permitted except for pursuant to Section 7.09(k).

Section 7.10. Transactions with Affiliates. The Note Parties will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than transactions between the Issuer and any Guarantor and transactions between Guarantors) unless such transactions are not prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate provided that the foregoing restrictions shall not apply to:

(a) equity issuances, distributions or other acquisitions or retirements of Equity Interests by the Issuer to the extent permitted by Section 7.04; and

(b) the payment of expenses and management fees pursuant to the Administrative Services Agreement and Investment Management Agreement.

Section 7.11. Subsidiaries. No Note Party or its Subsidiaries shall (a) form or acquire any Subsidiary, except any wholly-owned Domestic Subsidiary subject to compliance with Section 6.11(c), or (b) enter into any partnership, joint venture or similar arrangement other than as set forth on Schedule 7.11~~.~~; provided, that (x) notwithstanding anything to the contrary contained in this Section 7.11, the applicable DST Sell-Down with respect to a WH DST shall be permitted and (y) no WH Master Tenant nor any WH DST shall form or acquire any Subsidiary.

Section 7.12. Negative Pledge Agreements; Dividend Restrictions. The Note Parties will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of their Property in favor of the Collateral Agent and the Secured Parties or restricts any Restricted Subsidiary from paying dividends or making distributions to any Note Party, ~~or~~ which requires the consent of or notice to other Persons in connection therewith, or other than pursuant to the terms of the DST Agreements, restricts any WH DST from transferring Property to the Issuer and its Subsidiaries, other than (a) this Agreement and the Collateral Documents, (b) with respect to the ability of a Restricted Subsidiary to make dividends or distributions to a Note Party, agreements or arrangements evidencing Excepted Liens permitted by Section 7.03 to the extent such restriction applies only to the property subject to such Lien, (c) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted under Section 7.09 pending the consummation of such sale or disposition, (d) with respect to the ability of a Restricted Subsidiary to make dividends or distributions to a Note Party, any leases or licenses or similar contracts as they affect any Property (other than Oil and Gas Properties) subject to such lease or license and customary prohibitions on assignment contained in software license agreements, (e) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (other than any Oil and Gas Property) of the Issuer or any Restricted Subsidiary, (f) as it relates to the assets that are the subject thereof, purchase money obligations for property acquired in the ordinary course of business and obligations under Finance Leases that impose restrictions on transferring the property so acquired, (g) prohibitions or restrictions imposed by any Governmental Requirement, and encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings referred to in clauses (a) through (g) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 7.13. Swap Agreements.

(a) The Note Parties will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(i) Swap Agreements entered into Not for Speculative Purposes by the Note Parties with an Approved Counterparty in respect of commodities (at market prices) the net notional volumes for which (when aggregated with other commodity Swap Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date the latest hedging transaction is entered into under a Swap Agreement, 85% of the reasonably anticipated Hydrocarbon production of oil, gas and natural gas liquids, calculated separately, from the Note Parties’ total Proved Reserves for the sixty (60) month period from the date of creation of such hedging arrangement;

(ii) Swap Agreements entered into Not for Speculative Purposes by the Note Parties in respect of interest rates with an Approved Counterparty, as follows:

(A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Note Parties and their Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the anticipated outstanding principal amount of the Note Parties’ Debt for borrowed money which bears interest at a fixed rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt, and

(B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Note Parties and their Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the anticipated outstanding principal amount of the Note Parties’ Debt for borrowed money which bears interest at a floating rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt.

(b) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Note Parties or any Restricted Subsidiary to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than pursuant to the Collateral Documents); for the avoidance of doubt, this Section 7.13(b) shall not prohibit the granting of security to secure the Secured Hedge Obligations pursuant to the Collateral Documents.

(c) For purposes of entering into or maintaining Swap Agreement trades or transactions under Section 7.13(a), forecasts of reasonably anticipated production from the Note Parties’ and their Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Reserves as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall be revised to account for any increase or decrease therein anticipated because of information obtained by the Note Parties or any of their Restricted Subsidiaries and delivered to the Agent subsequent to the publication of such Reserve Report including the Note Parties’ or any of their Restricted Subsidiaries’ internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new or existing wells and completed acquisitions coming on stream or failing to come on stream as well as completed dispositions.

(d) If, as of the last day of any calendar quarter, the notional volumes of all Swap Agreements then in effect in respect of commodities for such calendar quarter (other than the notional volumes of (x) puts, options, or floors with respect to which neither the Note Parties nor any Restricted Subsidiaries have any payment obligation other than premiums and other charges (it being understood that the payment of such obligations may be deferred but that the total amount of which are fixed and known at the time such transaction is entered into) and (y) basis differential swaps on volumes already hedged pursuant to other Swap Agreements for Hydrocarbons) exceed 100% of actual production of

Hydrocarbons in such calendar quarter for oil, gas and natural gas liquids, calculated separately, then the Note Parties (i) shall promptly send notice to the Agent (for distribution to the Holders) and (ii) shall, within ten (10) Business Days of such determination, enter into offsetting Swap Agreements or terminate or unwind such Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters for oil, gas and natural gas liquids, calculated separately.

Section 7.14. Designation and Conversion of Restricted and Unrestricted Subsidiaries. Notwithstanding anything to the contrary contained herein or any other Note Document, no Note Party may designate any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary.

Section 7.15. Organizational Documents. Neither the Issuer nor any Restricted Subsidiary shall amend, modify or change its Organizational Documents, including the operating agreement, in any manner materially adverse to the rights or interests of the Holders (it being understood that (a) any amendment, modification or change of Organizational Documents that would impair or restrict the Liens of the Secured Parties on the Equity Interests of such Persons or their value (including after foreclosure), or the ability of the Secured Parties to exercise their rights and remedies with respect thereto under the Collateral Documents and (b) any amendment, modification or change, or waiver or consent to Section 4(b), Section 5, Section 6 and any provision relating to the assignment or termination thereof of the Amended and Restated Certificate of Designations of Preferred Stock of WhiteHawk Income Corporation, (c) Section 5, Section 6(a) and Section 6(b) of the Certificate of Designations of Series B Preferred Stock of WhiteHawk Income Corporation and (d) Section 6.04 or any provision relating to the pledge of equity in the Issuer’s bylaws, in each shall be materially adverse to the rights and interests of the Holders).

Section 7.16. Changes in Fiscal Year. The Note Parties shall not, and shall not permit any Restricted Subsidiary to have its Fiscal Year end on a date other than December 31 or change its method of determining Fiscal Quarters.

Section 7.17. Amendments to Material Agreements. Neither the Issuer nor any Restricted Subsidiary shall amend, modify or change, or waive or consent to an amendment or modification of any material provision to, the Investment Management Agreement ~~and~~, the Administrative Services Agreement or any DST Agreement, in each case in any manner materially adverse to the rights or interests of the Holders (it being understood that any amendment, modification or change, or waiver or consent to (x) Sections 4(a), (b) and (c) of the Investment Management Agreement or (y) Section 5.5, Article 7, Article 9 and Article 10 of the Initial Trust Agreement (and equivalent sections and articles of any other Trust Agreement) shall be deemed materially adverse to the rights and interests of the Holders).

Section 7.18. General and Administrative Costs. The Note Parties shall not, and shall not permit any of their Restricted Subsidiaries to, make, directly or indirectly any payments in respect of General and Administrative Costs in any Fiscal Year other than cash payments which, when aggregated with all other General and Administrative Costs paid in cash by the Note Parties or any of the Restricted Subsidiaries during such Fiscal Year, do not exceed $4,500,000 in the aggregate; provided that, for the purposes of this Section 7.18 only, (a) one-time transaction-related expenses incurred in connection with the First Amendment and (b) one-time Second Amendment Transaction Expenses, in each case, shall not constitute General and Administrative Costs.

ARTICLE VIII

PASSIVE HOLDING COMPANY STATUS OF THE ISSUER

Commencing on the Closing Date and until Payment in Full, the Issuer covenants and agrees with the Holders that it will not create, incur, assume or suffer to exist any Debt other than the Obligations or Lien other than Liens securing the Obligations, nor will it engage at any time in any business or business activity or hold or own any Property other than (a) the ownership of Equity Interests in WhiteHawk Income Marcellus LLC and WhiteHawk Income Haynesville LLC, (b) performance of its obligations under and in connection with the Note Documents, (c) issuing, selling and redeeming its Equity Interests, (d) paying Taxes in the ordinary course of business, (e) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities (including the ability to incur fees, costs and expenses relating to such maintenance) required to maintain its corporate or other legal structure or to participate in tax, accounting or other administrative matters as a member of the consolidated group of the Issuer and its Subsidiaries, (f) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Equity Interests, (g) receiving, and holding proceeds of, Restricted Payments from its Subsidiaries and distributing the proceeds thereof to the extent not prohibited by Sections 7.04 and 7.10, (h) activities required by Governmental Requirements and (i) activities incidental to the business or activities described in each foregoing clauses of this Article VIII. The Issuer shall at all times pledge all of the Equity Interests of WhiteHawk Income Marcellus LLC and WhiteHawk Income Haynesville LLC (and shall, if such Equity Interests are certificated deliver to the Collateral Agent original stock certificates evidencing the Equity Interests of WhiteHawk Income Marcellus LLC and WhiteHawk Income Haynesville LLC, together with appropriate undated stock powers for each certificate duly executed in blank by the Issuer).

ARTICLE IX

EVENTS OF DEFAULT; REMEDIES

Section 9.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) the Note Parties shall fail to pay any principal of (or associated make-whole or premium on) any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Note Parties shall fail to pay any interest on any Note or any fee or any other amount (other than an amount referred to in Section 9.01(a)) payable under any Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Note Parties or any Restricted Subsidiary in or in connection with any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or if already qualified by materiality or Material Adverse Effect, incorrect in any respect when made or deemed made);

(d) (i) the Note Parties or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.01(k), 6.01(o), 6.01(u), 6.02, 6.03 (solely in respect of the Issuer), 6.13, 6.16, 6.19, or Article VII or (ii) the Issuer shall fail to observe or perform any covenant, condition or agreement contained in Article VIII-A;

(e) the Note Parties or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement (i) contained in Section 6.11, and such failure shall continue unremedied for a period of twenty-five (25) days or (ii) otherwise contained in this Agreement (other than those specified in Sections 9.01(a), 9.01(b), 9.01(d), or 9.01(e)(i)) or in any other Note Document to which it is a party, and such failure shall continue unremedied for a period of thirty (30) days, in each case after the earlier to occur (i) notice thereof from the Agent to the Issuer (which notice will be given at the request of any Holder) or (ii) a Responsible Officer of the Issuer or such Restricted Subsidiary otherwise becoming aware of such default;

(f) the Note Parties or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable and such failure continues beyond any applicable grace period set forth in such Material Debt;

(g) any event or condition occurs (including the termination of any Swap Agreement prior to its scheduled maturity as a result of an “Event of Default” or “Termination Event” (as such terms are defined in the relevant Swap Agreement)) that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due (other than by a regularly scheduled required prepayment), or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Note Parties or any Restricted Subsidiary to make an offer in respect thereof (other than any event requiring prepayment pursuant to customary asset sale or change of control provisions);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Note Parties or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Note Parties or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) a Note Party or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Note Party or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) (i) one (1) or more judgments or settlements (or order by a Governmental Authority) for the payment of money (as reduced by (x) insurance proceeds covering such settlements, judgments or orders which are received or as to which the relevant insurance carriers have been notified of, and have not disputed coverage and (y) the amount by which such liability is cash collateralized and bonded) in an aggregate amount in excess of $2,000,000 shall be rendered against any Note Party, any Restricted Subsidiary or any combination thereof, and (A) there shall be a period of thirty (30) consecutive days during which the execution of such judgment or order is not subject to an effective stay of enforcement, or (B) action is legally taken by a judgment creditor or judgment creditors or the applicable Governmental Authority to attach or levy upon any assets of a Note Party or any of its Restricted Subsidiaries to enforce any such judgment or order, or (ii) one (1) or more non-monetary judgments or orders shall be rendered against any Note Party or Restricted Subsidiary which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which such judgment is not subject to an effective stay of enforcement, by reason of a pending appeal or otherwise;

(k) the Note Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Issuer or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected first priority Lien in favor of the Collateral Agent on any material portion of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Note Parties or any Restricted Subsidiary or any of their Affiliates shall so state or assert in writing;

(l) a Change in Control shall occur and the Issuer fails to pay the Redemption Payment when due or otherwise consummate a redemption of the Notes as required by Section 2.09(h); or

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Note Parties and their Restricted Subsidiaries in an aggregate amount exceeding $2,000,000 that is not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding;

then, and in every such event (other than an event with respect to a Note Party or its Subsidiaries described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Agent shall, at the direction of the Requisite Holders, by notice to the Issuer, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and thereupon the Commitments shall terminate immediately and (ii) declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon, any unpaid accrued fees, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g), and all other liabilities of the Issuer or any other Note Party accrued hereunder and under any other Note Document, shall become due and payable immediately, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties, anything contained herein or in any other Note Document to the contrary notwithstanding; and in any event with respect to any Note Party or its Subsidiaries described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon, any unpaid accrued fees, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g), and all other liabilities of the Issuer or any other Note Party accrued hereunder and under any other Note Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties, anything contained herein or in any other Note Document to the contrary notwithstanding. In the case of the occurrence of an Event of Default, the Agents and the Holders will have all other rights and remedies available at law and equity. All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied in the order provided in Section 2.11(f).

Section 9.02. Treatment of Make-Whole Amount and Prepayment Fee. Without limiting the terms of the last paragraph of Section 9.01, it is understood and agreed that (a) if the Notes are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including acceleration of claims by operation of law)) or (b) upon the occurrence of the Board of Directors (or similar Governing Body or any committee thereof) of any Note Party or of any Person having Control of the Issuer adopting any resolution or otherwise authorizing any action to approve any bankruptcy or insolvency related event (each of the foregoing in clauses (a) and (b) and as contemplated by the penultimate paragraph of this paragraph, a “Specified Event”), the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, that would have applied if, at the time the Notes are accelerated or otherwise become due, the Issuer had prepaid, repaid, Redeemed, refinanced, substituted or replaced all of the Notes as contemplated in Section 2.08 and 2.11(g) will also be automatically and immediately due and payable without further action or notice and the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Holders’ damages as a result thereof. Any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee payable hereunder shall be presumed to be the liquidated damages (and not, for avoidance of doubt, unmatured interest or a penalty) sustained by the Holders as the result of such Specified Event and the Issuer and the other Note Parties agree that the Make-Whole Amount (plus any premium payable in connection therewith) and Prepayment Fee, as applicable, are reasonable under the circumstances currently existing. In the event that the Obligations are reinstated in connection with or following any Specified Event, it is understood and agreed that the Obligations shall include any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, payable in accordance with this Section 9.02. The Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.

THE ISSUER AND EACH OTHER NOTE PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT (PLUS ANY PREMIUM PAYABLE IN CONNECTION THEREWITH) OR PREPAYMENT FEE IN CONNECTION WITH ANY SUCH SPECIFIED EVENT.

The Issuer and each other Note Party expressly agrees (to the fullest extent that it may lawfully do so) that: (i) the Make-Whole Amount (plus any premium payable in connection therewith) and Prepayment Fee, as applicable, are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Holders and the Issuer and the other Note Parties giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable; and (iv) the Issuer and each other Note Party shall each be estopped hereafter from claiming differently than as agreed to in this paragraph.

The Issuer and each other Note Party expressly acknowledges that its agreement to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, to the Holders as herein described is a material inducement to the Holders to provide the Commitments and purchase the Notes.

Section 9.03. Application of Funds. All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(a) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to each of the Agent and the Collateral Agent in their capacities as such and Agent-related Indemnitee (including any costs and expenses related to foreclosure or realization upon, or protecting, Collateral);

(b) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 under the Note Documents;

(c) third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes;

(d) fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or other amount due and payable pursuant to Section 2.11(g) or Section 9.02, if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or other amount due and payable pursuant to Section 2.11(g) or Section 9.02 resulting from the payment of principal under clause fifth below);

(e) fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Note Parties at such time;

(f) sixth, pro rata to any other Obligations; and

(g) seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Note Parties or as otherwise required by any Governmental Requirement.

Section 9.04. Credit Bidding. In addition to any other rights and remedies granted to the Agents and the Holders in the Note Documents, the Collateral Agent (acting at the direction of the Requisite Holders) on behalf of the Holders may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent (acting at the direction of the Requisite Holders), without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Note Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each of the Note Parties on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Note Party of any cash collateral arising in respect of the Collateral on such terms as the Collateral Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Holders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales (including, without limitation, any sale conducted under the provisions of the Code, including under Sections 363, 1123 or 1129 of the Code, or any similar laws in any other jurisdictions to which a Note Party is subject), at any exchange, broker’s board or office of the Collateral Agent or any Holder or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. In connection with any such credit bid and purchase, the Obligations owed to the Holders shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Requisite Holders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Holders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Requisite Holders or their permitted assignees under the terms of the Note Documents or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of the Note Documents and without giving effect to the limitations on the actions by the Requisite Holders contained Section 11.06), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Holders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Holder or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Holders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Holder or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Holder are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Holder shall execute such documents and provide such information regarding the Holder (and/or any designee of the Holder which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent acting at the direction of the Requisite Holders, may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. The Collateral Agent or any Holder shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Note Party, which right or equity is hereby waived and released by each of the Note Parties on behalf of itself and its Subsidiaries. Each of the Note Parties further agrees on behalf of itself and its Subsidiaries, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the premises of the Issuer, another Note Party or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 9.04, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agents and the Holders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Note Parties under the Note Documents, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Collateral Agent account for the surplus, if any, to any Note Party. To the extent permitted by applicable law, each of the Note Parties on behalf of itself and its Subsidiaries waives all claims, damages and demands it may acquire against the Agents or any Holder arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Notwithstanding anything provided in this Section 9.04, the Collateral Agent may delegate any or all of its rights to credit bid under this Section, this Agreement and the other Note Documents to EIG or the Requisite Holders or their designee, who will act as “Agent” or “Collateral Agent” for purposes of this Section 9.04.

ARTICLE X

AGENTS

Section 10.01. Appointment of Agents. U.S. Bank Trust Company, National Association is hereby appointed Agent and Collateral Agent hereunder and under the other Note Documents and each Holder hereby authorizes U.S. Bank Trust Company, National Association, in such capacities, to act as its agent (including as collateral agent) in accordance with the terms hereof and the other Note Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Article X are solely for the benefit of the Agents and the Holders and no Note Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof, except as expressly set forth herein. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any Affiliate thereof.

Section 10.02. Powers and Duties. Each Holder irrevocably authorizes each Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Note Documents as are specifically delegated or granted to each Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. Without limiting the generality of the foregoing, each Agent shall not have or be deemed to have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Holder, any Note Party or any other Person, whether before or after the occurrence of any Default or Event of Default; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein. The use of the term “agent” herein and in the other Note Documents with reference to any Agent is not intended to connote any fiduciary or the other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Neither Agent is, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

Section 10.03. General Immunity.

(a) No Responsibility for Certain Matters. Neither Agent shall be responsible for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by either Agent or by or on behalf of any Note Party to an Agent or any Holder in connection with the Note Documents and the transactions contemplated hereby and thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall either Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Neither Agent shall be responsible for the satisfaction of any condition set forth in Article III or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to such Agent. Neither Agent will be required to take any action that is contrary to applicable law or any provision of this Agreement or any Note Document or that may expose it to personal liability for which it is not indemnified. Anything contained herein to the contrary notwithstanding, neither Agent shall have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b) Exculpatory Provisions. Subject to the remainder of this clause (b) hereof further limiting the liability of the Agents, neither Agent nor any of their officers, partners, directors, employees or agents shall be liable for any action taken or omitted by an Agent under or in connection with any of the Note Documents, except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder, except powers and authority expressly contemplated hereby or thereby, unless and until such Agent shall have received written instructions in respect thereof from Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.06) or in accordance with the applicable Note Document, and, upon receipt of such instructions from Requisite Holders (or such other Holders, as the case may be), or in accordance with the other applicable Note Document, as the case may be, such Agent shall act or (where so instructed) refrain from acting, or to exercise or refrain from exercising such power, discretion or authority, in accordance with such instructions. The permissive rights of each Agent hereunder and under the other Note Documents shall not be construed as duties. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying and free from liability in relying, upon any communication, instrument, document, judgment, order or decree believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions, advice and judgments of attorneys (who may be attorneys for the Note Parties), accountants, experts and other professional advisors selected by it; (ii) no Holder shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.06) or in accordance with the applicable Note Document; and (iii) neither Agent shall be liable for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless such Agent shall have been grossly negligent in ascertaining the pertinent facts. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless such Agent shall first receive such advice or concurrence of the Requisite Holders or the Holders (as the case may be, as required by this Agreement), accompanied by, if requested, indemnity satisfactory to such Agent, and until such instructions and indemnity (if any) are received, each Agent shall have no duty to act, or refrain from acting, and shall have no liability to any Holder, any Note Party or any other Person for so doing. If an Agent so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Requisite Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. No provision of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the Transactions contemplated hereby or thereby shall require an Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. Neither Agent shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, continuation statement, amendment, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of Taxes with respect to any of the Collateral. The actions described in clauses (i) through (iii) of the immediately preceding sentence shall be the responsibility of the Holders and the Note Parties. Neither Agent shall be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as an Agent. Each Agent has accepted and is bound by the Note Documents executed by such Agent as of the date of this Agreement and, as directed in writing by the Requisite Holders, each Agent shall execute additional Note Documents delivered to it after the date of this Agreement; provided, however, that such additional Note Documents do not adversely affect the rights, privileges, benefits, immunities and indemnities of the Agents, in which case, the Agents may, but shall not be obligated to, enter into such Note Documents. Neither Agent will otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Note Documents to which such Agent is a party). No written direction given to an Agent by the Requisite Holders or any Note Party that in the sole judgment of such Agent imposes, purports to impose or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in or arising under this Agreement and the other Note Documents will be binding upon an Agent unless such Agent elects, at its sole option, to accept such direction. Neither Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Note Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of the Collateral Agent or its bailee, the Collateral Agent will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its other corporate trust customers, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith. Neither Agent shall be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default. Neither Agent will be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of Taxes or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Each Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. In the event that either Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in any Agent’s sole discretion may cause such Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause such Agent to incur, or be exposed to, any Environmental Liability or any liability under any other Governmental Requirement, each Agent reserves the right, instead of taking such action, either to resign as an Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Neither Agent will be liable to any person for any Environmental Liability or any Environmental Claims or contribution actions under any Governmental Requirement by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or Release or threatened discharge or Release of any Hazardous Materials into the environment at any property or facility that any Agent is required to acquire title to hereunder. Each Holder authorizes and directs each Agent to enter into this Agreement and the other Note Documents to which it is a party. Each Holder agrees that any action taken by an Agent or Requisite Holders in accordance with the terms of this Agreement or the other Note Documents and the exercise by an Agent or Requisite Holders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Holders.

(c) Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to each Agent for the account of the Holders, unless each Agent shall have received written notice from a Holder or the Issuer in accordance with the notice requirements of Section 11.01 herein referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify the Holders of its receipt of any such notice. Neither Agent shall have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Notes, including but not limited to the SOFR Administrator’s Website (or any successor source), or for any rates compiled by the CME Term SOFR Administrator or any successor thereto, or for any rates published on any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.

Section 10.04. Holders’ Representations, Warranties and Acknowledgment.

(a) Each Holder represents and warrants to each Agent that it has made its own independent investigation of the financial condition and affairs of each Note Party, without reliance upon either Agent or any other Holder and based on such documents and information as it has deemed appropriate, in connection with Note Purchases hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of each Note Party. Neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and neither Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.

(b) Each Holder, by delivering its signature page to this Agreement, an Assignment Agreement or a joinder agreement and funding its Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by each Agent, Requisite Holders or Holders, as applicable.

(c) Each Holder hereby agrees that (i) if any Agent notifies such Holder that such Agent has determined in its sole discretion that any funds received by such Holder from such Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Holder (whether or not known to such Holder), and demands the return of such Payment (or a portion thereof), such Holder shall promptly, but in no event later than one Business Day thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, and (ii) to the extent permitted by applicable law, such Holder shall not assert, and hereby waives, as to such Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of any Agent to any Holder under this Section 10.04 shall be conclusive, absent manifest error.

(d) Each Holder hereby further agrees that if it receives a Payment from an Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by such Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment, and to the extent permitted by applicable law, such Holder shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Holder agrees that, in each such case, or if it otherwise becomes aware that a Payment (or portion thereof) may have been sent in error, such Holder shall promptly notify such Agent of such occurrence and, upon demand from such Agent, it shall promptly, but in no event later than three (3) Business Days thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds.

(e) The Issuer and each other Note Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Holder that has received such Payment (or portion thereof) for any reason, the Agents shall be subrogated to all the rights of such Holder with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Issuer or any other Note Party.

(f) Each party’s obligations under this Section 10.04 shall survive the resignation or replacement of the Agents or any transfer of rights or obligations by, or the replacement of, a Holder, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Note Document.

Section 10.05. Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided in this Section 10.05, either Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Requisite Holders, and the Issuer. Any Agent may be removed as an Agent at the request of the Requisite Holders. Upon any such notice of resignation or removal, Requisite Holders shall have the right (with the consent of the Issuer (not to be unreasonably withheld, delayed or conditioned) unless an Event of Default shall have occurred and is continuing), to appoint a successor Agent; provided that such successor Agent shall be a nationally-recognized third party agent for similarly situated financings. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nevertheless thereupon become effective and the Requisite Holders shall perform all of the duties of such Agent, as applicable, hereunder until such time, if any, as the Requisite Holders appoint a successor Agent as provided for above. In such case, the Requisite Holders shall appoint one Person to act as Agent for purposes of any communications with the Issuer, and until the Issuer shall have been notified in writing of such Person and such Person’s notice address as provided for in Section 11.01, the Issuer shall be entitled to give and receive communications to/from the resigning Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and the payment of the outstanding fees and expenses of the resigning or removed Agent, at the Issuer’s expense, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly

(i) transfer to such successor Agent all sums and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Note Documents, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be reasonably requested in connection with the assignment to such successor Agent of the security interests created under the Collateral Documents (the reasonable out-of-pocket expenses of which shall be borne by the Issuer), whereupon such retiring or removed Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or any Agent’s removal hereunder as Agent or Collateral Agent, the provisions of this Article X and Section 11.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent hereunder. Any organization or other entity into which an Agent may be merged or converted or with which it may be consolidated, or any organization or other entity resulting from any merger, conversion or consolidation to which any Agent shall be a party, or any organization or other entity succeeding to all or substantially all of the corporate trust business of the Agents, shall be the successor to the Agents hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 10.06. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. Neither Agent shall be responsible for the acts or omissions of its sub-agents so long as they are appointed with due care. The exculpatory, indemnification and other provisions of Article X and Section 11.03 shall apply to any Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the Notes issued hereby. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Article X and Section 11.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent.

Section 10.07. Collateral Documents.

(a) Agent under Collateral Documents. Each Holder and other Indemnitee hereby further irrevocably authorizes the Collateral Agent, on behalf of and for the benefit of the Holders, to be the agent for and representative of Holders with respect to the Collateral Documents and to enter into such other agreements with respect to the Collateral (including intercreditor agreements) as it may deem necessary with the consent of the Requisite Holders. Subject to Section 11.06, the Collateral Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby and with respect to which release the Requisite Holders (or such other Holders as may be required to give such consent under Section 11.06) have consented or (ii) release any Guarantor from the Guarantee pursuant to the Guaranty Agreement with respect to which release the Requisite Holders (or such other Holders as may be required to give such consent under Section 11.06) have consented, in each case upon delivery by the Issuer to the Agent and Collateral Agent with a certificate of a Responsible Officer certifying that such release is authorized and permitted under by the Note Documents, and such other certifications or documents as the Agent or Collateral Agent (in each case, at the direction of the Requisite Holders) shall request. Whether or not expressly provided therein, the Agent and the Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities provided in this Agreement in entering into and performing under the Collateral Documents and any other Note Document.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, the Agents and each Holder hereby agree that (i) no Holder shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee or exercise any other remedy provided under the Note Documents (other than the right of set-off provided in Section 11.04), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent (acting at the written direction of the Requisite Holders), on behalf of the Holders in accordance with the terms hereof and all powers, rights and remedies under this Agreement and the Collateral Documents may be exercised solely by the Collateral Agent (acting at the written direction of the Requisite Holders), and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or its nominee may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Holders (but not any Holder or Holders in its or their respective individual capacities unless the Requisite Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations arising under the Note Documents as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

Section 10.08. Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Note Party hereby agrees, unless directed otherwise by an Agent or unless the electronic mail address referred to below has not been provided by an Agent to such Person, that it will provide to each Agent all information, documents and other materials that it is obligated to furnish to such Agent or to the Holders pursuant to the Note Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Note Purchase Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Note Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Note or other Note Purchase hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Issuer and each Agent to an electronic mail address as directed by each Agent. In addition, each Note Party agrees to continue to provide the Communications to each Agent or the Holders, as the case may be, in the manner specified in the Note Documents.

(b) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of any Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

(c) The Platform. Each Note Party acknowledges that Agent will make available to Holders materials and/or information by posting such materials and/or information on IntraLinks/IntraAgency, Syndtrack or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE NOTE PARTIES’ COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE NOTE PARTIES’ COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall Agent have any liability to the Note Parties, any Holder or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Note Parties’ or the Agent’s transmission of materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of Agent. In no event shall Agent have any liability for any damages arising from the use by others of any information or other materials obtained through the Platform.

Section 10.09. Proofs of Claim. The Holders and each Note Party hereby agree that after the occurrence of an Event of Default pursuant to Section 9.01(h) or 9.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, Agent (acting at the direction of Requisite Holders) (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Note Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, the Agents and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, the Agents and other agents and their agents and counsel and all other amounts due Holders, the Agents and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, interim trustee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Holders, to pay to Agent and Collateral Agent, as applicable, any amount due for the compensation, expenses, disbursements and advances of each Agent, Collateral Agent and their agents and counsel, and any other amounts due Agents and other agents hereunder. Nothing herein contained shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize any Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 10.09 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that an Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.

Section 10.10. Hedge Intercreditor Agreement. Each Holder (and each Person that becomes a Holder hereunder pursuant to Section 11.07) hereby authorizes the Agent to enter into, join or otherwise become party to the Hedge Intercreditor Agreement on behalf of such Holder, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Agent may take such actions on its behalf as is contemplated by the terms of Hedge Intercreditor Agreement. Without limiting the provisions of Section 10.02, 11.02 and 11.03, each Holder hereby consents to each of the Agent and any successor serving in such capacities and agrees not to assert any claim (including as a result of any conflict of interest) against the any Agent, or any such successor, arising from the role of any Agent or such successor under the Note Documents or any such intercreditor agreement so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction). In addition, the Agent and Collateral Agent, or any such successors, shall be authorized, with the consent of the Requisite Holders, to execute or to enter into amendments of, and amendments and restatements of, the Collateral Documents, the Hedge Intercreditor Agreement and any additional and replacement intercreditor agreements, as is contemplated by the terms of the Hedge Intercreditor Agreement.

Section 10.11. Indemnification. To the extent that the Agents are not promptly reimbursed and indemnified by any Note Party, and after the Agents have made demand on any Note Party for the same, the Holders will, within five (5) days of written demand by the Agents, reimburse the Agents for, and indemnify and hold harmless the Agents from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including client charges and expenses of counsel or any other advisor to Agents), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any of the other Note Documents or any action taken or omitted by the Agents under this Agreement or any of the other Note Documents, in proportion to each Holder’s Pro Rata Share; provided, however, that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such applicable Agent’s gross negligence or willful misconduct. The obligations of the Holders under this Section 10.11 shall survive the Payment in Full of the Obligations, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or the Agents, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Holder, the address as indicated on Appendix B or otherwise indicated to Agents in writing. Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile, electronic transmission or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or electronic transmission (which confirmation shall be made by telephone call by the sender to the Agents; confirmation by electronic messaging shall not be deemed to be confirmation of receipt).

Section 11.02. Expenses. Each Note Party shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Holders and their Affiliates (including, without limitation, the reasonable fees, charges and disbursements of (A) one primary firm of counsel to the Holders, (B) one primary firm of counsel to the Agent and Collateral Agent, (C) one local counsel and one regulatory counsel in each relevant jurisdiction, if any and (D) reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in connection with the issuance of the Notes provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agents and the Holders as to the rights and duties of any Agent and the Holders with respect thereto) of this Agreement and the other Note Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Agents or any Holder in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Collateral Document or any other document referred to therein and (iii) all out-of-pocket expenses incurred by the Agents or any Holder, including the fees, charges and disbursements of counsel and other experts, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Note Document, including its rights under this Section 11.02, or in connection with the Notes issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes. All amounts due under this Section 11.02 shall be paid within thirty (30) days of receipt by the Issuer of an invoice. The agreements in this Section 11.02 shall survive the Payment in Full, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent.

Section 11.03. Indemnity; Limitation of Liability.

(a) In addition to the payment of expenses pursuant to Section 11.02, whether or not any or all of the Transactions shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, EIG, the Agents and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors (including attorneys, accountants and experts), representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided that, no Note Party shall have any obligation to an Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order, provided that no Note Party shall indemnify any Holder or its related Indemnitee for claims solely among the Holders (or any combination thereof) to the extent not related to a breach of an obligation of a Note Party as determined by a court of competent jurisdiction by final and nonappealable judgement. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. The indemnities and waivers set forth in this Section 11.03(a) shall survive the Payment in Full, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent. All amounts due under this Section 11.03(a) shall be paid within thirty (30) days of receipt by the Issuer of an invoice.

(b)

(i) To the extent permitted by applicable law, no Note Party shall assert (and no Note Party shall permit is Affiliates to assert), and each Note Party hereby waives, releases and agrees not to sue upon any claim against EIG, the Agents and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors (including attorneys, accountants and experts), representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each such Person, a “Holder-Related Party”) (and agrees to cause its Affiliates to do the same), on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Note Party hereby waives, releases and agrees not to sue any Holder-Related Party upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The waivers set forth in this Section 11.03(b) shall survive the Payment in Full, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent.

(ii) To the extent permissible under applicable law, none of the Agents, any Note Party or any Subsidiary shall have any liability for any special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 11.03; it being agreed that this sentence shall not limit the obligations of the Note Parties under Section 11.03(a). The waivers set forth in this Section 11.03(b) shall survive the Payment in Full, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent.

(c) Each Note Party hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). Each Note Party hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Note Party), (ii) that it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims (A) against the Other Sources for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (B) that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Note Party must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from a Note Party shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against a Note Party if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee.

Section 11.04. Set Off. In addition to any rights now or hereafter granted under applicable law or Governmental Requirement and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Holder and its/their respective Affiliates is hereby authorized by each Note Party at any time or from time to time subject to the consent of Agent (such consent to be given or withheld at the written direction of the Requisite Holders), without notice to any Note Party or to any other Person (other than Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Debt evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Debt at any time held or owing by such Holder to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Holder hereunder, and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto or any other Note Document, irrespective of whether or not (a) such Holder shall have made any demand hereunder, (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Debt.

Section 11.05. [Reserved].

Section 11.06. Amendments and Waivers.

(a) Requisite Holders’ Consent. Subject to Sections 11.06(b) and 11.06(c), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Issuer, the Agents and the Requisite Holders or (ii) in the case of any other Note Document (other than the Agent Fee Letter), the Note Parties party thereto and (A) Agents with the consent of the Requisite Holders or (B) the Requisite Holders.

(b) Affected Holders’ Consent. Without the written consent of each Holder that would be directly affected thereby, no amendment, modification, or consent shall be effective if the effect thereof would:

(i) reduce the principal of the Notes or waive or postpone scheduled final maturity of the Notes or waive, postpone or reduce any fixed and scheduled repayment of the Notes (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Notes shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(ii) subject to Section 2.15(b), (A) reduce the rate of interest on any Note of, or the amounts of fees payable to, such Holder, (B) extend the time for payment of any such interest or fees to such Holder or (C) waive any interest or fee payable hereunder to such Holder (provided that the application of the Default Rate pursuant to Section 2.06(c) may be reduced, extended or waived by the Requisite Holders);

(iii) extend or increase the Commitment of such Holder (it being understood that a waiver of any condition precedent or of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Holder);

(iv) release all or substantially all the Guarantors from the Guarantee or release the Liens securing all or substantially all of the Collateral;

(v) amend, modify, terminate or waive any provision of Sections 2.10, 2.11(g), 2.12, Section 9.03 or this Section 11.06(b); or

(vi) amend the definition of “Requisite Holders” or “Pro Rata Share”.

(c) Other Consents. No amendment, modification, termination, or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall materially and adversely amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent or any Indemnitee Agent Party, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent or such Indemnitee Agent Party. With limiting the foregoing, neither Agent shall be bound to follow or agree to any amendment or supplement to this Agreement that would increase or materially change or affect the duties, obligations or liabilities of such Agent (including without limitation the imposition or expansion of discretionary authority with respect to the benchmark), or reduce, eliminate, limit or otherwise change any right, privilege or protection of such Agent, or would otherwise change any right, privilege or protection of such Agent, or would otherwise materially and adversely affect such Agent, in each case in its reasonable judgment, without such party’s express written consent.

(d) Execution of Amendments, etc. Agent and Collateral Agent, if applicable, shall at the direction of the applicable Holders, execute amendments, modifications, waivers or consents on behalf of such Holders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.06(d) shall be binding upon each Holder at the time outstanding, each future Holder and, if signed by a Note Party, on such Note Party. Agent will deliver executed or true and correct copies of each amendment, modification, waiver, or consent effected pursuant to this Section 11.06 to each Holder promptly following the date on which it is executed and delivered, or receives the consent or approval of the requisite percentage of Holders applicable thereto.

(e) Note Parties and Affiliates. No Note Party will, and the Issuer will not permit any of its Subsidiaries, any of the Note Parties or any of their respective Affiliates, to, directly or indirectly, offer to purchase, prepay, Redeem or otherwise acquire any outstanding Notes, except as otherwise expressly permitted under this Agreement.

(f) Amendment Consideration. None of Issuer or any of its Affiliates or any other party to any Note Documents, directly or indirectly, will pay or cause to be paid any consent fees, or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes (irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by Issuer and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Issuer and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and, to the extent such amendment or waiver is consented to by such Holder, shall be paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 11.06(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.

(g) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 11.06 or any other Note Document by a Holder that has transferred or has agreed to transfer its Note to any Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Issuer, any Note Party and/or any of their Affiliates, shall be void and of no force or effect except solely as to such Holder, and any amendments, modifications or terminations effected or waivers or consents granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.

Section 11.07. Successors and Assigns; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Holders. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any such Person without the prior written consent of all Holders (and any attempted assignment or transfer by any such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Agent and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Subject to compliance with applicable securities laws, if any, any Holder may at any time sell, assign or otherwise transfer to one or more Eligible Assignees any Notes and all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Notes held by it).

(c) Mechanics. The assigning Holder and the assignee thereof shall execute and deliver to Agent an Assignment Agreement, a processing and recordation fee of $3,500 (other than in the case of an assignment from a Holder to its Affiliate or a Related Fund), all “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, documents as reasonably requested by the Agent, together with such forms, certificates or other evidence, if any, with respect to United States federal Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent and Issuer pursuant to Section 2.14(e) and 2.14(f).

(d) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, the processing and recordation fee of $3,500 (which, for the avoidance of doubt, is not required in the case of an assignment from a Holder to its Affiliate or to a Related Fund), any “know your customer” documents reasonably requested by the Agent, and any other forms, certificates or other evidence required by this Agreement in connection therewith, Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Issuer and shall maintain a copy of such Assignment Agreement. The Agent is not, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

(e) Representations and Warranties of Assignee. Each Holder upon executing and delivering an Assignment Agreement, represents and warrants as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in notes; and (ii) it will make or invest in, as the case may be, its Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other applicable securities laws (it being understood that, subject to the provisions of this Section 11.07(e), the disposition of Notes or any interests therein shall at all times remain within its exclusive control). In addition, each Holder becoming party hereto after the Closing Date, upon executing and delivering an Assignment Agreement, shall be deemed to have made the representations and warranties contained in Article V as of the applicable Effective Date (as defined in the applicable Assignment Agreement).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 11.07(f), as of the “Effective Date” specified in the applicable Assignment Agreement and recordation in the Register: (i) the assignee thereunder shall have the rights and obligations of a “Holder” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Holder” for all purposes hereof; (ii) the assigning Holder thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 11.08) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Holder’s rights and obligations hereunder, such Holder shall cease to be a party hereto; provided that such assigning Holder shall continue to be entitled to the benefit of all indemnities and expense reimbursement rights hereunder as specified herein with respect to matters arising prior to such assignment); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to the Issuer for cancellation, and thereupon the Issuer shall issue and deliver a new Note, if so requested by the assignee and/or assigning Holder, to such assignee and/or to such assigning Holder, with appropriate insertions, to reflect the outstanding principal balance under the Notes of the assignee and/or the assigning Holder. Notes shall not be transferred in denominations of less than $100,000 (unless transferred by any Holder to an Affiliate and/or a Related Fund of such Holder), provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, a Note may be in a denomination of less than $100,000; provided further, that transfers by a Holder, its Affiliates and its Related Funds shall be aggregated for purposes of determining whether or not such $100,000 threshold has been reached.

(g) Participations. Subject to compliance with applicable securities laws, if any, each Holder shall have the right at any time to sell one or more participations to any Person (other than a natural Person, any Note Party or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Notes or any other Obligation); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Issuer, Agents, and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.06(b) that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements and limitations under Section 2.14(e) and Section 2.14(f)) (it being understood that the documentation required under Section 2.14(e) and Section 2.14(f) shall be delivered by the Participant to the applicable Holder) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (c) of this Section 11.07; provided that such Participant shall not be entitled to receive any greater payment under Section 2.11(h) than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless such greater payment results from a change in a Governmental Requirement that occurs after the Participant acquired the applicable participation, or is made with the Issuer’s prior written consent. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 11.04 as though it were a Holder; provided that such Participant agrees to be subject to Section 2.14 as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Note Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register, and the Agent shall be entitled to treat the Holder, and not any Participant, as the Holder all purposes hereunder.

(h) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.08. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Purchase. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.14, 11.02, 11.03 and 11.04 and the agreements of Holders set forth in Sections 2.12, 2.14, 10.11 and 11.03(b) shall survive the payment of the Notes, the termination hereof and the resignation or removal of any Agent.

Section 11.09. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Holder in the exercise of any power, right or privilege (including with respect to any financial covenant calculation or evaluation of the calculation or components thereof) hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein (including with respect to any future covenant calculation or evaluation of the calculation or components thereof), nor shall any single or partial exercise of any such power, right or privilege preclude further or future exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Agents and each Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right or privilege, power or remedy hereunder (including with respect to any financial covenant calculation or evaluation of the calculation or components thereof) shall not impair any such right or privilege, power or remedy or be construed to be a waiver thereof, nor shall it preclude other, further or future exercise of any such right or privilege, power or remedy.

Section 11.10. Marshalling; Payments Set Aside. Neither Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to any Agent or the Holders (or to any Agent, on behalf of the Holders), or any Agent or the Holders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11. Severability. In case any provision in or obligation hereunder or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.12. Obligations Several; Independent Nature of Holders’ Rights. The obligations of the Holders hereunder are several and no Holder shall be responsible for the obligations or Commitment of any other Holder hereunder. Nothing contained herein or in any other Note Document, and no action taken by the Holders pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 11.13. Tax Treatment. The Issuer, the Agent and each Holder intend that the Notes shall be treated as indebtedness for Tax purposes and agree to report the Notes as indebtedness on all Tax returns.

Section 11.14. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.15. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 11.16. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.01 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (D) AGREES THAT AGENTS AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 11.17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE HOLDER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER

IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.17 AND EXECUTED BY EACH OF THE PARTIES HERETO THAT IS PARTY TO SUCH JUDICIAL PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.18. Confidentiality. If the Issuer reasonably believes that any information being furnished by it or any other Note Party to Agent or a Holder (“Recipient”) relating to it or its business is confidential, the Issuer may so indicate by notice in writing to the Recipient, identifying such information with specificity (such identified information, the “Confidential Information”), in which event the Recipient will use reasonable efforts to maintain the confidentiality thereof; provided, however, that a Recipient may disclose such information (a) to its Affiliates, partners, prospective partners, members and prospective members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, auditors, consultants, agents or representatives with a need to know such Confidential Information (collectively “Permitted Recipients”); (b) to any potential assignee, participant, pledgee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale or participation of any or all of the Notes) or any of their related parties, agents and advisors (provided that such potential assignee, participant or transferee agree to be bound by provisions that are substantially similar to the restrictions set forth in this Section 11.18); (c) if such information (i) becomes publicly available other than as a result of a breach of this Section 11.18, (ii) becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Note Parties or (iii) is independently developed by the Recipient or any of its Permitted Recipients without the use of or reliance on such information; (d) to enable it to enforce or otherwise exercise any of its rights and remedies under any Note Document; or (e) as consented to in writing by the Issuer. Notwithstanding anything to the contrary set forth in this Section 11.18 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority or examiner (including the National Association of Insurance Commissioners). Each Note Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 11.18, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Note Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Holders’ or their Affiliates’ ability to make such investments or engage in such businesses. Notwithstanding any other provision of this Section 11.18, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Note Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law. Issuer understands and acknowledges that in the regular course of a Holder’s business, such Holder may invest in companies that have issued securities that are publicly traded (each, a “Public

Company”). Accordingly, Issuer covenants and agrees that before providing material non-public information about a Public Company (“Public Company Information”), Issuer will provide prior written notice to the applicable compliance personnel indicated in Schedule 11.18. Issuer shall not disclose Public Company Information to such Holder without written authorization from such compliance personnel. Any Holder and Holder-Related Party may disclose the existence of this Agreement, the Transactions and the form of the financing, and place customary advertisements in financial and other news sources or on a home page or similar place and circulate similar promotional materials, in each case, after the effectiveness of this Agreement, including in the form of a “tombstone”, which may include the size of the deal, the form of the financing, the Issuer’s name, logo and a link to the Issuer’s or an Affiliate’s website.

Section 11.19. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Holders and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Holder’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer. In determining whether the interest contracted for, charged, or received by Agent or a Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 11.21. USA PATRIOT Act. Each Holder and each Agent (for itself and not on behalf of any Holder) hereby notifies each Note Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or such Agent, as applicable, to identify such Note Party in accordance with the USA PATRIOT Act.

Section 11.22. Disclosure. Each Note Party and each Holder hereby acknowledge and agree that the Agents and/or their Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Note Parties and their respective Affiliates, including the ownership, purchase and sale of Equity Interests in any Note Party and their respective Affiliates and each Holder hereby expressly consents to such relationships.

Section 11.23. Appointment for Perfection. Each Holder hereby appoints each other Holder as its agent for the purpose of perfecting Liens, for the benefit of the Agents and the Holders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Holder obtain possession of any such Collateral, such Holder shall notify the Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or otherwise deal with such Collateral in accordance with Collateral Agent’s instructions.

Section 11.24. Advertising and Publicity. No Note Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Holders pursuant to this Agreement and the other Note Documents without the prior written consent of the Requisite Holders. Nothing in the foregoing shall be construed to prohibit any Note Party from making any submission or filing which it is required to make by applicable Governmental Requirement (including securities laws, rules and regulations), stock exchange rules or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with such applicable Governmental Requirement, rule or judicial process and (b) unless specifically prohibited by applicable law, rule or court order, the Issuer shall promptly notify Agent of the requirement to make such submission or filing and provide Agent with a copy thereof.

Section 11.25. Acknowledgments and Admissions. The Issuer hereby acknowledges and admits that:

(a) it has been advised by counsel in the negotiation, execution and delivery of the Note Documents;

(b) it has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by any Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof;

(c) there are no representations, warranties, covenants, undertakings or agreements by the Agents or any Holder as to the Note Documents except as expressly set out in this Agreement and the other Note Documents;

(d) none of the Agents or any Holder has any fiduciary obligation toward it with respect to any Note Document or the Transactions contemplated thereby;

(e) no partnership or joint venture exists with respect to the Note Documents between any Note Party, on the one hand, and the Agents or any Holder, on the other;

(f) The Agents are not any Note Party’s agent except as otherwise provided herein in Section 2.06;

(g) Neither Simpson Thacher & Bartlett LLP nor Shipman & Goodwin LLP is counsel for any Note Party;

(h) should an Event of Default or Default occur or exist, each Holder will determine in its discretion and for its own reasons what remedies and actions it will or will not direct the Agents to exercise or take at that time;

(i) without limiting any of the foregoing, no Note Party is relying upon any representation or covenant by the Agents or any Holder, or any representative thereof, and no such representation or covenant has been made, that any of the Agents or any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents;

(j) The Agents and the Holders have all relied upon the truthfulness of the acknowledgments in this Section 11.25 in deciding to execute and deliver this Agreement and to become obligated hereunder; and

(k) each Note Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.26. Third Party Beneficiaries. There are no third party beneficiaries to this Agreement other than Participants to the extent set forth in Section 11.07(g), the Secured Hedge Providers and, to the extent set forth herein, the Indemnitees.

Section 11.27. Entire Agreement. This Agreement, and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 11.28. Transferability of Securities; Restrictive Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following forms:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and upon the request of the Holder of such Notes, Issuer, without expense to such Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby. Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on assignment imposed under this Agreement or under applicable law with respect to any assignment of any interest in any Note and Agent shall have no duty or responsibility to determine whether and when the restricted legend may be removed from the Notes.

Section 11.29. Replacement of Notes. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 11.30. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.31. Hedge Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Hedge Intercreditor Agreement, as applicable. In the event of any conflict between the provisions of the Hedge Intercreditor Agreement and this Agreement, other than with respect to the Agent’s or the Collateral Agent’s own rights, privileges and immunities, the provisions of the Hedge Intercreditor Agreement shall control.

[Signature Pages Follow.]